SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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AMTRUST FINANCIAL SERVICES, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF ANNUAL MEETING

OF STOCKHOLDERS

AND

PROXY STATEMENT

MAY 19, 2016

59 Maiden Lane, 43rd Floor

New York, NY 10038

Phone: 212.220.7120

Fax: 212.220.7130

www.amtrustgroup.com

AMTRUST FINANCIAL SERVICES, INC.

59 Maiden Lane, 43rd Floor

New York, New York 10038

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 19, 2016

March 29, 2016

Dear Stockholder:

You are cordially invited to attend the 2016 Annual Meeting of Stockholders of AmTrust Financial Services, Inc. (“AmTrust,” “AmTrust Financial,” “the Company,” “our,” “us,” or “we”), which will be held on Thursday, May 19, 2016, commencing at 10:00 a.m. (Eastern time), at 59 Maiden Lane, 43rd Floor, New York, New York 10038.

At the Annual Meeting, you will be asked to consider and act upon (1) the election of the seven directors named in the attached proxy statement, (2) approval of the 2010 Omnibus Incentive Plan, as amended and restated, (3) approval of an amendment to our Amended and Restated Certificate of Incorporation and (4) such other business as may properly come before the meeting or any adjournment or postponement thereof. Each of the matters to be acted upon at the meeting is more fully described in the attached proxy statement.

Record holders of common stock at the close of business on March 23, 2016, the date fixed by our Board of Directors as the record date for the meeting, are entitled to notice of and to vote on any matters that properly come before the Annual Meeting and at any adjournment or postponement thereof.

We are mailing a copy of our Annual Report to Stockholders, which includes a copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2015, together with this Notice of Annual Meeting of Stockholders, proxy statement and proxy card to stockholders on or about April 5, 2016. Additional copies may be obtained by writing to AmTrust Financial Services, Inc., 59 Maiden Lane, 43rd Floor, New York, New York 10038, Attention: Corporate Secretary.

On behalf of the officers, directors and employees of AmTrust Financial, I would like to express our appreciation for your continued support.

Sincerely,

Stephen Ungar Senior Vice President, General Counsel and Secretary

Important Notice Regarding the Availability of Proxy Materials

for the Annual Stockholders Meeting to Be Held on May 19, 2016:

The proxy statement and annual report to security holders are available at

https://www.proxydocs.com/AFSI.

AMTRUST FINANCIAL SERVICES, INC.

i

PROXY STATEMENT

General Information

This proxy statement is furnished to you and other stockholders of AmTrust Financial Services, Inc. (“AmTrust,” “the Company,” “our,” “us,” or “we”) in connection with the solicitation of proxies by our Board of Directors to be used at our 2016 Annual Meeting of Stockholders, which will be held at 59 Maiden Lane, 43rd Floor, New York, New York 10038, on Thursday, May 19, 2016, at 10:00 a.m. (Eastern time) and any adjournment or postponement thereof. All stockholders are entitled and encouraged to attend the Annual Meeting in person. This proxy statement, together with the accompanying proxy card, is first being mailed to stockholders on or about April 5, 2016.

All shares of common stock represented by properly executed proxies received pursuant to this solicitation will be voted in accordance with the stockholder’s directions specified on the proxy. If no directions have been specified by marking the appropriate squares on the accompanying proxy card, the shares will be voted “FOR” the slate of directors described herein, “FOR” approval of the 2010 Omnibus Incentive Plan, as amended and restated, and “FOR” approval of an amendment to our Amended and Restated Certificate of Incorporation, as described in this proxy statement. In connection with any other business that may properly come before the Annual Meeting, all properly executed proxies delivered pursuant to this solicitation and not revoked will be voted in the discretion of persons appointed as proxies and named in the proxy. A stockholder signing and returning the accompanying proxy has the power to revoke it at any time prior to its exercise by giving written notice of revocation to our Corporate Secretary, by submitting a proxy bearing a later date, or by attending the Annual Meeting and voting in person. Attendance at the Annual Meeting will not constitute, in itself, revocation of a proxy.

We will pay all expenses in connection with this solicitation of proxies and such costs are those normally expended in connection with an annual proxy statement. Proxies will be solicited principally by mail, but directors, officers and certain employees authorized by us may personally solicit proxies by telephone, e-mail or facsimile or in person and will not be receiving any special compensation for taking such actions. We will reimburse custodians, nominees or other persons for their out-of-pocket expenses in sending proxy material to beneficial owners.

The Board has fixed the close of business on March 23, 2016 as the record date for determining the holders of common stock entitled to notice of and to vote at the Annual Meeting. Each such stockholder is entitled to one vote per share. As of the record date, there were 175,356,577 shares of common stock outstanding.

A majority of the outstanding common stock, represented in person or by proxy, constitutes a quorum for the transaction of business at the Annual Meeting. Stockholder abstentions and broker non-votes will be included in the number of shares of common stock present at the Annual Meeting for the purpose of determining the presence of a quorum but will be counted as unvoted for the purposes of determining the approval of any matter submitted to the stockholders for a vote. An abstention on the proposal to approve the amendment to our Amended and Restated Certificate of Incorporation will have the same effect as a vote “AGAINST” the proposal, but will have no effect on the proposal to approve the 2010 Omnibus Incentive Plan, as amended and restated.

A broker non-vote occurs when a broker cannot vote a customer’s shares registered in the broker’s name because the customer did not send the broker instructions on how to vote on the matter and the broker is barred by law or stock exchange regulations from exercising its discretionary voting authority in the particular matter. Brokers will not have discretion to vote shares registered in their own name on any of the proposals. Therefore, a broker non-vote will have no effect on the voting outcome of Proposal 1 or 2, but will count as a vote against Proposal 3.

In voting by proxy with regard to the election of directors, stockholders may vote in favor of each nominee or withhold their votes as to each nominee. The seven candidates receiving the greatest number of votes will be elected as our directors. Should any nominee become unable to accept nomination or election, the persons appointed as proxies will vote for the election of such other person as a director as the present directors may recommend in the place of such nominee. The information set forth below regarding the nominees is based on information furnished by them.

In voting by proxy with regard to the approval of the 2010 Omnibus Incentive Plan, as amended and restated, or the approval of the amendment to our Amended and Restated Certificate of Incorporation, stockholders may vote in favor of or against the proposal or may abstain from voting. The affirmative vote of the majority of shares cast at the Annual Meeting, represented in person or by proxy, is necessary to approve the 2010 Omnibus Incentive Plan, as amended and restated. The affirmative vote of a majority of outstanding shares entitled to vote is necessary to approve the amendment to our Amended and Restated Certificate of Incorporation.

PROPOSAL 1: ELECTION OF DIRECTORS

Our Board of Directors consists of seven members. All directors will be elected at the Annual Meeting, each to serve for a one-year term until the 2017 Annual Meeting of Stockholders and until the election or appointment and qualification of his or her successor, or until his or her earlier death, resignation or removal. Upon recommendation of the Nominating and Corporate Governance Committee, the Board of Directors has unanimously nominated Ms. Susan C. Fisch and Messrs. Donald T. DeCarlo, Abraham Gulkowitz, George Karfunkel, Michael Karfunkel, Jay J. Miller, and Barry D. Zyskind for re-election as directors at the Annual Meeting. Proxies cannot be voted for more than seven director nominees.

Each of the director nominees who is standing for re-election to the Board of Directors has consented to serve for a new term, if elected. The Board of Directors does not contemplate that any of the nominees will be unable to stand for election, but should any nominee become unable to serve or for good cause will not serve, all proxies (except proxies marked to the contrary) will be voted for the election of a substitute nominee as our Board of Directors may recommend.

Nominees for Election as Directors

Donald T. DeCarlo, 77, Director since 2006, is an attorney in private practice. Mr. DeCarlo served as the Chairman of the Board of Commissioners of the New York State Insurance Fund from 2011 until October 2012 and served as a Commissioner from 1997 through 2009. From 1996 to 2004, Mr. DeCarlo practiced in the New York offices of Lord, Bissell & Brook, LLP, a law firm, where he was managing partner prior to his departure. He is a director of Jackson National Life Insurance Co. of New York, Greater New York Mutual Insurance Company (an insurer that primarily underwrites large property coverages) and its subsidiaries, Greater New York Custom Insurance Company, Insurance Company of Greater New York and Strathmore Insurance Company, WRM America Indemnity Company Inc. and several of our subsidiaries. He is also a member of National General Holdings Corp.’s Board of Directors. From 1987 to 1997, Mr. DeCarlo held a number of positions with the Travelers Group’s insurance companies, including serving as Senior Vice President and General Counsel of all of the companies from 1994 to 1997. From 1973 to 1986, Mr. DeCarlo was vice president and general counsel of the National Council on Compensation Insurance, a national association that collects, tabulates and provides data used in formulating rates for workers compensation insurance. Mr. DeCarlo has written three books and numerous articles on workers’ compensation insurance.

Mr. DeCarlo has been selected to serve on the Board of Directors because he is a recognized expert in the workers’ compensation industry. He has extensive experience representing insurance industry clients in corporate, regulatory and commercial matters.

Susan C. Fisch, 71, Director since 2010, has over 30 years of experience in the insurance industry as a reinsurance broker specializing in workers’ compensation. From 2001 to 2009, Ms. Fisch was an executive at Willis Re, Inc., an insurance broker, where she created and directed the Workers’ Compensation Practice Group that was responsible for the creation of new products, placement of workers’ compensation programs, relationship coordination with reinsurers and new client prospecting. In addition, she provided guidance and strategic direction to Willis Re clients and prospects in all aspects of workers’ compensation. From 1992 through 2001, Ms. Fisch was a senior vice president and team leader specializing in workers’ compensation at Benfield Blanch. From 1987 through 1992, she was a reinsurance treaty broker focusing on workers’ compensation at Enan & Company. From 1978 through 1987, she was employed by Thomas A. Greene Company as a facultative broker and, ultimately, as head of the casualty facultative department in the company’s San Francisco office. She began her career with Towers Perrin, an actuarial company, in 1976. Ms. Fisch has been a frequent speaker at workers’ compensation seminars.

Ms. Fisch has been selected to serve on the Board of Directors because of her extensive knowledge of and contacts in the industry, with a specialization in workers’ compensation insurance.

Abraham Gulkowitz, 67, Director since 2006, is a co-founder and partner of Brookville Advisory, an investment fund specializing in credit analysis whose predecessor is Brookville Capital, which was started in 2002 and in late 2006 was sold to Morgan Stanley Alternative Assets. Mr. Gulkowitz worked for Brookville Capital from 2002 until Brookville Advisory became independent in 2011. From 1978 to 2002, Mr. Gulkowitz served in various positions, including as a Senior Managing Director and a member of the partners’ management group, at Bankers Trust/Deutsche Bank, an investment bank. His responsibilities included the analysis of economic and business issues related to leveraged financing transactions as well as mergers and acquisitions, private equity and real estate investments. Mr. Gulkowitz joined Bankers Trust in 1978 from Chase Manhattan Bank where he was a financial market analyst. Prior to that, he was an economics research assistant to Alan Greenspan. Mr. Gulkowitz is also a member of the advisory board of Gryphon Investors Group, a San Francisco-based private equity firm specializing in middle market investment opportunities.

Mr. Gulkowitz has been selected to serve on the Board of Directors because of his diverse and extensive financial and management experience and because he qualifies as our Audit Committee financial expert.

George Karfunkel, 67, Director since 1998, is currently the Chairman of Sabr Group, a consulting company based in New York City. Mr. Karfunkel was a director, the former Senior Vice President and co-owner of American Stock Transfer & Trust Company, LLC, a stock transfer company, which he founded in 1971 with his brother, Michael Karfunkel, and sold in 2008. Mr. Karfunkel’s real estate holdings include major office buildings in New York, Chicago and several other cities, which he holds through entities he controls with Michael Karfunkel. The Karfunkels also are co-owners of Worldwide TechServices, LLC, a computer maintenance and services company. Mr. Karfunkel serves as vice chairman of The Upstate Bank, a nationally-chartered community bank, co-chairman of CheckAlt Payment Solutions, a provider of automated and electronic check transaction processing, a director of The Berkshire Bank, an independent bank based in New York, and a director of Eastman Kodak Company, a technology company focused on imaging for business.

Mr. Karfunkel has been selected to serve on the Board of Directors because he is a successful businessman with 45 years of experience in the ownership and management of and investment in the financial services industry, including insurance, banking and real estate. In addition, Mr. Karfunkel, together with Michael Karfunkel and Mr. Zyskind, are our founding stockholders.

Michael Karfunkel, 73, Chairman of the Board of Directors since 1998, is a businessman with significant interests in the financial services industry, including insurance, banking and real estate. He is currently Chairman, President and Chief Executive Officer of National General Holdings Corp. (“NGHC”), an insurance holding company. He has held this position since NGHC was formed in 2009 (see “Certain Relationships and Related Transactions”). Mr. Karfunkel serves on the Board of Trustees for New York Medical College, and his real estate holdings include major office buildings in New York, Chicago and several other cities, which he holds through entities he controls with his brother, George Karfunkel. The Karfunkels also are co-owners of Worldwide TechServices, LLC, a computer maintenance and services company. Mr. Karfunkel was a director, the former President and co-owner, with George Karfunkel, of American Stock Transfer & Trust Company, LLC, a stock transfer company, which he founded in 1971 with George Karfunkel, and sold in 2008. Mr. Karfunkel is Mr. Zyskind’s father-in-law.

Mr. Karfunkel has been selected to serve on the Board of Directors because he has a 45 year record of developing and managing successful businesses, including the Company, Maiden Holdings, Ltd. and NGHC. His experience includes the management of large investment portfolios, mergers and acquisitions, and corporate finance, all of which are integral to our success. In addition, Mr. Karfunkel, together with George Karfunkel and Mr. Zyskind, are our founding stockholders.

Jay J. Miller, 83, Director since 1998, has practiced law specializing in securities matters and corporate transactions for more than 50 years. Mr. Miller served as our Secretary (without compensation) from 1998 to 2005. Mr. Miller also serves as a director of a number of our wholly-owned subsidiaries, and is Chairman of the

Board of Gulf USA Corporation, a property and natural resource company. He is also a director of Newport Group Holdings, Inc., a privately-held provider of 401(k) and other retirement plan services, and its affiliated non-depository trust company, Verisight Trust Company. From March 2009 until February 2014, Mr. Miller was a director and member of the Audit Committee of One West Bank, a federally-chartered bank.

Mr. Miller has been selected to serve on the Board of Directors because he is a corporate and securities lawyer with extensive experience representing clients in many industries, including financial services, and has been involved in transactions nationally and internationally. He has served on our Board of Directors, as well as the boards of directors of our significant subsidiaries, since Michael Karfunkel and George Karfunkel acquired the Company in 1998, has valuable historical knowledge of our development, and is a respected advisor to management and the other members of the Board.

Barry D. Zyskind, 44, Director since 1998, has held senior management positions with the Company since 1998 and currently serves as our Chief Executive Officer and President. Mr. Zyskind also serves as an officer and director of many of our wholly-owned subsidiaries. Mr. Zyskind serves as non-executive chairman of the board of Maiden Holdings, Ltd., an insurance holding company (see “Certain Relationships and Related Transactions”) and is a member of NGHC’s board of directors. Prior to joining us, Mr. Zyskind was an investment banker at Janney Montgomery Scott, LLC in New York. Mr. Zyskind is Michael Karfunkel’s son-in-law.

Mr. Zyskind has been selected to serve on the Board of Directors because of his position as our Chief Executive Officer, his role in our profitable growth both before and after we became a public company, his knowledge of the industry and his experience in corporate finance. In addition, Mr. Zyskind, together with Michael Karfunkel and George Karfunkel, are our founding stockholders.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE ELECTION OF ALL THE NOMINEES NAMED ABOVE.

CORPORATE GOVERNANCE

Board of Directors

Our Certificate of Incorporation provides that our Board shall consist of not less than five directors and not more than thirteen directors, with the exact number to be set by the Board from time to time. Currently, our Board of Directors consists of seven members. Directors elected at the Annual Meeting will each serve for a one-year term until the 2017 Annual Meeting of Stockholders and until the election or appointment and qualification of his or her successor, or until his or her earlier death, resignation or removal.

Our Board of Directors met on 15 occasions during 2015. Each of our directors attended 75% or more of the aggregate total of the Board meetings and Board committee meetings on which such director served. We encourage and expect all of the directors to attend each annual meeting of stockholders. To that end, and to the extent reasonably practicable, we regularly schedule a meeting of the Board on the day of the annual meeting of stockholders. All of our directors were present at the 2015 annual meeting of our stockholders.

Independence of Directors

Our Board of Directors has determined that four of our seven directors, Donald DeCarlo, Susan Fisch, Abraham Gulkowitz and Jay Miller, are independent directors under the NASDAQ Marketplace Rules. The remaining three directors, Barry Zyskind, George Karfunkel and Michael Karfunkel, do not qualify as independent directors.

Until November 10, 2015, we were a “controlled company” as defined in Rule 5615(c)(1) of NASDAQ’s Marketplace Rules because George Karfunkel, Michael Karfunkel, Leah Karfunkel (Michael Karfunkel’s spouse) and Barry Zyskind, directly or indirectly, collectively beneficially owned or controlled over 50% of our voting power. Therefore, we were previously exempt from the requirements of NASDAQ Marketplace Rule 5605 with respect to having:

•	a majority of the members of our Board of Directors be independent;
•	our Compensation and Nominating and Corporate Governance Committees comprised solely of independent directors;
•	the compensation of our executive officers determined by a majority of our independent directors or a Compensation Committee comprised solely of independent directors; and
•

director nominees being selected or recommended for selection by our Board of Directors, either by a majority of our independent directors or by a nominating committee comprised solely of independent directors.

On November 10, 2015, the percentage of voting power held by George Karfunkel, Michael Karfunkel, Leah Karfunkel and Barry Zyskind decreased to 48%. As discussed above, a majority of the members of our Board of Directors is independent. We have elected to phase in the remaining independence requirements as authorized under NASDAQ Marketplace Rules.

Michael Karfunkel, who is not an independent director, is currently a member of our Compensation and Nominating and Corporate Governance Committees.

Executive Sessions

As required under NASDAQ’s Marketplace Rule 5605(b)(2), our independent directors have meetings throughout the year at which only they are present.

Board Committees

Our Board has established the following committees: Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee. Our Board may, from time to time, establish or maintain additional committees as it deems necessary or appropriate.

The membership of the existing committees as of March 23, 2016 is provided in the following table.

Director	Audit Committee		Compensation Committee		Nominating and Corporate Governance Committee

Donald DeCarlo	X		X	*	X	*
Susan Fisch	X		X
Abraham Gulkowitz	X	*
George Karfunkel
Michael Karfunkel			X		X
Jay Miller					X
Barry Zyskind

*	Chair

Audit Committee

The Audit Committee oversees our auditing, accounting, financial reporting, internal audit and internal control functions, appoints our independent public accounting firm and approves its services and fees. One of its functions is to assure that the independent public accountants have the freedom, cooperation and opportunity necessary to accomplish their functions. The Audit Committee also assures that appropriate action is taken on the recommendations of the independent public accountants. Our Audit Committee Charter, which describes all of the Audit Committee’s responsibilities, is posted on the Investor Relations section of our website (http://ir.amtrustgroup.com) and is available in print to any stockholder who requests a copy.

The Audit Committee was established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Board has determined that each member of the Audit Committee meets the independence standards contained in NASDAQ’s Marketplace Rules and that Mr. Gulkowitz and Ms. Fisch meet the independence requirements contained in Rule 10A-3(b)(1) of the Exchange Act. As permitted by Exchange Act Rule 10A-3(b)(1), we rely upon an exemption with respect to Mr. DeCarlo’s independence given his membership on the board of directors of NGHC, one of our affiliates. Mr. DeCarlo otherwise meets the independence requirements of Exchange Act Rule 10A-3(b)(1) for both entities and the Board determined that Mr. DeCarlo’s service on NGHC’s board of directors did not, and would not, materially adversely affect the ability of the Audit Committee to act independently and to satisfy the other requirements of Exchange Act Rule 10A-3. In addition, the Board has determined that Mr. Gulkowitz qualifies as an “audit committee financial expert” within the meaning of Securities and Exchange Commission (“SEC”) regulations and applicable NASDAQ Marketplace Rules.

The Audit Committee met 17 times in 2015.

Compensation Committee

The Compensation Committee reviews and determines, together with the other directors if directed by the Board of Directors, the compensation of our named executive officers and reviews and approves employment and severance agreements with our named executive officers. The Compensation Committee also administers the grant of equity awards under our 2010 Omnibus Incentive Plan, administers the grant of performance-based compensation pursuant to the Amended and Restated 2007 Executive Performance Plan and establishes and reviews policies relating to the compensation and benefits of our employees and consultants. As permitted by the terms of our 2010 Omnibus Incentive Plan, the Compensation Committee has delegated authority to our Chief Executive Officer to designate individuals (employees who are not officers) who will receive equity awards upon initial hire and the size of such awards, up to a limited number of shares.

Final compensation decisions are made by our Chief Executive Officer in consultation with the Compensation Committee and the Board of Directors, other than with respect to the Chief Executive Officer’s compensation, which is determined solely by the Compensation Committee (with Michael Karfunkel abstaining from any vote related to our Chief Executive Officer’s compensation).

In 2015, the Compensation Committee hired Meridian Compensation Partners, LLC as its independent compensation consultant to assist with the formulation of the annual incentive compensation program for our named executive officers and also to consult on award architecture, structuring alternatives, performance criteria, tax consequences and other disclosure items. Meridian Compensation Partners, LLC provided no additional services to us in 2015. The Compensation Committee reviewed the independence of Meridian Compensation Partners, LLC and found no conflict of interest existed.

Our Compensation Committee Charter, which describes all of the Compensation Committee’s responsibilities, is posted on the Investor Relations section of our website (http://ir.amtrustgroup.com) and is available in print to any stockholder who requests a copy.

The Compensation Committee met one time in 2015.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee identifies and nominates members of the Board of Directors, develops and recommends to the Board of Directors a set of corporate governance principles applicable to it, and oversees the evaluation of the Board of Directors and management.

Our Nominating and Corporate Governance Committee Charter, which describes all of the Nominating and Corporate Governance Committee’s responsibilities, is posted on the Investor Relations section of our website (http://ir.amtrustgroup.com) and is available in print to any stockholder who requests a copy.

The Nominating and Corporate Governance Committee met one time in 2015.

Compensation Committee Interlocks and Insider Participation

Mr. Zyskind, our President, Chief Executive Officer and a director, serves on NGHC’s board of directors. He is not a member of NGHC’s compensation committee. Mr. Michael Karfunkel, who is a member of our Compensation Committee, is the chairman, president and chief executive officer of NGHC. As discussed above under “– Board Committees – Compensation Committee,” the other members of our Compensation Committee are Mr. DeCarlo, who is the chairman of the committee, and Ms. Fisch.

Director Nomination Process

The Nominating and Corporate Governance Committee weighs the independence, skills, characteristics and experience of potential candidates for election to the Board and recommends nominees for director to the full Board for election. In considering candidates for the Board, the Committee assesses the overall composition of the Board taking into account its representation of skills, backgrounds, diversity and contacts in the insurance industry or other industries relevant to our business. As the application of these factors involves the exercise of judgment, the Nominating and Corporate Governance Committee does not have a standard set of fixed qualifications that is applicable to all director candidates, although the Committee does, at a minimum, assess each candidate’s ability to satisfy any applicable legal requirements or listing standards, his or her strength of character, judgment, specific areas of expertise and his or her ability and willingness to commit adequate time to Board and Committee matters. While neither the Committee nor the Board has a formal policy with respect to the consideration of diversity in identifying director nominees, they do consider diversity when evaluating potential Board nominees. They consider diversity to include race, gender and national origin, as well as differences in viewpoint, background, experience and skills.

In identifying prospective director candidates, the Nominating and Corporate Governance Committee may seek referrals from other members of the Board, management, stockholders and other sources. The Committee also may, but need not, retain a professional search firm in order to assist it in these efforts. The Nominating and Corporate Governance Committee utilizes the same criteria for evaluating candidates regardless of the source of the referral. When considering director candidates, the Committee seeks individuals with backgrounds and qualities that, when combined with those of our incumbent directors, provide a blend of skills and experience to further enhance the Board’s effectiveness.

In connection with its annual recommendation of a slate of nominees, the Committee also assesses the contributions of those directors recommended for re-election and other perceived needs of the Board. In 2016, this process resulted in the Committee’s recommendation to the Board, and the Board’s nomination, of the seven incumbent directors named in this proxy statement and proposed for election by you at the Annual Meeting.

The Nominating and Corporate Governance Committee will consider director candidates recommended by stockholders. Stockholders wishing to propose a candidate for consideration may do so by submitting the proposed candidate’s full name and address, résumé and biographical information to the attention of the Corporate Secretary, AmTrust Financial Services, Inc., 59 Maiden Lane, 43rd Floor, New York, New York 10038. All recommendations for nomination received by the Corporate Secretary that satisfy our bylaw requirements relating to such director nominations will be presented to the Nominating and Corporate Governance Committee for its consideration.

Oversight of Risk Management

We are exposed to a number of risks and undertake an enterprise risk management review to identify and evaluate these risks and to develop plans to manage them effectively. Our Global Chief Risk Officer is directly responsible for our enterprise risk management function and reports to our Chief Actuary, and for this purpose, directly to the Audit Committee. The Global Chief Risk Officer identifies, measures and aggregates key risk exposures within predetermined tolerance levels across the entire organization. Additionally, the Global Chief Risk Officer develops a process for management to utilize to ensure we optimize capital allocation and have sufficient capital to withstand stressed economic conditions. The Global Head of Internal Audit provides advice, consulting services on risk and control and promotes the development of a common language, framework and understanding of risk. In fulfilling their risk management responsibilities, the Global Chief Risk Officer and Global Head of Internal Audit work closely with members of senior management, including the Chief Operating Officer, Chief Financial Officer, Head of Information Risk Management, Chief Actuary, Chief Legal Officer, General Counsel, Treasurer, Chief Compliance Officer and our Internal Audit department.

On behalf of the Board of Directors, the Audit Committee plays a key role in the oversight of our enterprise risk management function. In that regard, the Global Chief Risk Officer, Global Head of Internal Audit, Chief Actuary, Chief Compliance Officer and Head of Information Risk Management meet with the Audit Committee several times a year to discuss the risks facing us, highlighting any new risks that may have arisen since they last met. The Audit Committee challenges methods and assumptions and reviews key reporting metrics.

Leadership Structure

We have separate individuals serving in the roles of Chairman of the Board and Chief Executive Officer in recognition of the differences between the two roles. The Chief Executive Officer is responsible for setting our strategic direction and day-to-day leadership, while the Chairman of the Board provides guidance to the Chief Executive Officer and presides over meetings of the full board. This structure is appropriate to our business because it reflects the industry experience, vision and energy brought to the Board of Directors by our founder, Mr. Michael Karfunkel, and the day-to-day management direction under Mr.  Zyskind. The Board’s role in risk oversight does not have any effect on the Board’s leadership structure.

Code of Business Conduct and Ethics

All directors, officers, and employees must act ethically at all times and in accordance with our Code of Business Conduct and Ethics. This Code satisfies the definition of “code of ethics” pursuant to the rules and regulations of the SEC and complies with the requirements of NASDAQ. Our Code of Business Conduct and Ethics is posted on the Investor Relations section of our website (http://ir.amtrustgroup.com) and is available in print to any stockholder who requests a copy. We will disclose any amendments or waivers to the Code of Business Conduct and Ethics on our website.

Stockholder Communications

Stockholders and other interested persons may contact the non-management directors individually or as a group by writing to such director(s) at AmTrust Financial Services, Inc., c/o Corporate Secretary, 59 Maiden Lane, 43rd Floor, New York, New York 10038. Stockholders may also send communications to one or more members of the Board by writing to such director(s) or to the whole Board at the same address. The Corporate Secretary delivers all such communications to the addressee(s) set forth in the communication.

COMPENSATION OF DIRECTORS

In 2015, we paid an annual retainer of $100,000 to each of our non-employee directors other than George Karfunkel and Michael Karfunkel. In addition to the annual retainer, we paid a per committee retainer of $10,000 to chairpersons of committees, and reimbursed our directors for reasonable expenses incurred in attending Board of Directors and Committee meetings. In 2015, Mr. Miller and Mr. DeCarlo earned an additional $72,500 and $128,333, respectively, for serving as directors on the boards of our subsidiaries.

In addition to the cash compensation described above, in 2015, the Board of Directors, upon recommendation by the Nominating and Corporate Governance Committee, determined that each of the non-employee directors other than George Karfunkel and Michael Karfunkel would receive a grant of restricted stock units valued at $30,000 (1,114 post-stock split restricted stock units) that vest on the first anniversary of the grant date.

Effective January 1, 2016, we will continue to pay an annual retainer of $100,000 to each of our non-employee directors other than George Karfunkel and Michael Karfunkel. In addition to the annual retainer, we will pay a retainer of $25,000 to the chairperson of the Audit Committee and $10,000 to chairpersons of the Compensation Committee and Nominating and Corporate Governance Committee. Non-chairperson Audit Committee members will receive a retainer of $15,000. We will make a grant of restricted stock units valued at $50,000, with a one-year vesting period, to each non-employee director other than George Karfunkel and Michael Karfunkel. For service on subsidiary boards, our non-employee directors are eligible to receive an annual retainer of $5,000 for each domestic board, and $20,000 for each international subsidiary board, with a $100,000 annual cap on subsidiary board retainers. Should any non-employee director serve as chairperson of a subsidiary board, such director will receive an additional $15,000 annual retainer for such service, regardless of the annual cap. George Karfunkel, Michael Karfunkel and Barry Zyskind do not receive any compensation for serving on our Board of Directors.

The following table sets forth compensation earned by the non-employee members of our Board of Directors during the fiscal year ended December 31, 2015:

Name	Fees Earned or Paid in Cash(1)	Stock Awards(2)(3)	Total
Donald DeCarlo	$228,333	$30,006	$258,339
Susan Fisch	100,000	30,006	130,006
Abraham Gulkowitz	110,000	30,006	140,006
George Karfunkel	—	—	—
Michael Karfunkel	—	—	—
Jay Miller	172,500	30,006	202,506

(1)	The amounts in this column reflect Board and chairperson retainer fees earned in 2015 for service on our Board of Directors and its committees and, with respect to Mr. DeCarlo and Mr. Miller, for service on the boards of directors of several of our subsidiaries.

(2)	The dollar amounts represent the aggregate grant date fair value of awards of restricted stock units computed in accordance with FASB ASC Topic 718 as discussed in Note 16 to our consolidated financial statements for the year ended December 31, 2015. The grant date fair value of these awards is equal to the closing price of our common stock on the date of grant ($26.935) multiplied by the number of restricted stock units awarded to each director. At December 31, 2015, each of Messrs. DeCarlo, Gulkowitz and Miller and Ms. Fisch had 7,314 outstanding restricted stock units. Unvested restricted stock units are forfeited upon termination of the director’s service; however, if the director’s termination of service is due to (i) retirement on or after his or her sixty-fifth birthday or, with our consent, on or after his or her fifty-fifth birthday; (ii) disability; or (iii) death, the restricted stock units become fully vested upon such termination of service. Each of Messers. DeCarlo, Gulkowitz and Miller and Ms. Fisch were eligible to retire as of December 31, 2015. In addition, at December 31, 2015, the aggregate number of fully vested and exercisable option awards outstanding for each director was: Ms. Fisch – 45,376 shares; Mr. Gulkowitz —75,630 shares; and Mr. Miller—317,630 shares.

(3)	On February 2, 2016, our stock split on a 2:1 basis. As a result, we retrospectively adjusted all share and per share amounts and stock prices to reflect the stock split.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table sets forth certain information with respect to the beneficial ownership of our common stock by each person or group known by us to own more than 5% of our common stock. Ownership percentages in this table and the following table are based on 175,356,577 shares of common stock outstanding as of March 23, 2016. All of the greater than 5% owners or members of the group owning greater than 5% of our common stock have sole voting and investment power over the shares of common stock listed, except as otherwise provided below.

Name and Address	Amount and Nature of Beneficial Ownership	Percent of Class
Barry D. Zyskind(1) 59 Maiden Lane, 43rd Floor New York, New York 10038	37,282,709(2)	21.3%
George Karfunkel(1) 59 Maiden Lane, 43rd Floor New York, New York 10038	32,438,408(3)	18.5%
Michael Karfunkel(1) 59 Maiden Lane, 43rd Floor New York, New York 10038	2,192,824	1.3%
Leah Karfunkel(1) 59 Maiden Lane, 43rd Floor New York, New York 10038	20,059,274(4)	11.4%

(1)	The stockholders listed in the table above filed a Schedule 13D/A on November 18, 2015 indicating they are each a member of a “group” for purposes of beneficial ownership filings under Section 13 of the Exchange Act.
(2)	Mr. Zyskind holds 259,276 of these shares of common stock as a custodian for his children under the Uniform Transfers to Minors Act and 783,234 of these shares of common stock in a family trust for which he has sole investment control. The Teferes Foundation, a charitable foundation controlled by Mr. Zyskind, owns 2,413,546 of these shares of common stock. Gevurah, a charitable organization for which Mr. Zyskind is a trustee and officer and over which he has voting power and investment authority, holds 12,020,000 of these shares. Mr. Zyskind is a co-trustee with shared voting and dispositive power of 7,959,274 shares of common stock held by the Michael Karfunkel Family 2005 Trust.
(3)	Mr. George Karfunkel holds 880,000 of these shares of common stock in a family trust for which he has sole voting and investment control. The Chesed Foundation of America, a charitable foundation controlled by Mr. George Karfunkel, owns 12,215,836 of these shares of common stock.
(4)	These shares of common stock are held by The Michael Karfunkel Family 2005 Trust (the “Trust”), for which Mr. Zyskind and Leah Karfunkel are co-trustees. ACP Re, Ltd., an asset of the Trust that is 100% owned by ACP Re Holdings, LLC, holds 12,100,000 of these shares. ACP Re Holdings, LLC is owned 99.9% by the Trust.

SECURITY OWNERSHIP OF MANAGEMENT

The following table sets forth information with respect to the beneficial ownership of our common stock by each director, each person named in the Summary Compensation Table under “Executive Compensation,” and of all our directors and executive officers as a group as of March 23, 2016. For purposes of the table below, derivative securities that are currently exercisable or exercisable within 60 days of March 23, 2016 into common stock are considered outstanding and beneficially owned by the person holding the derivative securities for the purposes of computing beneficial ownership of that person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. All of the directors and executive officers have sole voting and investment power over the shares of common stock listed or share voting and investment power with his or her spouse, except as otherwise provided below.

Name of Beneficial Owner	Amount & Nature of Beneficial Ownership		Percent of Class
Donald T. DeCarlo	132,878	(1)	*
Susan C. Fisch	70,400	(1)	*
Abraham Gulkowitz	110,604	(1)	*
George Karfunkel	32,438,408	(2)	18.5%
Michael Karfunkel	2,192,824		1.3%
Jay J. Miller	366,854	(1)	*
Barry Zyskind	37,282,709	(3)	21.3%
Ronald E. Pipoly, Jr.	591,313	(1)	*
Max G. Caviet	379,829	(1)	*
Michael J. Saxon	605,434	(1)	*
Christopher M. Longo	629,116	(1)	*
All executive officers and directors as a group (15 persons)	75,335,723	(1)	42.8%

*	Less than one percent.
(1)	Includes shares the individuals have the right to acquire upon the exercise of options or the vesting of restricted stock units within 60 days of March 23, 2016: Ms. Fisch – 45,376 shares; Mr. Gulkowitz – 75,630 shares; Mr. Miller – 317,630 shares; all executive officers and directors as a group – 679,132 shares.
(2)	The Chesed Foundation of America, a charitable foundation controlled by Mr. George Karfunkel, owns 12,215,836 of these shares of common stock.
(3)	Mr. Zyskind holds 259,276 of these shares of common stock as a custodian for his children under the Uniform Transfers to Minors Act and 783,234 of these shares of common stock in a family trust for which he has sole investment control. The Teferes Foundation, a charitable foundation controlled by Mr. Zyskind, owns 2,413,546 of these shares of common stock. Gevurah, a charitable organization for which Mr. Zyskind is a trustee and officer and over which he has voting power and investment authority, holds 12,020,000 of these shares. Mr. Zyskind is a co-trustee with shared voting and dispositive power of 7,959,274 shares of Common Stock held by the Michael Karfunkel Family 2005 Trust. 1,400,000 of the shares of common stock owned by Mr. Zyskind directly are pledged as collateral for a line of credit.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors and executive officers to file reports of ownership and changes of ownership of our common stock and derivative securities with the SEC. To our knowledge, based solely on our review of copies of reports furnished to us and written representations that no other reports were required, during fiscal year 2015, all Section 16(a) filing requirements applicable to our directors and executive officers and greater than 10% stockholders were timely met.

INFORMATION REGARDING INDEPENDENT PUBLIC ACCOUNTANTS

Audit and Non-Audit Fees

Our Audit Committee approves the fees and other significant compensation to be paid to our independent auditors for the purpose of preparing or issuing an audit report or related work. Our Audit Committee also preapproves all auditing services and permitted non-audit services, including the fees and terms thereof, to be performed for us by our independent auditors, subject to the de minimis exceptions for non-audit services described in the Exchange Act. Our Audit Committee reviewed and discussed with BDO USA, LLP, our independent public accounting firm for the fiscal year ended December 31, 2015, the following fees for services rendered for the 2015 and 2014 fiscal years and considered the compatibility of non-audit services with BDO USA, LLP’s independence. A representative of BDO USA, LLP will be present at the Annual Meeting and will have the opportunity to make a statement if he or she desires to do so and to respond to appropriate questions from stockholders.

The following table presents the aggregate fees billed or expected to be billed for professional services rendered to us by BDO USA, LLP and BDO International affiliate firms for 2015 and 2014. Other than as set forth below, no professional services were rendered or fees billed by BDO USA, LLP or its international affiliates during 2015 and 2014.

BDO USA, LLP	2015	2014
Audit Fees (1)	$5,912,017	$4,968,626
Audit-Related Fees (2)	779,204	715,497
Tax Fees (3)	77,655	69,072
All Other Fees	—	—

Total	$6,768,876	$5,753,195

(1)	Audit fees relate to professional services rendered for: (i) the integrated audit of our annual financial statements and internal controls over financial reporting and (ii) the reviews of our consolidated financial statements included in our quarterly reports on Form 10-Q.
(2)	Audit-related fees relate to: (i) the audits of service organization internal controls, (ii) services performed in connection with filings of registration statements and comfort letters, (iii) agreed-upon-procedures reports, and (iv) SEC related correspondence.
(3)	Tax fees relate to professional services rendered for: (i) tax compliance services, (ii) corporate due diligence and (iii) tax advice.

Pre-Approval Policies and Procedures of the Audit Committee

Pursuant to its charter, the Audit Committee pre-approves all audit and permitted non-audit services, including engagement fees and terms thereof, to be performed for us by the independent auditors, subject to the exceptions for certain non-audit services approved by the Audit Committee prior to the completion of the audit in accordance with Section 10A of the Exchange Act. The Audit Committee must also pre-approve all internal control-related services to be provided by the independent auditors. The Audit Committee will generally pre-approve a list of specific services and categories of services, including audit, audit-related and other services, for the upcoming or current fiscal year, subject to a specified cost level. In addition, from time to time, we may want the independent auditors to perform additional permitted services that the Audit Committee must pre-approve before the independent auditors can proceed with providing such services. In doing this, the Audit Committee has established a procedure whereby a BDO partner, in conjunction with our Treasurer/Senior Vice President of Finance, will contact the Audit Committee Chairperson and obtain pre-approval (verbally and via email) for such services, to be followed (where appropriate) by a written engagement letter confirming such arrangements, signed by both our Chief Executive Officer and Audit Committee Chairperson. In addition, all audit and permissible non-audit services in excess of 5% over the pre-approved cost level must be separately pre-approved by the Audit Committee.

The Audit Committee may form and delegate to a subcommittee consisting of one or more members (provided that such person(s) are independent directors) its authority to grant pre-approvals of audit, permitted non-audit services and internal control-related services, provided that decisions of such subcommittee to grant pre-approvals shall be presented to the full Audit Committee at its next scheduled meeting.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee’s role includes the oversight of our financial, accounting and reporting processes; our system of internal accounting and financial controls; and our compliance with related legal and regulatory requirements. The Audit Committee oversees the appointment, engagement, compensation, termination and oversight of our independent auditors, including conducting a review of their independence, reviewing and approving the planned scope of our annual audit, overseeing our independent auditors’ audit work, reviewing and pre-approving any audit and non-audit services (including the fees and terms thereof) that may be performed by our independent auditors, reviewing with management and our independent auditors the adequacy of our internal financial and disclosure controls, reviewing our critical accounting policies and the application of accounting principles, and ensuring the rotation of partners of our independent auditors on our audit engagement team as required by law. The Audit Committee establishes procedures, as required under applicable law, for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or auditing matters and the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters. The Audit Committee’s role also includes meeting to review our annual audited financial statements and quarterly financial statements with management and our independent auditors.

Each member of the Audit Committee meets the independence criteria prescribed by applicable law and the rules of the SEC and NASDAQ for audit committee membership and is an “independent director” within the meaning of applicable NASDAQ listing standards. Each Audit Committee member meets NASDAQ’s financial literacy requirements, and the Board has further determined that Mr. Gulkowitz is an “Audit Committee financial expert,” as defined in Item 407(d)(5) of Regulation S-K promulgated by the SEC and also meets NASDAQ’s professional experience requirements. The Audit Committee acts pursuant to a written charter, which complies with the applicable provisions of the Sarbanes-Oxley Act of 2002 and related rules of the SEC and NASDAQ, which can be found on the Investor Relations section of our website (http://ir.amtrustgroup.com).

We have reviewed and discussed the audited financial statements with management and with our independent auditors. We met with our independent auditors to discuss results of their examinations, their evaluation of our internal controls, and the overall quality of our financial reporting.

We have discussed with the independent auditors the matters required to be discussed by Auditing Standard No. 1301, Communications with Audit Committees, as adopted by the Public Accounting Oversight Board (the “PCAOB”). In addition, we received the written disclosures and the letter from the independent auditors pursuant to applicable requirements of the PCAOB regarding the independent auditors’ communications with the Audit Committee concerning independence and have discussed with the independent auditors their independence, including a review of both audit and non-audit fees.

Based upon the review and discussions described in the preceding paragraph, we recommended to our Board that the audited financial statements of the Company be included in the Annual Report on Form 10-K for the year ended December 31, 2015 for filing with the SEC.

February 22, 2016	Abraham Gulkowitz (Chairman) Donald T. DeCarlo Susan C. Fisch

PROPOSAL 2: APPROVAL OF THE 2010 OMNIBUS INCENTIVE PLAN,

AS AMENDED AND RESTATED

The Board of Directors is requesting that our stockholders approve our 2010 Omnibus Incentive Plan (the “Plan”), as amended and restated by the Board of Directors on March 11, 2016. The Plan was originally approved by our stockholders at our 2010 Annual Meeting, and amendments to the Plan were most recently approved at our 2012 Annual Meeting.

The number of shares reserved for issuance under the Plan has been restated to reflect our 2-for-1 stock split on February 2, 2016 and the ten percent stock dividends that were paid in September 2013 and September 2012. We are not asking stockholders to increase the maximum number of shares that may be issued pursuant to awards under the Plan.

We are seeking stockholder approval of the Plan in order to:

•

Allow us to continue to grant awards under the Plan that are intended to be exempt from Section 162(m). Section 162(m) of the Internal Revenue Code (“Section 162(m)”) prohibits a publicly held corporation from claiming federal income tax deductions for compensation in excess of $1 million per year paid to its chief executive officer or any of the three other most highly compensated executive officers (other than the chief financial officer). However, if certain conditions are met, compensation that qualifies as performance-based is excluded for purposes of calculating the $1 million limit. Among other requirements, to qualify for the performance-based compensation exception, the material terms of the performance goals must be disclosed to and approved by stockholders every 5 years, or earlier if those terms have been materially modified. The material terms include the employees eligible to receive compensation under the Plan; a description of the business criteria on which performance goals may be based; and the maximum amount of compensation that could be paid to any employee under the Plan. Because the amended and restated Plan includes additional business criteria on which performance goals may be based, we are asking that our stockholders re-approve the Plan.

•

Impose limitations on awards granted to non-employee directors. As amended and restated, the Plan will impose limits on the number of shares that may be subject to awards granted in any one calendar year to any of our non-employee directors. These limits will be separate from, and in addition to, the limits that already apply to awards to other participants.

The Board of Directors believes it is very important that our eligible directors, employees and consultants receive part of their compensation in the form of equity awards as a way to foster their investment in the Company and reinforce the link between their financial interests and those of our other stockholders. The Plan provides us with flexibility in the types of awards we can grant by authorizing award types including restricted stock units, restricted stock, performance shares, performance units, stock options, stock appreciation rights, dividend equivalents, other stock-based awards, and cash awards. This provides us with the ability to structure our compensation programs to be economically attractive to participants, while maximizing our tax efficiency.

Summary of Material Changes

As amended and restated by the Board of Directors, the Plan:

•

Expands the list of performance criteria upon which performance goals may be based for awards that are intended to qualify as performance-based compensation for purposes of Section 162(m) to include: gross income, premium growth, earnings per share, expenses, operations and maintenance expenses, capital expenditures, and cash flow.

•	Limits the number of shares that may be subject to awards granted in any one calendar year to any of our non-employee directors, as follows:

¡	The maximum aggregate number of shares subject to stock options and stock appreciation rights (or “SARs”) granted to any non-employee director in any calendar year may not exceed the greater of (a) 40,000 shares or (b) the number of shares subject to awards with an aggregate grant date fair value (for financial reporting purposes) of $200,000.

¡

For awards other than options and SARs, the maximum aggregate number of shares subject to awards granted to any non-employee director in any calendar year may not exceed the greater of (x) 10,000 shares or (y) the number of shares subject to awards with an aggregate grant date fair value (for financial reporting purposes) of $350,000.

However, these limitations will not apply to cash-based fees that a non-employee director elects to receive in the form of shares or share equivalents of equal value.

•	Prohibits the granting of dividend equivalents with respect to stock options and SARs stock appreciation rights (or “SARs”) awarded under the Plan.

•

Provides that the minimum vesting provisions of the Plan, which previously applied only to awards of restricted stock and restricted stock units, will apply to stock options and SARs that may be granted under the Plan.

•	Provides that the Board of Directors may reserve to itself any or all of the authority of the Compensation Committee under the Plan or may act as the administrator of the Plan.

•	Provides that awards granted under the Plan will be subject to forfeiture or recoupment pursuant to any clawback policy that we may adopt.

The amended and restated Plan also includes other minor clarifying, administrative and technical changes.

Summary of the 2010 Omnibus Incentive Plan, as amended and restated

A description of the Plan’s provisions, as amended and restated, follows below. This summary is qualified in its entirety by the detailed provisions of the Plan, as amended and restated, a copy of which is attached as Appendix A to this proxy statement.

Description of the Plan

Administration. The Plan is administered by the Compensation Committee. A majority of the members of the Compensation Committee qualify as “outside directors” within the meaning of Section 162(m) of the Internal Revenue Code, meet the requirements of Rule 16b-3 of the Securities Exchange Act of 1934 and comply with the independence requirements of The NASDAQ Stock Market. The Compensation Committee may select eligible individuals to receive awards, determine award types and terms and conditions of awards, and interpret the Plan’s provisions. The Compensation Committee may appoint one or more separate committees, composed of one or more directors who need not satisfy the independence requirements described above, that may administer the Plan with respect to participants, provided such grantees are not AmTrust executive officers or directors. The Compensation Committee also may delegate its authority under the Plan to one or more AmTrust officers, to the extent permitted by applicable law. The Board of Directors may reserve to itself any or all of the authority of the Compensation Committee under the Plan or may act as the administrator of the Plan.

Common Stock Reserved for Issuance Under the Plan. The total number of shares of AmTrust common stock reserved for issuance under the Plan (as adjusted for our recent two-for-one stock split and for prior stock dividends) is limited to 10,890,000 shares (no more than 8,470,000 of which may be granted for awards other than stock options or SARs), plus shares rolled over into the Plan from AmTrust’s 2005 Equity Incentive Plan. All of the shares authorized for issuance under the Plan may be granted with respect to incentive stock options.

The common stock reserved for issuance under the Plan consists of authorized but unissued shares or, to the extent permitted by law, issued shares that we have reacquired. If any shares covered by an award under the Plan are not purchased or are forfeited by participants, or if an award terminates without stock settlement, then such shares of common stock will not count against the aggregate number of shares available under the Plan and will be available for additional awards under the Plan. Shares withheld to pay the exercise price of an option or to satisfy tax withholding obligations are also treated as available for issuance under the Plan. The number of shares of common stock available for issuance under the Plan may also be increased by the number of shares subject to awards that are assumed or substituted in connection with the acquisition of another company.

Eligibility. Awards may be made under the Plan to non-employee directors of AmTrust and to employees (including potential employees) and consultants of AmTrust, its subsidiaries or affiliates. It is currently anticipated that approximately 6,200 employees and consultants and four non-employee directors will be eligible for awards under the Plan.

Amendment or Termination of the Plan. The Board of Directors may terminate the Plan at any time for any reason. The Plan is scheduled to terminate ten years after its original effective date (on May 14, 2020). The Board of Directors may also amend the Plan. Amendments are to be submitted to stockholders for approval to the extent required by the Internal Revenue Code or other applicable laws, rules or regulations. Amendments that would increase the benefits under the Plan or that would increase the aggregate number of shares that may be issued under the Plan must also be approved by our stockholders.

Options. The Plan permits the granting of stock options. Each stock option provides the option holder with the right to purchase one share of common stock at a fixed exercise price. These stock options may be intended to qualify as incentive stock options under the Internal Revenue Code, or may be issued as non-qualifying stock options.

The exercise price of a stock option must equal or exceed 100% of the fair market value of our common stock on the grant date. The fair market value is generally determined as the closing price of the common stock on the date of grant. As of March 11, 2016, the closing price per share of AmTrust’s common stock was $26.20. In the case of 10% stockholders who receive incentive stock options, the exercise price may not be less than 110% of the fair market value of our common stock on the grant date. An exception to these requirements is made for options that we grant in substitution for options held by employees of companies that we acquire. In that case, the exercise price may be appropriately adjusted to preserve the economic value of those employees’ stock options from his or her prior employer.

The Compensation Committee determines the term of stock options at the time of grant, which term may not exceed ten years from the grant date. If the grantee is a 10% stockholder, an option intended to be an incentive stock option will expire after no more than five years. The Compensation Committee also determines at what time or times each option may be exercised and the period of time, if any, after retirement, death, disability or termination of employment during which options may be exercised. Options may become exercisable in periodic installments or in one lump sum. The Compensation Committee may accelerate a participant’s ability to exercise options, subject to compliance with the Plan.

Upon exercise, optionees may satisfy their exercise price obligation by any method approved by the Compensation Committee, including by cash, certified check, by tendering shares of our common stock, or by means of a broker-assisted cashless exercise.

The Plan does not permit the “repricing” of stock options or SARs without stockholder approval.

Stock options and SARs granted under the Plan may not be sold, transferred, pledged or assigned other than by will or under applicable laws of descent and distribution.

Other Awards. The Compensation Committee may also award:

•

Stock Appreciation Rights – rights to receive a number of shares or an amount in cash (or a combination of both), based upon the increase in the fair market value of the shares underlying the right during a stated period.

•	Restricted Stock – shares of common stock subject to restrictions.

•	Restricted Stock Units – rights to receive common stock after the lapse of restrictions.

•

Unrestricted Stock – shares of common stock at no cost or for a purchase price free from any restrictions under the Plan. Unrestricted shares of common stock may be issued to participants in recognition of past services or other valid consideration, and may be issued in lieu of cash compensation to be paid to participants.

•

Performance and Annual Incentive Awards — ultimately payable in common stock or cash, as determined by our Compensation Committee. Grants may be annual or multi-year awards subject to achievement of specified goals based upon satisfaction of performance goals.

•	Other Stock-Based Awards and Cash Awards — other awards denominated or payable in, valued by reference to, or otherwise related to AmTrust common stock, as well as cash incentive awards.

Minimum Vesting Periods. The Plan generally provides that awards of restricted stock, restricted stock units, stock options and SARs may not vest fully in less than three years from the grant date. Restricted stock, restricted stock units, stock options and SARs subject to performance-based vesting conditions generally may not vest fully in less than one year from the grant date. However, these minimum vesting periods are subject to exceptions (i) where vesting occurs due to a participant’s death, disability or retirement, or in connection with a change in control of AmTrust; and (ii) with respect to awards to non-employee directors. In addition, up to 5% of the shares authorized under the Plan can be granted with terms that do not satisfy these minimum vesting periods.

Effect of Certain Corporate Transactions. The Compensation Committee retains discretion under the Plan to determine the treatment of outstanding awards in connection with a change in control of AmTrust. For example, the Compensation Committee may cause awards granted under the Plan to vest upon a change in control, may cancel awards in exchange for a payment of cash (or without a payment, in the case of stock options or SARs with an exercise price that exceeds fair market value), or may cause awards to be continued or substituted in connection with a change in control.

Adjustments for Stock Splits, Stock Dividends and Similar Events. The Compensation Committee will make appropriate adjustments in outstanding awards and the number of shares available for issuance under the Plan, including the individual limitations on awards, to reflect stock splits, stock dividends and other equity restructuring transactions. In the event of other types of corporate transactions, such as mergers, the Compensation Committee may make similar equitable adjustments.

Section 162(m). The Plan is designed to permit the Compensation Committee to grant awards that are intended to qualify as performance-based for purposes of Section 162(m). Although the Compensation Committee designs certain awards under the Plan to be treated as performance-based compensation under Section 162(m), there is no guarantee that any awards will so qualify, and we may from time to time pay compensation that is not deductible under Section 162(m) if the Compensation Committee believes that doing so is in our stockholders’ best interests.

Under the Plan, as amended, one or more of the following business criteria may be used by the Compensation Committee in establishing performance goals for awards that are intended to qualify as performance-based compensation for purposes of Section 162(m):

•	gross or net revenue, gross income, premiums collected, premium growth, new annualized premiums, and investment income
•

any earnings or net income measure, including earnings from operations, earnings before taxes, earnings before interest and/or taxes and/or depreciation, statutory earnings before realized gains (losses), or net income available to common stockholders

•	earnings per share or operating earnings per common share (either basic or diluted)
•	return on assets, return on investment, return on capital, return on invested capital, return on equity, or return on tangible equity
•	economic value created
•	combined ratio, loss ratio or other financial ratios
•	operating margin or profit margin
•	expenses, operations and maintenance expenses or capital expenditures
•	cash flow
•	stock price or total stockholder return
•	book value
•

strategic business criteria, consisting of one or more objectives based on meeting specific market penetration, total market capitalization, business retention, new product generation, geographic business expansion goals, cost targets (including cost of capital), customer satisfaction, employee satisfaction, management of employment practices and employee benefits, supervision of litigation and information technology, and goals relating to acquisitions or divestitures of subsidiaries, affiliates or joint ventures.

The Compensation Committee determines targeted level or levels of performance with respect to performance criteria. Goals may be expressed in absolute terms, on a per share basis (either basic or diluted), as a goal relative to performance in prior periods, or as a goal compared to the performance of one or more comparable companies or an index covering multiple companies.

In addition to the annual limitations on awards to non-employee directors under the amended and restated Plan as described above, the following maximum award limitations (as adjusted for our recent two-for-one stock split and for prior stock dividends) apply to awards under the Plan, other than awards to non-employee directors:

•	Stock options or stock appreciation rights – 968,000 shares per calendar year, per participant.

•	Annual incentive award – $4 million per operating period, per participant.

•	Performance awards:

¡	Share-based performance award – 484,000 shares for each year of duration of such award; provided that the amount of shares earned may not exceed 1,452,000 shares, per participant.

¡	Cash-based performance award – $4.5 million for each year of duration of such awards; provided that the amount earned may not exceed $9 million, per participant.

•	Share-based awards other than stock options, stock appreciation rights or performance share awards – 605,000 shares per calendar year, per participant.

Federal Income Tax Consequences

The following is a summary of certain U.S. federal income tax consequences of awards made under the Plan, based upon the laws in effect on the date hereof. The discussion is general in nature and does not take into account a number of considerations which may apply in light of the circumstances of a particular participant under the Plan. The income tax consequences under applicable foreign, state or local tax laws may not be the same as under U.S. federal income tax law.

Incentive Stock Options. The grant of an incentive stock option will not be a taxable event for the grantee or for us. A grantee will not recognize taxable income upon exercise of an incentive stock option (alternative minimum tax may apply), and any gain realized upon a disposition of our common stock received pursuant to the exercise of an incentive stock option will be taxed as long-term capital gain if the grantee holds the shares of common stock for at least two years after the date of grant and for one year after the date of exercise (the “holding period requirement”). For exercised options to qualify for the foregoing tax treatment, the grantee generally must be employed by us or one of our subsidiaries from the grant date of the option through a date within three months before the exercise date of the options. We will not be entitled to any business expense deduction with respect to the exercise of an incentive stock option.

If the holding period requirement mentioned above is not met, the grantee will recognize ordinary income upon the disposition of the common stock received pursuant to an incentive stock option in an amount generally equal to the excess of the fair market value of the common stock at the time the option was exercised over the option exercise price (but not in excess of the gain realized on the sale). The balance of the realized gain, if any, will be capital gain. We will be allowed a business expense deduction to the extent the grantee recognizes ordinary income, subject to our compliance with Section 162(m) of the Internal Revenue Code and to certain reporting requirements.

Non-Qualified Options. The grant of an option will not be a taxable event for the grantee or us. Upon exercising a non-qualified option, a grantee will recognize ordinary income in an amount equal to the difference between the exercise price and the fair market value of the common stock on the date of exercise. Upon a subsequent sale or exchange of shares acquired pursuant to the exercise of a non-qualified option, the grantee will have taxable capital gain or loss, measured by the difference between the amount realized on the disposition and the tax basis of the shares of common stock (generally, the amount paid for the shares plus the amount treated as ordinary income at the time the option was exercised).

If we comply with applicable reporting requirements and with the restrictions of Section 162(m) of the Internal Revenue Code, we generally will be entitled to a business expense deduction in the same amount and at the same time as the grantee’s recognition of ordinary income.

Restricted Stock. A grantee who is awarded restricted stock will not recognize any taxable income for federal income tax purposes in the year of the award, provided that the shares of common stock are subject to restrictions (that is, the restricted stock is nontransferable and subject to a substantial risk of forfeiture). However, the grantee may elect under Section 83(b) of the Internal Revenue Code to recognize compensation income in the year of the award in an amount equal to the fair market value of the common stock on the date of the award (less the purchase price, if any), determined without regard to the restrictions. If the grantee does not make such a Section 83(b) election, the fair market value of the common stock on the date the restrictions lapse (less the purchase price, if any) will be treated as compensation income to the grantee and will be taxable in the year the restrictions lapse and dividends paid while the common stock is subject to restrictions will be treated as ordinary compensation income subject to withholding taxes. If we comply with applicable reporting requirements and with the restrictions of Section 162(m) of the Internal Revenue Code, we generally will be entitled to a business expense deduction in the same amount and at the same time as the grantee recognizes ordinary income.

Restricted Stock Units. There are no immediate tax consequences of receiving an award of restricted stock units under the Plan. A grantee who is awarded restricted stock units will be required to recognize ordinary income in an amount equal to the amount of cash and the fair market value of shares issued to such grantee at the end of the restriction period or, if later, the payment date. If we comply with applicable reporting requirements and with the restrictions of Section 162(m) of the Internal Revenue Code, we generally will be entitled to a business expense deduction in the same amount and at the same time as the grantee recognizes ordinary income.

Stock Appreciation Rights. There are no immediate tax consequences of receiving an award of stock appreciation rights under the Plan. Upon exercising a stock appreciation right, a grantee will recognize ordinary income in an amount equal to the difference between the exercise price and amount of cash and the fair market value of the common stock received on the date of exercise. If we comply with applicable reporting requirements and with the restrictions of Section 162(m) of the Internal Revenue Code, we generally will be entitled to a business expense deduction in the same amount and at the same time as the grantee recognizes ordinary income.

Performance and Annual Incentive Awards. The award of a performance or annual incentive award will have no federal income tax consequences for us or for the grantee. The payment of the award is taxable to a grantee as ordinary income. If we comply with applicable reporting requirements and with the restrictions of Section 162(m) of the Internal Revenue Code, we generally will be entitled to a business expense deduction in the same amount and at the same time as the grantee recognizes ordinary income.

Unrestricted Common Stock. Participants who are awarded unrestricted common stock will be required to recognize ordinary income in an amount equal to the fair market value of the shares of common stock on the date of the award, reduced by the amount, if any, paid for such shares. If we comply with applicable reporting requirements and with the restrictions of Section 162(m) of the Internal Revenue Code, we generally will be entitled to a business expense deduction in the same amount and at the same time as the grantee recognizes ordinary income.

Section 280(G). To the extent payments that are contingent on a change in control are determined to exceed certain Internal Revenue Code limitations, they may be subject to a 20% excise tax imposed on the recipient and a portion of our deduction with respect to the associated compensation expense may be disallowed in whole or in part.

Section 409A. We intend for awards granted under the Plan to comply with, or be exempt from, Section 409A of the Internal Revenue Code, which imposes certain restrictions on nonqualified deferred compensation. However, we will not have any obligation to indemnify or otherwise hold any participant harmless from any taxes or penalties that may be imposed under Section 409A of the Internal Revenue Code.

Plan Benefits

Because it is within the discretion of the Compensation Committee to determine which non-employee directors, employees and consultants will receive awards and the amount and type of awards received, it is not presently possible to determine the number of individuals to whom awards will be made in the future under the Plan or the amount of the awards.

Equity Compensation Plan Information

The table below shows information regarding awards outstanding and shares of common stock available for issuance as of December 31, 2015 under the Plan:

Plan Category	Number of Securities to Be Issued Upon Exercise of Outstanding Options, Warrants and Rights(1)(3)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights(2)(3)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans(3)
Equity Compensation Plans Approved by Security Holders	5,389,862	$6.99	8,296,448
Equity Compensation Plans Not Approved by Security Holders	—	—	—

Total	5,389,862	$6.99	8,296,448

(1)	Includes restricted stock unit awards that, upon vesting, provide the holder with the right to receive common shares on a one-to-one basis. Performance share units are included at their target value.
(2)	Only applies to outstanding options, as restricted stock units and performance share units do not have exercise prices.
(3)	On February 2, 2016, our stock split on a 2:1 basis. As a result, we retrospectively adjusted all share and per share amounts and stock prices to reflect the stock split.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE 2010 OMNIBUS INCENTIVE PLAN, AS AMENDED AND RESTATED.

EXECUTIVE OFFICERS

The table below sets forth the names, ages (as of the date of this proxy statement) and positions of our executive officers:

Name	Age	Position(s)
Barry D. Zyskind	44	President, Chief Executive Officer and Director
Ronald E. Pipoly, Jr.	49	Executive Vice President and Chief Financial Officer
Max G. Caviet	63	President of AmTrust International Insurance Limited (AIIL); Chief Executive Officer of AmTrust International Limited (AIL)
Michael J. Saxon	57	Executive Vice President and Chief Operating Officer
Christopher M. Longo	42	Executive Vice President and Chief Information Officer
David H. Saks	49	Executive Vice President and Chief Legal Officer
Adam Karkowsky	41	Executive Vice President — Strategic Development and Mergers & Acquisitions
Harry C. Schlachter	59	Senior Vice President and Treasurer
Stephen B. Ungar	53	Senior Vice President, Secretary and General Counsel

Set forth below are descriptions of the backgrounds of each of our executive officers, other than Barry D. Zyskind, whose background is described above under “Proposal 1 — Election of Directors.”

Ronald E. Pipoly, Jr. joined the Company in 2001 and has been Chief Financial Officer since 2005. From 1993 to 2001, Mr. Pipoly served as Financial Analyst, Assistant Controller, and ultimately Controller at PRS Group, Inc., a property and casualty insurance holding company in Beachwood, Ohio. Mr. Pipoly began his career at Coopers and Lybrand, an accounting firm, where he worked from 1988 through 1993.

Max G. Caviet joined the Company in January 2003 and has been President of AIIL since 2003, was Chief Executive Officer of AmTrust Europe, Ltd. from 2010-2015, and is now Chief Executive Officer of AIL. Mr. Caviet also serves as an officer and director of several of our subsidiaries. From 1994 to 2003, Mr. Caviet was Engineering and Underwriting Manager with Trenwick International Limited. From 1990 to 1994, Mr. Caviet was with Crowe Underwriting Agency Ltd. as its Engineering and Extended Warranty Underwriter. In 1982, Mr. Caviet joined CIGNA Insurance Company of North America (UK) Ltd. as a Senior Underwriter for Special Risks and was promoted to Engineering and Underwriting Manager. Between 1972 and 1982, Mr. Caviet was an underwriter and team leader, specializing in engineering risks, at British Engine Insurance Company.

Michael J. Saxon joined the Company in 2001 and has been Chief Operating Officer since 2005. Prior to joining the Company, he was Chief Claims Officer for Credit General Insurance Company, a property and casualty insurer. In 1984, Mr. Saxon began his career at Liberty Mutual, an insurance company. Thereafter, Mr. Saxon joined Progressive Insurance Company, where he held successively more responsible management positions in the Claims Department over an eight-year period.

Christopher M. Longo joined the Company in 2001 and has been Chief Information Officer since 2006. Previous to his employment with the Company, Mr. Longo performed a number of functions with Credit General Insurance Company including as a commercial lines underwriter, actuarial analyst and regulatory compliance officer.

David H. Saks, Chief Legal Officer, joined the Company in May 2009. From April 1999 to May 2009, Mr. Saks held a number of positions at American International Group, Inc., an insurance company. His responsibilities included overseeing the legal aspects of all of AIG’s domestic and international mergers and acquisitions, joint ventures and strategic investments. In addition, Mr. Saks was responsible for overseeing the legal aspects of AIG’s operations and systems, e-commerce, sourcing and real estate leasing. Mr. Saks began his career at Simpson Thacher & Bartlett, where he worked from December 1994 through March 1999.

Adam Karkowsky, Executive Vice President — Strategic Development and Mergers & Acquisitions, joined the Company in March 2011. Mr. Karkowsky also serves as an officer and director of several of our subsidiaries. From June 2009 to March 2011, Mr. Karkowsky was a mergers and acquisitions, insurance and business development consultant. From October 2005 to June 2009, Mr. Karkowsky served as President and Portfolio Manager for Hudson Equity Partners, a venture capital firm, and Chief Executive Officer of UPRS Group, LLC, an asset recovery company.

Harry C. Schlachter joined the Company in 2001 and has been Senior Vice President and Treasurer since 2007. In addition to his position as our Senior Vice President and Treasurer, Mr. Schlachter also serves as an officer and director of many of our subsidiaries. Mr. Schlachter began his career as Controller at Capri Optics Inc., and between 1982 and 1986 served as Tax Department Manager for Main Hurdman. From 1986 to 2000, he was at Saul N. Friedman & Co. where he held the position of Tax Partner. Mr. Schlachter is a Certified Public Accountant.

Stephen B. Ungar joined the Company in 2001 and has been Secretary since 2005 and General Counsel since 2001. Mr. Ungar also serves as an officer and director of many of our subsidiaries. From 1990 to 2001, Mr. Ungar served as Special Counsel and Managing Attorney with the State of New York Insurance Department Liquidation Bureau. Between 1987 to 1990, Mr. Ungar was an associate at Hendler and Murray and Kroll and Tract in New York.

COMPENSATION COMMITTEE REPORT

Our Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussion, has recommended to the Board that the following Compensation Discussion and Analysis be included in the Proxy Statement and incorporated by reference in our Annual Report on Form 10-K.

March 11, 2016	Donald T. DeCarlo (Chairman) Susan C. Fisch Michael Karfunkel

COMPENSATION DISCUSSION AND ANALYSIS

This compensation discussion and analysis explains the material elements of the compensation awarded to, earned by, or paid to each of our named executive officers during the last completed fiscal year. In 2015, our named executive officers were Barry D. Zyskind (President and Chief Executive Officer), Ronald E. Pipoly, Jr. (Executive Vice President, Chief Financial Officer), Max G. Caviet (President of AIIL and CEO of AIL), Michael J. Saxon (Executive Vice President, Chief Operating Officer) and Christopher M. Longo (Executive Vice President, Chief Information Officer).

Overview

The objectives of our executive compensation policy are to retain the executives who have been integral to our growth, to attract other talented and dedicated executives and to motivate each of our executives to increase our overall profitability and stockholder value. To achieve these goals, we offer each executive an overall compensation package, which is competitive and retentive and ties a meaningful portion of total compensation to the achievement of specific performance objectives and stock price appreciation.

Our overall strategy is to compensate our named executive officers with a mix of cash compensation, in the form of base salary and annual incentives, and equity compensation, in the form of performance shares, restricted stock or restricted stock units.

Our policy for setting compensation for our named executive officers has focused on levels we believe are, based on our independent competitive market research, competitive for executives at companies of similar size, performance and growth, operating primarily in the insurance industry. Compensation decisions have been made by our Chief Executive Officer in consultation with the Compensation Committee and the Board of Directors, other than with respect to the Chief Executive Officer’s compensation, which is determined solely by the Compensation Committee (with Michael Karfunkel abstaining from any vote related to our Chief Executive Officer’s compensation). In 2015, the Compensation Committee hired Meridian Compensation Partners, LLC as its independent compensation consultant to assist with the formulation of the annual incentive compensation award program for our named executive officers and also consulted on award architecture, structuring alternatives, performance criteria, tax consequences and other disclosure items contained in this proxy statement.

We believe that the compensation levels for our named executive officers are competitive and do not encourage them to take unnecessary or excessive risks. We expect that as we continue to progress, our compensation policies will evolve to reflect our achievements while remaining competitive and will take into account governance best practices.

Executive Compensation

Our executive compensation program includes the following pay elements:

Base Salary

We aim to provide each of our named executive officers with an annual salary at a level consistent with individual experience, skill and contribution to our business. When setting base salary, we consider the totality of the circumstances with respect to each individual as well as market data; however, we do not set base salaries to arrive at a targeted percentile based on peer group pay data. We believe our financial performance reflects the loyalty and commitment of our named executive officers, who all have been with us for at least 13 years and who joined us at lower, and what we believe was below market, compensation levels that reflected our small size at that time. These key members of our management team are essential to our organization and their salary levels reflect our determination of the appropriate compensation necessary to retain each of them.

Pursuant to the terms of their respective employment agreements, the salaries of the named executive officers are reviewed on an annual basis. The Compensation Committee sets our Chief Executive Officer’s base salary, which reflects his primary role in the growth of the Company. The Compensation Committee also sets base salaries of each of the other named executive officers primarily based on our Chief Executive Officer’s recommendations and his assessment of individual performance. The assessment includes a consideration of the degree to which each named executive officer contributed to our overall profitability, and the operational performance of the segments or part of the business for which the named executive officer has responsibility. In addition, our Chief Executive Officer’s recommendation on each named executive officer’s base salary includes consideration of compensation data gathered from his discussions with newly hired senior managers and his knowledge of our industry.

As discussed later in “Executive Compensation – Employment Agreements,” Mr. Zyskind’s salary has not changed since 2010, Messrs. Caviet and Saxon’s salaries were last increased in 2013 and Messrs. Longo and Pipoly’s salaries were increased in 2015 by 8.3% and 16.7%, respectively. The 2015 increases were in recognition of Mr. Pipoly’s and Mr. Longo’s increased scope of responsibilities given our growth, Mr. Pipoly’s contributions to our investor relations function and Mr. Longo’s leadership role in systems integration as a result of acquisitions in 2014.

Annual Profit Bonus

We believe that bonuses should be dependent on and tied to our financial performance, and should be paid only when we have met pre-determined performance criteria. Our annual profit bonus program is designed to reward each named executive officer for his contributions to our profitability for the fiscal year. The employment agreements for our named executive officers specify the annual bonus targets for each executive, except for Mr. Pipoly. For a further discussion of the annual bonus targets contained in each named executive officer’s employment agreement, see “Executive Compensation – Employment Agreements” later in this proxy statement.

Annual profit bonuses paid to each named executive officer, other than Mr. Pipoly, are equal to a pre-determined percentage of profits and subject to an annual cap that is based on a multiple of the officer’s base salary, as set forth in their respective employment agreements. The Compensation Committee selected the performance metrics in each named executive officer’s employment agreement that they believed were most closely aligned to stockholder value creation. The annual profit bonuses for Messrs. Zyskind, Caviet, Saxon and Longo are subject to the Company meeting certain percentage increases over profit thresholds. Mr. Pipoly’s bonus is determined in a different manner (as described below) because we do not believe it would be appropriate for the Chief Financial Officer’s bonus to be directly based on our financial results. Each named executive officer is also eligible to receive a discretionary bonus, as determined by our Compensation Committee. The annual profit bonus payable to our named executive officers, other than Mr. Zyskind, can be paid in cash or stock options, restricted stock, restricted stock units or other form of equity, as determined by our Compensation Committee in its sole discretion, provided that no less than one-third of the bonus will be payable in equity. Given Mr. Zyskind’s current equity ownership of approximately 21% of the Company, his annual profit bonus is payable only in cash. However, he is eligible to receive special bonuses at the discretion of the Compensation Committee that could be payable in cash or equity.

Mr. Zyskind’s 2015 Annual Profit Bonus.    Mr. Zyskind’s employment agreement provides an annual profit bonus equal to two percent of our pre-tax profits for the fiscal year, provided that our pre-tax profit equals or exceeds $75 million, subject to an annual cap of four times his base salary. Profit is defined in Mr. Zyskind’s employment agreement as our revenues less expenses, determined in accordance with generally accepted accounting principles on a consistent basis. Our pre-tax profits (“Net income attributable to AmTrust Financial Services, Inc.” before “provision for income taxes” in our financial statements) for fiscal year 2015 were $569.9 million, which would have yielded an annual profit bonus to Mr. Zyskind of approximately $11.4 million (the product of 2% and pre-tax profits for fiscal year 2015). For fiscal year 2015, Mr. Zyskind’s annual base salary was $975,000. Therefore, his 2015 annual profit bonus was capped at $3.9 million.

Mr. Caviet’s 2015 Annual Profit Bonus.    Mr. Caviet’s annual profit bonus is equal to ten percent of our pre-tax net operating income arising from specialty risk and extended warranty business written by us and our affiliates under the direct or indirect supervision of Mr. Caviet, exclusive of extraordinary items and investment income or loss (referred to as “subject profits”). Mr. Caviet will receive an annual profit bonus as long as the subject profits are no less than 75% of the greater of the subject profits in the preceding calendar year or the base line subject profit from calendar year 2008. Mr. Caviet’s annual profit bonus may not exceed the profit bonus cap, which is an amount equal to (x) three times Mr. Caviet’s then current base salary if the subject profits are more than 110% of the profit target; (y) two times Mr. Caviet’s then current base salary if the subject profits are 110% or less, but greater than 100% of the profit target; and (z) Mr. Caviet’s then current base salary if the subject profits are 100% or less, but equal to or greater than 75% of the profit target.

For fiscal year 2015, the Compensation Committee set Mr. Caviet’s subject profit target at $54.0 million (actual subject profits in fiscal year 2014). Our subject profits for fiscal year 2015 were $35.5 million, which was less than 75% of the subject profits. Therefore, Mr. Caviet did not receive an annual profit bonus for 2015. However, as permitted by his employment contract, the Compensation Committee awarded an annual incentive bonus to Mr. Caviet, as described under “2015 Annual Incentive Awards to Mr. Zyskind and Mr. Caviet.”

Mr. Saxon’s and Mr. Longo’s Annual Profit Bonuses.    The employment agreements for Mr. Saxon and Mr. Longo provide that their respective annual profit bonuses will be equal to one percent of our profits for the fiscal year, as long as the profit is no less than 75% of the greater of our profit for the preceding calendar year or the base line profit for the year ended December 31, 2009. The profit bonus may not exceed the profit bonus cap, which is an amount equal to (x) three times the executive’s then current base salary if the “subject profits” are more than 110% of the profit target; (y) two times the executive’s then current base salary if the “subject profits” are 110% or less, but greater than 100% of the profit target; and (z) the executive’s then current base salary if the “subject profits” are 100% or less, but equal to or greater than 75% of the profit target. Subject profit is defined in Mr. Saxon’s and Mr. Longo’s employment agreements as our after tax net income, excluding investment gains and losses and extraordinary and non-recurring income.

For fiscal year 2015, the Compensation Committee set Mr. Saxon’s and Mr. Longo’s profit target at $416.3 million (actual profit in fiscal year 2014). Our profit for fiscal year 2015 was $478.6 million, which would have yielded an annual profit bonus of $4.8 million (the product of 1% and profits for fiscal year 2015). Mr. Saxon’s annual profit bonus cap was equal to three times his annual salary, or $2.1 million. Mr. Longo’s annual profit bonus cap was equal to three times his annual salary, or $1.95 million. Upon recommendation of our Chief Executive Officer, Mr. Longo also received a discretionary bonus of $150,000. This bonus was comparable to the bonus paid to Mr. Saxon and reflected Mr. Longo’s expanding role in the Company’s operations and his invaluable leadership in the integration of acquisitions. Pursuant to the terms of their respective employment agreements, each of Mr. Saxon and Mr. Longo received two-thirds of their annual profit bonuses (and for Mr. Longo, two-thirds of his discretionary bonus) in cash and one-third in restricted stock units that vest over a four-year period.

Mr. Pipoly’s Annual Profit Bonus.    Mr. Pipoly’s employment agreement provides that his annual bonus will be equal to an amount comparable to our other senior executives, subject to a cap of three times his annual salary. In addition to the annual incentive bonus, under the terms of his employment agreement, Mr. Pipoly is also eligible for a discretionary bonus, as determined each fiscal year by the Compensation Committee. For fiscal year 2015, Mr. Pipoly’s bonus was $2.5 million, reflecting an annual bonus capped at three times his annual salary ($2.1 million) and, upon recommendation of our Chief Executive Officer, a discretionary bonus of $400,000. This bonus was comparable to the bonus paid to Mr. Caviet and reflected Mr. Pipoly’s expanded role interfacing with the Company’s shareholders, the increase in the size of our finance department and his contributions in overseeing updates to certain accounting systems. Mr. Pipoly received two-thirds of his annual profit bonus in cash and one-third in restricted stock units that vest over a four-year period. Mr. Pipoly received one-fourth of his discretionary bonus in cash and three-fourths in restricted stock units that vest over a four-year period.

2015 Annual Incentive Awards to Mr. Zyskind and Mr. Caviet

As a complement to the annual profit bonuses each of our named executive officers are eligible to receive under their respective employment agreements, the Compensation Committee has also established an annual incentive plan that is payable in cash and equity. The Compensation Committee uses operating earnings (40% weighting), combined ratio (20% weighting) and return on equity (40% weighting) as the performance metrics to determine payouts under this annual incentive program. These are common metrics used to measure performance in the insurance industry and are indicative of an insurance company’s financial health.

Operating Earnings	A non-GAAP financial measure that we believe is a useful indicator of trends in our underlying operations because it provides a more meaningful representation of our earnings power than net income, the comparable GAAP financial measure. For purposes of this annual incentive program, the Compensation Committee calculates operating income as net income attributable to AmTrust common stockholders less (a) after-tax realized investment gain (loss), (b) non-cash amortization of intangible assets, (c) non-cash impairment of goodwill, (d) non-cash interest on convertible senior notes, net of tax, (e) loss on extinguishment of debt, (f) foreign currency transaction gain (loss), (g) gain resulting from a decrease in the ownership percentage of an equity investment in an unconsolidated subsidiary (related party), net of tax, (h) acquisition gain, net of tax, and (i) gain on sale of a subsidiary, net of tax.

Combined Ratio	A standard insurance industry financial metric that represents a measure of our underwriting profitability where a value of less than 100% generally indicates an underwriting profit. The sum of the net loss ratio (the ratio of net losses and loss adjustment expenses incurred to net premiums earned) and the net expense ratio (the ratio of the sum of acquisition costs and other underwriting expenses to net premiums earned) based on our GAAP income statement.

Return on Equity	A commonly used annual metric that measures our profitability by reflecting, as a ratio, the amount of GAAP earnings generated within stockholders’ equity. Calculated by dividing annual net income by the average of beginning and ending stockholders’ equity.

The Compensation Committee established the following threshold, target and maximum performance measures:

	Performance Measures
	Operating Earnings (in millions)	Combined Ratio	ROE
Maximum (200% payout)	120% growth	90%	20%
Target (100% payout)	115% growth	92%	17%
Threshold (50% payout)	110% growth	95%	15%
Actual Performance	115% growth	91%	23%

In setting these objectives and opportunities, the Compensation Committee considers, among other things, our strategic goals, corporate financial projections and the degree of difficulty in achieving the targets. It is the goal of the Compensation Committee to establish measurements and targets that are reasonable, but not easily achieved. The Compensation Committee considers reaching the maximum performance for each measure to be unlikely. Target performance is aligned with our budget for the year. For operating earnings, the threshold, target and maximum amounts were 110%, 115% and 120% of prior year’s operating earnings ($458 million), respectively. We have consistently expressed our overall financial objective of producing a return on equity of 15.0% or more over the long term. In addition, we target a net combined ratio of 95.0% or lower over the long term, while seeking to maintain optimal operating leverage in our insurance subsidiaries commensurate with our A.M. Best rating objectives. Operating earnings increased 15% as compared to 2014. Our combined ratio of 91% was four percentage points below our target combined ratio of 95%. Return on equity in fiscal year 2015 of 23% was three percentage points above the maximum to achieve 200% payout.

In 2015, the Compensation Committee utilized this incentive compensation award pool to award an additional incentive to Mr. Zyskind and an incentive to Mr. Caviet. When establishing the performance award, the Compensation Committee considered the totality of the circumstances with respect to Mr. Zyskind’s and Mr. Caviet’s performance and did not structure either incentive award to correspond to any specific percentile based on any peer group data.

The Compensation Committee established a target incentive award opportunity of $6.0 million for Mr. Zyskind, taking into account his bonus payable under his employment agreement, his bonus level relative to the other named executive officers, his level of responsibility as compared to the other named executive officers and his pivotal role in our success. The Committee made this award in recognition that we, under Mr. Zyskind’s leadership, continue to outperform the industry, have entered into several strategic transactions that the Committee believes will enable us to continue to grow and achieve industry leading results, and has strengthened our corporate governance practices and procedures to manage that growth. Based on our actual performance and the weighting of the three performance metrics detailed in the table above, Mr. Zyskind was eligible for an annual incentive payout of $9.0 million, or 150% of his target opportunity. However, as described above, Mr. Zyskind’s award under this annual incentive compensation plan was capped at $8.5 million in cash and 400,000 shares of our common stock. The Compensation Committee used its discretion to adjust Mr. Zyskind’s payout under the annual incentive compensation plan to $6.0 million in cash and 116,596 restricted stock units that vest over a four-year period.

The Compensation Committee established a target incentive award opportunity of $2.5 million for Mr. Caviet, in recognition of Mr. Caviet’s indispensable leadership in the integration of the Company’s European assets and the continued development of the European operations’ corporate governance and risk management functions, which the Company believes has positioned AmTrust International Limited for further growth. Also, the Compensation Committee considered that Mr. Caviet was not eligible for his annual profit bonus under his employment contract, in part due to the negative impact on the European business as a result of fluctuations in European currencies, but that the European business did contribute to our positive consolidated results. Based on our actual performance and the weighting of the three performance metrics detailed in the table above, Mr. Caviet was eligible for an annual incentive payout of $3.75 million, or 150% of his target opportunity. The Compensation Committee used its discretion to reduce Mr. Caviet’s payout under the annual incentive compensation plan to $1.67 million in cash and 32,388 restricted stock units that vest over a four-year period.

The bonuses awarded to each named executive officer for 2015 are shown in the “Summary Compensation Table for Fiscal Year 2015” in the “Bonus,” “Non-Equity Incentive Plan Compensation” and “Stock Awards” columns and in the “Grants of Plan-Based Awards for Fiscal Year 2015” table.

Stock and Stock-Based Grants

Stock-based awards are a critical component of our executive compensation policy as equity ownership helps closely align our named executive officers’ interests to those of our stockholders. We grant stock-based awards to our employees and named executive officers to provide an incentive to promote our success, to enhance stock price and to remain in our service. All of our full-time employees, including our named executive officers, are eligible to receive grants of stock-based awards at the discretion of our Compensation Committee, which oversees the administration of the Plan.

The Compensation Committee has made, and may in the future elect to make, grants of restricted stock units to our named executive officers. Generally, 25% of the restricted stock units vest on each of the first four anniversaries of the grant date, based upon continued employment. As discussed above under “Executive Compensation – Annual Profit Bonus and “2015 Annual Incentive Awards to Mr. Zyskind and Mr. Caviet” on March 5, 2016, the Compensation Committee granted 116,596 restricted stock units to Mr. Zyskind, 32,388 restricted stock units to Mr. Caviet, 27,206 restricted stock units to Mr. Saxon, 38,866 restricted stock units to Mr. Pipoly, and 27,206 restricted stock units to Mr. Longo, which in Messrs. Caviet, Saxon and Longo’s case represents one-third of each officer’s annual profit or incentive bonus and discretionary bonus for 2015. Mr. Pipoly received one-third of his annual incentive and three-fourths of his discretionary bonus in restricted stock units, while Mr. Zyskind received one-third of his annual incentive bonus in restricted stock units. Restricted stock units convey no dividend, dividend equivalent or voting rights.

Although we do not have formal stock ownership guidelines, we expect our named executive officers to hold meaningful amounts of our equity, and our compensation practices support this goal by weighting significant amounts of compensation toward equity. The table set forth below indicates each named executive officer’s ownership as a multiple of his current annualized salary, assuming a market value of $25.90, the closing price of our Common Stock on March 23, 2016.

Name	Number of Shares Owned Directly	Ownership Level as a Multiple of Base Salary
Max G. Caviet	376,829	12.44
Christopher M. Longo	629,116	25.07
Ronald E. Pipoly, Jr.	591,313	21.88
Michael J. Saxon	605,434	22.40
Barry Zyskind	13,847,379	367.84

Retirement Plan

We do not provide a qualified or non-qualified pension plan for our named executive officers. All of our U.S.-based employees who have been employed for at least three months, however, are eligible to participate in a defined contribution plan under Section 401(k) of the Internal Revenue Code. The plan allows eligible employees to defer up to 75% of their compensation to the plan on a pre-tax basis, subject to the applicable dollar limit set by the Internal Revenue Service. We make a Company contribution of up to 50% of an employee’s contribution to the plan, up to 6% of eligible compensation. We may also make discretionary profit sharing contributions to all participants in the plan. No discretionary profit sharing contributions were made in 2015.

Change of Control and Severance Arrangements

The employment agreements in effect for each of our named executive officers do not contain change of control provisions, nor do we maintain change of control agreements with any of our named executive officers. However, our form of award agreements for stock options, restricted stock, restricted stock units and performance shares allow the Compensation Committee, in its discretion, to accelerate the vesting of unvested awards upon a change of control. Mr. Zyskind’s and Mr. Caviet’s employment agreements, which are discussed in more detail below, provide certain severance benefits should they be terminated without cause and, with respect to Mr. Zyskind, should he terminate his employment agreement for good reason. Mr. Caviet’s severance benefits are tied to non-solicitation provisions. We do not provide any other severance benefits.

Perquisites and Other Benefits

We provided limited perquisites to our senior management. We do, however, cover the full cost of health insurance premiums for Mr. Zyskind and his family and Mr. Caviet, and provide Mr. Caviet with individual life insurance and permanent health insurance coverage should he become disabled. We also reimburse Mr. Zyskind and Mr. Caviet for use of an automobile and related expenses. The amount of Mr. Zyskind’s and Mr. Caviet’s health and automobile benefits are shown below in the “Summary Compensation Table for Fiscal Year 2015.”

We also maintain a number of health and welfare programs to provide life, health and disability benefits to our employees. Other than with respect to the benefits we provide to Mr. Zyskind discussed above, our named executive officers in the U.S. participate in these plans on the same terms as other U.S. employees. In addition to the benefits discussed above, Mr. Caviet participates in the employee benefits offered for employees of our U.K. affiliates.

Tax Deductibility of Executive Compensation

Limitations on deductibility of compensation may occur under Section 162(m) of the Internal Revenue Code, which generally limits to $1 million the tax deductibility of compensation paid by a public company to its chief executive officer and to any of the other three most highly compensated executive officers (other than the Chief Financial Officer). Section 162(m) provides an exception to this deduction limit for performance-based compensation that meets certain requirements. To the extent our compensation program can be implemented in a manner that maximizes the deductibility of compensation we pay, the Compensation Committee generally seeks to do so, subject to the contractual obligations to executives in particular cases. However, the Compensation Committee reserves the right to provide compensation that would not qualify as performance-based, and therefore may not be fully deductible, if, in its sole discretion, doing so advances our business objectives.

2014 “Say on Pay” Vote

At our 2014 Annual Meeting of Stockholders, we held our second triennial stockholder advisory vote on the compensation of our named executive officers, referred to as “say on pay.” In that vote, stockholders approved the compensation of our named executive officers, with over 95% of the shares voted on this matter casting votes in favor of our program. The Compensation Committee reviewed these results with management and with the full Board of Directors. Due to the strong level of stockholder support, the Compensation Committee determined that no specific actions were warranted as a result of the 2014 say on pay vote. Our next say on pay vote will occur at our 2017 Annual Meeting of Stockholders.

EXECUTIVE COMPENSATION

Summary Compensation Table for Fiscal Year 2015

The following table sets forth information with respect to the annual and long-term compensation earned in fiscal years 2015, 2014 and 2013 by our named executive officers. Historical stock awards and closing prices of our common stock on the date of grant reflect our 2012 and 2013 stock dividends. On February 2, 2016, our stock split on a 2:1 basis. As a result, we retrospectively adjusted all share and per share amounts and stock prices to reflect the stock split.

Name and Principal Position	Year	Salary ($) (1)	Bonus ($) (2)	Stock Awards ($) (3)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($) (6)	Total ($)
Barry D. Zyskind	2015	$1,012,500	$—	$3,000,015	$9,900,000 (5)	$29,690	$13,942,205
President and	2014	975,000	—	9,540,000	11,580,000	35,044	22,130,044
Chief Executive Officer	2013	975,000	—	—	3,900,000	41,858	4,916,858

Ronald E. Pipoly, Jr.	2015	705,769	100,000	1,000,022	1,400,000 (5)	9,390	3,215,181
Executive Vice President,	2014	600,000	200,000	700,041	1,200,000 (5)	9,240	2,709,281
Chief Financial Officer	2013	576,923	200,000	700,007	1,200,000 (5)	8,592	2,685,521

Max G. Caviet	2015	810,480 (4)	—	833,343	1,666,667 (5)	29,616 (4)	3,340,106
President of AIIL; Chief	2014	856,735 (4)	—	856,748	1,713,470 (5)	32,192 (4)	3,459,145
Executive Officer of AEL	2013	870,142 (4)	200,000	1,707,790	1,215,436 (5)	51,750 (4)	4,045,118

Michael J. Saxon	2015	726,923	—	700,010	1,400,000 (5)	9,390	2,836,324
Executive Vice President,	2014	700,000	—	700,041	1,400,000 (5)	9,240	2,809,281
Chief Operating Officer	2013	676,923	—	700,007	1,400,000 (5)	8,592	2,785,522

Christopher M. Longo	2015	664,423	100,000	700,010	1,300,000 (5)	9,390	2,773,824
Executive Vice President,	2014	600,000	—	600,004	1,200,000 (5)	9,240	2,409,244
Chief Information Officer	2013	576,923	—	600,028	1,200,000 (5)	8,592	2,385,542

(1)	The information in this column reflects 27 pay periods occurring in 2015 instead of the standard 26 bi-weekly pay periods.
(2)	This column includes discretionary cash bonuses paid to Messrs. Pipoly and Longo in 2015, Mr. Pipoly in 2014, and Messrs. Pipoly and Caviet in 2013. As described in “Compensation Discussion and Analysis,” the amounts presented in this column for Messrs. Caviet and Longo for all years presented and for Mr. Pipoly in 2013 and 2014 represent the two-thirds cash portion of the named executive officer’s discretionary bonus. The remaining one-third of the discretionary bonus was paid in restricted stock units and is presented in the “Stock Awards” column (see footnote 3). In 2015, the amount presented in this column for Mr. Pipoly represents the one-fourth cash portion of his discretionary bonus, while the remaining three-fourths of his 2015 discretionary bonus was paid in restricted stock units and is presented in the “Stock Awards” column (see footnote 3).
(3)	Represents the aggregate grant date fair value of awards of restricted stock and restricted stock units computed in accordance with FASB ASC Topic 718 as discussed in Note 16 to our financial statements for the fiscal year ended December 31, 2015. The grant date fair value of these awards is equal to the closing price of our common stock on the date of grant (March 5, 2016—$25.73; March 5, 2015—$26.935; March 5, 2014—$19.08; September 9, 2013—$17.36) multiplied by the number of restricted stock units awarded to each named executive officer.
(4)	Salary and all other compensation were paid in British pounds, but converted to U.S. dollars using the spot market currency exchange rate in effect on December 31, 2015, 2014, and 2013, which was $1.4736, $1.5577 and $1.657413 to £1.00, respectively. All other amounts are paid in U.S. dollars.
(5)	As described in “Compensation Discussion and Analysis,” the amounts presented in this column for Messrs. Pipoly, Caviet, Saxon and Longo for all years presented and for Mr. Zyskind in 2015 represent the two-thirds cash portion of the named executive officer’s annual profit (other than Mr. Zyskind) or incentive bonus. The remaining one-third of the annual profit or incentive bonus was paid in restricted stock units and is presented in the “Stock Awards” column (see footnote 3).
(6)	The amounts in this column for Messrs. Pipoly, Saxon and Longo reflect matching contributions made by us under our 401(k) plan ($7,950) and employer-paid parking privileges. The amount shown in this column for Mr. Zyskind includes matching contributions made by us under our 401(k) plan ($7,950), payments made by us for Mr. Zyskind’s use of an automobile ($12,000), the cost of health and dental coverage paid by us for Mr. Zyskind and his covered dependents ($8,357), and the annual premium paid by us for group life insurance coverage for the benefit of Mr. Zyskind’s beneficiaries ($1,383). The amount shown in this column for Mr. Caviet includes reimbursement of payments on an automobile leased by Mr. Caviet ($2,833), the cost of health and dental coverage paid by us for Mr. Caviet ($1,815), the annual premium paid by us for individual life insurance, permanent health insurance and travel insurance coverage for Mr. Caviet ($17,723), and $7,245 for serving as a director of our subsidiary, AmTrust Insurance Underwriters Limited.

Grants of Plan-Based Awards for Fiscal Year 2015

Name	Grant Date	Approval Date	Estimated Future Payouts UnderNon-Equity Incentive Plan Awards ($)(1)			All Other Stock Awards: Number of Shares of Stock or Units (#) (1)	Grant Date Fair Value of Stock Awards ($) (8)
			Threshold	Target	Maximum
Barry D. Zyskind
Annual Bonus(2)				$1,500,000	$3,900,000
Annual Incentive(3)	3/5/16	2/23/16	$3,000,000	$6,000,000	$8,500,000	116,596	$3,000,015
Ronald E. Pipoly, Jr.
Annual Bonus(4)	3/5/16	2/23/16	—	—	2,100,000	38,866	1,000,022
Max G. Caviet
Annual Bonus(5)	3/5/16	2/23/16	—	1,620,960	2,431,440
Annual Incentive(6)	3/5/16	2/23/16	1,250,000	2,500,000	3,750,000	32,388	833,343
Michael J. Saxon
Annual Bonus(7)	3/5/16	2/23/16	—	700,000	2,100,000	27,206	700,010
Christopher M. Longo
Annual Bonus(7)	3/5/16	2/23/16	—	650,000	1,950,000	27,206	700,010

(1)	Each named executive officer’s employment agreement, other than Mr. Pipoly’s, provides for an annual bonus equal to a pre-determined percentage of the company’s profits. See “Compensation Discussion and Analysis — Executive Compensation — Annual Profit Bonus” and “Compensation Discussion and Analysis — Executive Compensation — 2015 Annual Incentive Award to Mr. Zyskind and Mr. Caviet” for further explanation of the calculation of these bonuses for 2015. In 2015, Mr. Pipoly and Mr. Longo also received a discretionary bonus. Each named executive officer, other than Mr. Zyskind, received one-third of the bonus listed in this column of the table and any discretionary bonus in restricted stock units as shown in the “All Other Stock Awards” column of this table. For the portion of the annual incentive and discretionary bonus paid in cash, see the “Non-Equity Incentive Plan Compensation” and “Bonus” columns, respectively, of the Summary Compensation Table for Fiscal Year 2015.
(2)	Mr. Zyskind is entitled to an annual bonus of 2% of our pre-tax profits for the fiscal year, provided that our pre-tax profits equals or exceeds $75 million, which would give him a bonus in the amount of $1,500,000, and subject to a cap of four times his annual base salary, which would give him a bonus in the maximum amount of $3,900,000. For fiscal year 2015, our pre-tax profits were $569.9 million, so the maximum bonus Mr. Zyskind could receive was four times his annual base salary.
(3)	On March 5, 2016, Mr. Zyskind received a 2015 annual incentive payable in $6,000,000 of cash and 116,596 restricted stock units. See “Compensation Discussion and Analysis — Executive Compensation — 2015 Annual Incentive Awards to Mr. Zyskind and Mr. Caviet.”
(4)	Mr. Pipoly’s annual bonus has no threshold or target, but cannot be more than three times his annual base salary. In 2015, one-third of Mr. Pipoly’s annual bonus was paid in restricted stock units.
(5)	Mr. Caviet is entitled to an annual bonus of 10% of the pre-tax net operating income arising from the specialty risk and extended warranty business under his direct or indirect supervision, provided that the pre-tax net operating income equals or exceeds 75% of the greater of the profit for the preceding calendar year or the base line profit in 2008, subject to a cap of a multiple of Mr. Caviet’s annual base salary. Since the pre-tax net operating income arising from the specialty risk and extended warranty business under Mr. Caviet’s direct or indirect supervision for fiscal year 2015 was less than 75% of the profit target, Mr. Caviet did not receive an annual profit bonus for 2015.
(6)	On March 5, 2016, Mr. Caviet received a 2015 annual incentive payable in $1,666,667 of cash and 32,388 restricted stock units. See “Compensation Discussion and Analysis — Executive Compensation — 2015 Annual Incentive Awards to Mr. Zyskind and Mr. Caviet.”
(7)	Mr. Saxon and Mr. Longo are entitled to annual bonuses of 1% of our profits for the fiscal year, as long as the profit is no less than 75% of the greater of our profit for the preceding calendar year or our base line profit for fiscal year 2009. Since the profits for fiscal year 2015 were greater than 110% of the profit for the preceding calendar year, both Mr. Saxon’s and Mr. Longo’s annual bonuses were capped at three times their respective current annual salaries, with one-third of the bonus paid in restricted stock units.
(8)	The grant date fair value of the restricted stock unit awards is equal to the closing price of our common stock on the date of grant, multiplied by the number of restricted stock units granted to each named executive officer. The restricted stock units listed for Mr. Longo include one-third of his discretionary bonus received for 2015 and the restricted stock units listed for Mr. Pipoly include three-fourths of his discretionary bonus received for 2015. The restricted stock units listed for Mr. Caviet represent one-third of his annual incentive received for 2015.

Employment Agreements

Barry D. Zyskind

Under Mr. Zyskind’s employment agreement, dated as of January 1, 2005 and amended as of October 6, 2010 and March 22, 2013, Mr. Zyskind serves as our President and Chief Executive Officer. On December 31, 2015, Mr. Zyskind’s employment agreement renewed for a three-year term until December 31, 2018, at which time the employment agreement will continue to renew for successive three-year terms, unless we or Mr. Zyskind provide 180 days’ written notice of an intention not to renew. His salary is subject to review by the Board of Directors or the Compensation Committee annually. For calendar year 2015, Mr. Zyskind received an annual base salary in the amount of $975,000. Mr. Zyskind is also entitled to an annual profit bonus equal to two percent (2%) of our pre-tax profit if certain financial goals are met, subject to a cap equal to four times his salary. Mr. Zyskind is also eligible to receive special bonuses at the discretion of the Board of Directors or the Compensation Committee and to participate in any long-term incentive compensation plan established for his benefit or in any such plan established for the benefit of our senior management. See “Compensation Discussion and Analysis — Executive Compensation — Annual Profit Bonus” for further details regarding the calculation of Mr. Zyskind’s bonus.

If Mr. Zyskind’s employment terminates due to death or disability, his heirs are entitled to his salary payable for the remainder of his term of employment or one year, whichever is greater, at the rate in effect immediately before such termination, any annual or special bonus earned or awarded through the date of termination, any deferred compensation under any incentive or other deferred compensation plan, any other compensation or benefits that have vested through the date of termination or to which he may then be entitled according to the terms and conditions of each grant, plan or award and any reimbursements of expenses due him through the date of termination.

We may terminate Mr. Zyskind’s employment for cause upon written notice to Mr. Zyskind at least 30 days prior to the intended termination. If Mr. Zyskind’s employment were terminated for cause, he would be entitled to his salary through the date of termination, any annual or special bonus earned or awarded through the date of termination, any deferred compensation under any incentive or other deferred compensation plan, any other compensation or benefits which may have vested through the date of termination or to which he then may be entitled according to the terms and conditions of each grant, plan or award and any reimbursements of expenses due him through the date of termination. “Cause” is defined in Mr. Zyskind’s employment agreement as (i) the conviction of a felony involving an act or acts of dishonesty on his part and resulting in gain or personal enrichment at our expense; (ii) willful and continued failure of Mr. Zyskind to perform his obligations under the employment agreement, resulting in demonstrable material economic harm to us; or (iii) Mr. Zyskind’s willful and material breach of the noncompetition and nonsolicitation provisions of the employment agreement to our demonstrable and material detriment.

If we terminate Mr. Zyskind’s employment without cause or if Mr. Zyskind terminates his employment with good reason, then Mr. Zyskind is entitled, in addition to the compensation and benefits specified in the paragraph above, to (i) a lump-sum payment equal to the salary payable to him for the remainder of his employment term at the rate in effect immediately before the termination; (ii) a lump-sum payment equal to the annual profit bonuses for the remainder of his term of employment (to be prorated for any partial fiscal year) equal to the greater of the average of the bonuses awarded to him during the three fiscal years preceding the fiscal year of termination or the bonus awarded to him for the fiscal year immediately preceding termination; (iii) continued participation, for the remainder of his term of employment, in all employee benefit plans or programs in which he was participating on the date of his termination; or, if such participation is prohibited, he shall be entitled to the after-tax economic equivalent of any such benefit which shall be determined by the lowest cost Mr. Zyskind would incur in obtaining such benefit individually; (iv) continued payment of 100% of the cost of health insurance through our group health plan for himself, his spouse and dependent children; and (v) other benefits in accordance with our applicable plans and programs. “Good reason” is defined in Mr. Zyskind’s employment agreement as one of the following actions taken without Mr. Zyskind’s prior written consent or his acquiescence: (i) a reduction in his then current salary; (ii) a diminution, reduction or other adverse change in the level of bonus or incentive compensation opportunities, the applicable performance criteria and otherwise the manner in which the bonuses and incentive compensation are determined for Mr. Zyskind; (iii) our failure to pay Mr. Zyskind any amounts otherwise vested and due him hereunder or under any of our plans or policies; (iv) a diminution of Mr. Zyskind’s titles, position, authorities or responsibilities, including not serving on the Board of Directors; (v) the assignment of duties incompatible with Mr. Zyskind’s position of President; (vi) imposition of a requirement that Mr. Zyskind report other than to the full Board of Directors; or (vii) a material breach of the employment agreement by us that is not cured within 30 business days after written notification by Mr. Zyskind of such breach.

Mr. Zyskind has agreed to keep confidential all information regarding the Company that he receives during the term of his employment and thereafter. He also agreed that, upon termination of employment, other than a termination without cause or due to good reason, he will not solicit any of our customers or employees for one year after termination.

Ronald E. Pipoly, Jr.

Pursuant to Mr. Pipoly’s employment agreement, dated as of March 1, 2010 and amended as of March 1, 2012, he has agreed to serve as our Chief Financial Officer. Mr. Pipoly’s term of employment under his agreement continues until February 28, 2018, at which time the employment agreement will continue to automatically renew for successive three-year terms, unless we or Mr. Pipoly provide 90 days’ written notice of an intention not to renew. Mr. Pipoly’s last salary increase from $600,000 to $700,000 was effective in March 2015. Mr. Pipoly is entitled to a salary review each March during the term of his employment agreement. Mr. Pipoly is entitled to an annual bonus comparable to our other senior executives, subject to a cap equal to three time his then current salary. Mr. Pipoly is also entitled to other bonus payments in the discretion of the Board of Directors.

In the event of disability, we may terminate Mr. Pipoly’s employment upon five days’ written notice; however, Mr. Pipoly will be entitled to receive his salary and any unreimbursed expenses following the disability termination date for a period that is the greater of one year or the remainder of the term of his employment agreement, except that his salary shall be offset by the amount of any long term disability insurance benefit we may have elected to provide for him. In the event Mr. Pipoly dies during his term of employment, his heirs will be entitled to receive his salary following the date of death for a period that is the greater of one year or the remainder of the term of his employment agreement.

We may terminate Mr. Pipoly’s employment at any time for cause and, upon such an event, we will have no further compensation or benefit obligation to Mr. Pipoly after the date of termination. “Cause” is defined in Mr. Pipoly’s employment agreement as (i) habitual or gross negligence in the performance of his duties and responsibilities for us, including a failure to perform such duties and responsibilities, provided such performance or neglect is not corrected (assuming it is correctable) by Mr. Pipoly within twenty (20) business days after receipt of written notice from us; (ii) any material breach by Mr. Pipoly of the employment agreement or any other agreement with us or any of our affiliates to which Mr. Pipoly is a party, provided such performance or neglect is not corrected (assuming a reasonable person would believe it is correctable) by Mr. Pipoly within twenty (20) business days after receipt of written notice from us; (iii) breach of a fiduciary duty to us or failure to act in our best interests; (iv) the arrest (following an investigation of the facts that results in a determination by us of Mr. Pipoly’s culpability) of, conviction of, or admission by, Mr. Pipoly of a felony or crime involving moral turpitude, whether or not committed in the course of performing services for us; (v) the commission by Mr. Pipoly of any acts of moral turpitude, including the commission by Mr. Pipoly of embezzlement, theft or any other fraudulent act; or (vi) violation of our policies, provided such violation is not corrected (assuming a reasonable person would believe it is correctable) by Mr. Pipoly within twenty (20) business days after receipt of written notice from us.

Mr. Pipoly has agreed to keep confidential all information regarding the Company that he receives during the term of his employment and thereafter. Mr. Pipoly has also agreed that upon termination of employment he will not compete with us for a period of one year following the date of termination and will not solicit any of our customers or employees or solicit any entity that has been contacted by us regarding a possible acquisition of that entity, for three years after termination.

Max G. Caviet

Under Mr. Caviet’s employment agreement, dated as of November 22, 2010, Mr. Caviet serves as one of our senior executives, as President and a director of our wholly-owned subsidiary, AIIL, and as an officer and director of other of our subsidiaries. Mr. Caviet’s term of employment under his employment agreement continues until December 31, 2016, at which time the employment agreement will automatically renew for successive three-year terms, unless we or Mr. Caviet provide 180 days’ written notice of an intention not to renew.

Mr. Caviet is entitled to an annual salary review each January during the term of his employment agreement. Mr. Caviet’s last salary increase from £450,000 to £550,000 was effective in March 2013. Mr. Caviet is entitled to an annual profit bonus equal to ten percent (10%) of the “subject profits” of the specialty risk and extended warranty business written by us and our affiliates under Mr. Caviet’s direct or indirect supervision, provided that the net pre-tax profit is no less than 75% of the profit target for that year. See “Compensation Discussion and Analysis – Executive Compensation – Annual Profit Bonus” for further details regarding the calculation of Mr. Caviet’s bonus. Mr. Caviet may also receive other bonus payments determined at the sole discretion of the Board of Directors.

In the event of disability, we may terminate Mr. Caviet’s employment upon five days’ written notice; however, he will be entitled to receive his salary for a period that is the greater of one year or the remainder of the term of his employment agreement, his profit bonus earned through the disability termination date but not yet paid, and any unreimbursed expenses due him through the disability termination date. In addition, we must provide Mr. Caviet permanent health insurance, which is intended to provide benefits to him in the event of termination for disability, except that the amount of any salary we owe to Mr. Caviet will be offset by the amount of any insurance provided. In the event Mr. Caviet dies during his term of employment, his heirs will be entitled to receive his salary for the remainder of the term of his employment agreement or one year, whichever is greater, his profit bonus earned through his date of death but not yet paid to him, as well as any unreimbursed expenses due him through the date of termination.

If we terminate or do not renew Mr. Caviet’s employment for gross misconduct, we will not be obligated to pay any other compensation or benefits to Mr. Caviet after the date of termination. “Gross misconduct” is defined as (i) a material or serious breach of the agreement by Mr. Caviet, but only if such breach is not cured within 30 days following our written notice to Mr. Caviet of such breach, assuming such breach may be cured; (ii) conviction of any act or course of conduct involving moral turpitude; or (iii) engagement in any willful act or willful course of conduct constituting an abuse of office or authority that significantly adversely affects our business or reputation or that of Mr. Caviet.

If we terminate or non-renew Mr. Caviet’s employment for any reason other than gross misconduct, he will be entitled to receive (i) his salary for a period of one year from the original expiration date of the term of employment, or one year from the effective date of termination or non-renewal, whichever is greater and (ii) his profit bonus on all specialty risk and extended warranty business written by us and our affiliates under his direct or indirect supervision through the date of termination, through the expiration of such business, for a maximum period of five years from the date of termination.

If Mr. Caviet does not renew his employment agreement for the purpose of retirement (as defined under U.K. law), he will be entitled to his profit bonus on all specialty risk and extended warranty business written by us and our affiliates under his direct or indirect supervision through the end of the term of his employment agreement, through the expiration of such business, for a maximum period of five years from the end of the term of his employment agreement.

Mr. Caviet has agreed to keep confidential all information regarding the Company that he receives during the term of his employment and thereafter. Mr. Caviet has also agreed that, upon termination of employment, he will not solicit any of our customers or employees or solicit any entity that has been contacted by or for us regarding a possible acquisition of that entity, for two years after termination.

Michael J. Saxon

Under Mr. Saxon’s employment agreement, dated as of March 1, 2010 and amended as of November 3, 2010, March 1, 2012 and March 22, 2013, Mr. Saxon serves as our Chief Operating Officer. Mr. Saxon’s term of employment under this agreement continues until February 28, 2018, at which time the employment agreement will continue to automatically renew for successive three-year terms, unless we or Mr. Saxon provide 90 days’ written notice of an intention not to renew.

Mr. Saxon is entitled to a salary review each March during the term of his employment agreement. Mr. Saxon’s last salary increase from $600,000 to $700,000 was effective in March 2013. Mr. Saxon is entitled to an annual profit bonus, equal to one percent (1%) of our “profit” for the fiscal year, provided that the annual profit is no less than 75% of the greater of our profit for the preceding calendar year or the base line profit for the year ended December 31, 2009. See “Compensation Discussion and Analysis – Executive Compensation – Annual Profit Bonus” for further details regarding the calculation of Mr. Saxon’s bonus.

The terms of Mr. Saxon’s employment agreement relating to termination in the event of disability, death, or at any time for cause, and the confidentiality, non-compete and non-solicit provisions in the employment agreement, are identical to those contained in Mr. Pipoly’s and Mr. Longo’s employment agreements.

Christopher M. Longo

Under Mr. Longo’s employment agreement, dated March 1, 2010 and amended November 3, 2010, March 1, 2012 and March 22, 2013, Mr. Longo serves as our Chief Information Officer. Mr. Longo’s term of employment under this agreement continues until February 28, 2018, at which time the employment agreement will continue to automatically renew for successive three-year terms, unless we or Mr. Longo provide 90 days’ written notice of an intention not to renew.

Mr. Longo’s last salary increase from $600,000 to $650,000 was effective in March 2015. Mr. Longo is entitled to an annual salary review each March during the term of his employment agreement. Mr. Longo is entitled to an annual profit bonus that is calculated in the same manner as Mr. Saxon’s annual bonus.

The terms of Mr. Longo’s employment agreement relating to termination in the event of disability, death, or at any time for cause, and the confidentiality, non-compete and non-solicit provisions in the employment agreement, are identical to those contained in Mr. Pipoly’s and Mr.  Saxon’s employment agreements.

Risk Assessment of Compensation Policies and Procedures

Our Compensation Committee has reviewed our material compensation policies and practices applicable to our employees, including our named executive officers, and concluded that these policies and practices do not create risks that are reasonably likely to have a material adverse effect on us. Included in its review was a discussion of the four-year vesting schedules applicable to time-vested restricted stock units awarded to senior management, incentive-based vesting and clawbacks of restricted stock units awarded to certain managers whose annual bonuses are tied to underwriting performance, caps on annual profit bonuses payable to our named executive officers and requirements for increased performance, year over year, to be eligible for year-end bonuses.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth the outstanding equity awards for each of our named executive officers as of December 31, 2015:

	Stock Awards
Name	Number of Shares or Units of Stock that have not Vested (#)(1)(2)		Market Value of Shares or Units or Stock that have not Vested ($)(3)
Barry D. Zyskind	526,250	(3)	$16,203,238

Ronald E. Pipoly, Jr.	82,554		2,541,838

Max G. Caviet	123,894		3,814,696

Michael J. Saxon	85,160		2,622,076

Christopher M. Longo	74,382		2,290,222

(1)	On February 2, 2016, our stock split on a 2:1 basis. As a result, we retrospectively adjusted all share and per share amounts and stock prices to reflect the stock split.

(2)	Grantee Name	Grant Date	Number of Unvested Shares/Units	Vesting Schedule

	R. Pipoly	February 15, 2012	11,104	25% per year until fully vested on 2/15/16
	M. Caviet	February 15, 2012	12,880	25% per year until fully vested on 2/15/16
	M. Saxon	February 15, 2012	12,654	25% per year until fully vested on 2/15/16
	C. Longo	February 15, 2012	11,104	25% per year until fully vested on 2/15/16
	B. Zyskind	February 15, 2012	151,250	25% per year until fully vested on 2/15/16
	R. Pipoly	March 5, 2013	17,944	25% per year until fully vested on 3/5/17
	M. Caviet	March 5, 2013	22,584	25% per year until fully vested on 3/5/17
	M. Saxon	March 5, 2013	19,000	25% per year until fully vested on 3/5/17
	C. Longo	March 5, 2013	17,416	25% per year until fully vested on 3/5/17
	M. Caviet B. Zyskind R. Pipoly M. Caviet M. Saxon C. Longo	September 9, 2013 March 5, 2014 March 5, 2014 March 5, 2014 March 5, 2014 March 5, 2014	28,804 375,000 27,516 27,818 27,516 23,586

25% per year until fully vested on 9/9/17

25% per year until fully vested on 3/5/18

25% per year until fully vested on 3/5/18

25% per year until fully vested on 3/5/18

25% per year until fully vested on 3/5/18

25% per year until fully vested on 3/5/18

	R. Pipoly	March 5, 2015	25,990	25% per year until fully vested on 3/5/19
	M. Caviet	March 5, 2015	31,808	25% per year until fully vested on 3/5/19
	M. Saxon	March 5, 2015	25,990	25% per year until fully vested on 3/5/19
	C. Longo	March 5, 2015	22,276	25% per year until fully vested on 3/5/19

(3)	The value of restricted stock and restricted stock units that have not vested is calculated by multiplying the number of the non-vested shares and units by $30.79, the closing market price of our common stock at December 31, 2015.

Option Exercises and Stock Vested

The following table summarizes the exercise of stock options and the vesting of restricted stock and unit awards during 2015. On February 2, 2016, our stock split on a 2:1 basis. As a result, we retrospectively adjusted all share and per share amounts and stock prices to reflect the stock split.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Barry D. Zyskind	—	$—	624,126	$18,282,727
Ronald E. Pipoly, Jr.	55,676	1,338,599	40,840	1,119,657
Max G. Caviet	90,800	2,038,539	58,990	1,643,158
Michael J. Saxon	—	—	43,968	1,206,159
Christopher M. Longo	327,866	8,120,610	38,210	1,047,905

(1)	The value realized on exercise of options is the number of options exercised multiplied by the excess of the fair market value of the underlying shares on the date of exercise over the exercise price.
(2)	The value realized on vesting of restricted stock and units is the number of shares of restricted stock or the number of units that vested multiplied by the fair value of our common stock on the date of vesting.

Potential Payments upon Termination or Change-In-Control

The table below sets forth the potential payments to our named executive officers under various termination scenarios including termination without cause, termination for good reason, termination as a result of death or disability and termination as a result of retirement, as per their respective employment agreements. See “Executive Compensation — Employment Agreements” for a further discussion of the termination events. The potential payments to our named executive officers assume that the termination event occurs as of the last day of our fiscal year (December 31, 2015), but we retrospectively adjusted all share and per share amounts and stock prices to reflect our February 2, 2016 two-for-one stock split. All amounts provided for Mr. Caviet would be paid in British pounds, but for purposes of this table have been converted to U.S. dollars using the spot market currency exchange rate in effect on December 31, 2015, which was $1.4736 to £1.00. Since the Board of Directors has discretion as to whether or not to accelerate the vesting of unvested stock options and restricted stock awards granted under both the 2005 Equity Incentive Plan and the 2010 Omnibus Incentive Plan upon a change in control of the Company or upon retirement before a named executive officer’s sixty-fifth birthday, the financial effect of such events has not been included in this table. We do not include the financial effect of a termination for cause or gross misconduct (as defined in the named executive officer’s employment agreement) because the named executive officers are not entitled to any further compensation or benefits following such a termination.

Name and Principal Position	Without Cause		For Good Reason		Death		Disability		Retirement
Barry D. Zyskind
Salary Continuation/Bonus	$14,625,000	(1)	$14,625,000	(1)	$2,925,000	(3)	$2,925,000	(4)	$—
Benefits	317,566	(2)	317,566	(2)	—		—		—
Vesting of Stock Awards (6)	8,505,738		8,505,738		8,505,738		8,505,738		—

Total	$23,448,304		$23,448,304		$11,480,738		$11,480,738		$—

Ronald E. Pipoly, Jr.
Salary Continuation (5)	$1,516,667		$—		$700,000		$700,000		$—
Vesting of Stock Awards (6)	—		—		1,100,619		1,100,619		—

Total	$1,516,667		$—		$1,800,619		$1,800,619		$—

Max G. Caviet
Salary Continuation/Bonus	$14,719,740	(7)	$—		$810,480	(8)	$810,480	(8)	$13,098,780	(9)
Benefits	—		—		—		119,693	(10)	—
Vesting of Stock Awards (6)	—		—		1,274,644		1,274,644		—

Total	$14,719,740		$—		$2,528,562		2,648,255		$13,098,780

Michael J. Saxon
Salary Continuation (5)	$1,516,667		$—		$700,000		$700,000		$—
Vesting of Stock Awards (6)	—		—		1,164,601		1,164,601		—

Total	$1,516,667		$—		$1,864,601		$1,864,601		$—

Christopher M. Longo
Salary Continuation (5)	$1,408,333		$—		$650,000		$650,000		$—
Vesting of Stock Awards (6)	—		—		1,023,583		1,023,583		—

Total	$1,408,333		$—		$1,673,583		$1,673,583		$—

(1)	This lump-sum benefit includes (i) Mr. Zyskind’s 2015 annual base salary provided through December 31, 2018 ($975,000 per year), and (ii) the annual profit bonuses through December 31, 2018, equal to the greater of the average of the bonuses awarded to him during the three fiscal years preceding the fiscal year of termination or the bonus awarded to him for the fiscal year immediately preceding termination ($3.9 million per year).

(2)	This includes the costs for providing Mr. Zyskind with (i) continued participation through December 31, 2018 in all employee benefit plans or programs in which he was participating on December 31, 2015 or, if such participation is prohibited, the after-tax economic equivalent of any such benefit, which shall be determined by the lowest cost Mr. Zyskind would incur in obtaining such benefit individually, (ii) continued payment of 100% of the cost of health insurance through our group health plan for Mr. Zyskind, his spouse and dependent children (assuming average life expectancy), and (iii) other benefits in accordance with our applicable plans and programs.
(3)	This amount reflects Mr. Zyskind’s 2015 annual base salary provided through December 31, 2018.
(4)	This amount reflects Mr. Zyskind’s 2015 annual base salary provided through December 31, 2018 (which will be reduced by any long-term disability insurance benefit provided by us).
(5)	This amount reflects Mr. Pipoly’s, Mr. Saxon’s and Mr. Longo’s annual base salary as of December 31, 2015 provided through February 28, 2018 if terminated “without cause,” and for one year in the case of death or disability. In the case of disability, the amount will be reduced by any long-term disability insurance benefit provided by us.
(6)	This amount includes the vesting of restricted stock and restricted stock units that would have vested in the twelve months following the termination event in accordance with the named executive officers’ award agreements under the 2010 Omnibus Incentive Plan. The value of unvested restricted stock and restricted stock units reported in this table is calculated by multiplying the number of the unvested shares of restricted stock and restricted stock units by $30.79, the closing market price of our common stock at December 31, 2015.
(7)	This amount includes (i) Mr. Caviet’s 2015 annual base salary through December 31, 2017, and (ii) Mr. Caviet’s profit bonus, for a period of five years, on all specialty risk and extended warranty business written by the Company and its affiliates through December 31, 2015 under the direct or indirect supervision of Mr. Caviet, assuming that such business does not terminate earlier. Mr. Caviet is entitled to this amount if we elect to non-renew or terminate Mr. Caviet’s employment for any reason other than gross misconduct. For the definition of gross misconduct, see the summary of Mr. Caviet’s employment agreement in “Executive Compensation – Employment Agreements.”
(8)	This amount reflects Mr. Caviet’s 2015 annual base salary provided through December 31, 2016 (which, in the case of disability, will be reduced by any long-term disability insurance benefit provided by us).
(9)	This amount includes Mr. Caviet’s profit bonus, for a period of five years, on all specialty risk and extended warranty business written by us and our affiliates through December 31, 2015 under the direct or indirect supervision of Mr. Caviet, assuming that such business does not terminate earlier.
(10)	If Mr. Caviet becomes disabled, we are required to provide permanent health insurance in accordance with his employment agreement. This dollar amount assumes average life expectancy.

PROPOSAL 3: APPROVAL OF AN AMENDMENT TO OUR AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

Our Board of Directors has recommended and is seeking stockholder approval of an amendment to our Amended and Restated Certificate of Incorporation to provide that the Company’s stockholders may remove directors from office with or without cause.

Article VI, Removal of Directors, of our Amended and Restated Certificate of Incorporation states that directors may be removed from office only for cause. The Delaware General Corporation Law, as applicable to a corporation without a classified board, requires that stockholders be afforded the right to remove directors with or without cause. The proposed amendment to our Amended and Restated Certificate of Incorporation is intended to conform the certificate of incorporation to the requirements of Delaware law. If approved by stockholders, the amendment to our Amended and Restated Certificate of Incorporation will become effective upon its filing with the Secretary of State of the State of Delaware, which is anticipated to occur promptly after the meeting. The text of the proposed amendment to our Amended and Restated Certificate of Incorporation is set forth below:

ARTICLE VI

Removal of Directors

Subject to the rights, if any, of the holders of shares of Preferred Stock then outstanding, any or all of the directors of the Corporation may be removed from office at any time, with or without cause, only by (i) the affirmative vote of the holders of a majority of the outstanding securities of the Corporation then entitled to vote generally in the election of directors, considered for purposes of this Article VI as one class or (ii) the affirmative vote of a majority of the total number of directors of the Corporation if there were no vacancies.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE AMENDMENT TO OUR AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Other than as stated below, since the beginning of fiscal year 2015, no director, executive officer or security holder who is known to us to own of record or beneficially more than five percent of our common securities, or any member of the immediate family of such director, executive officer or security holder, had or will have a direct or indirect material interest in a transaction or series of transactions in which we are, or one of our subsidiaries is, a party and the amount involved exceeds $120,000.

We have adopted a policy that requires that all related party transactions be reported to our Chief Legal Officer and referred for approval or ratification by our Audit Committee. In response to an annual questionnaire, we require directors, director nominees and executive officers to submit a description of any current or proposed related party transaction and provide updates during the year. In addition, we will provide the Audit Committee any similar available information with respect to any known transactions with beneficial owners of 5% or more of our voting securities. If management becomes aware of any transactions during the year, management presents such transactions for approval by the Audit Committee. In the event management becomes aware of any transaction that was not approved under the policy, management will present the transaction to the Audit Committee for its action as soon as reasonably practicable, which may include discontinuation or rescission of the transaction, amendment or ratification of the transaction. The Audit Committee will approve only those transactions that are in, or are not inconsistent with, the best interests of AmTrust and our stockholders, as is determined in good faith in accordance with its business judgment. Unless otherwise indicated below, each of these related party transactions was approved by our Audit Committee. Any member of the Audit Committee who has a potential interest in any related party transaction will recuse him or herself from the Audit Committee’s deliberations and abstain from voting on any proposal related to the related party transaction.

Maiden Agreements

We have various reinsurance and service agreements with Maiden Holdings, Ltd. (“Maiden”). Maiden is a publicly-held Bermuda insurance holding company (Nasdaq: MHLD) formed by Michael Karfunkel, George Karfunkel and Barry Zyskind. As of December 31, 2015, Michael Karfunkel, Leah Karfunkel, George Karfunkel and Barry Zyskind, owned or controlled approximately 6.1%, 7.5%, 2.3% and 4.4%, respectively, of the issued and outstanding capital stock of Maiden. Mr. Zyskind serves as the non-executive chairman of the board of Maiden’s board of directors. Maiden Reinsurance Ltd (“Maiden Reinsurance”), a wholly-owned subsidiary of Maiden, is a Bermuda reinsurer. The following section describes the agreements in place between us and our subsidiaries and Maiden and its subsidiaries.

Reinsurance Agreements with Maiden Holdings, Ltd.

In 2007, we and Maiden entered into a master agreement, as amended, by which the parties caused our Bermuda subsidiary, AmTrust International Insurance, Ltd. (“AII”) and Maiden Reinsurance to enter into a quota share reinsurance agreement (the “Maiden Quota Share”), as amended, by which AII retrocedes to Maiden Reinsurance an amount equal to 40% of the premium written for certain lines of business by our U.S., Irish and U.K. insurance companies (the “AmTrust Ceding Insurers”), net of the cost of unaffiliated inuring reinsurance (and in the case of our U.K. insurance subsidiary, AmTrust Europe Ltd. (“AEL”), net of commissions). AII also retrocedes 40% of losses. Certain business that we commenced writing after the effective date of the Maiden Quota Share, including our European medical liability business discussed below, business assumed from Tower Group International, Ltd. pursuant to the cut-through quota share reinsurance agreement discussed below, and risks, other than workers’ compensation risks and certain business written by our Irish subsidiary, AmTrust International Underwriters Limited (“AIU”), for which the AmTrust Ceding Insurers’ net retention exceeds $5.0 million, is not ceded to Maiden Reinsurance under the Maiden Quota Share (ceded business defined as “Covered Business”).

AII receives a ceding commission of 31% of ceded written premiums with respect to all Covered Business other than retail commercial package business, for which the ceding commission remains 34.375%. With regards to the Specialty Program portion of Covered Business only, we will be responsible for ultimate net loss otherwise recoverable from Maiden Reinsurance to the extent that the loss ratio to Maiden Reinsurance, which shall be determined on an inception to date basis from July 1, 2007 through the date of calculation, is between 81.5% and 95% (the “Specialty Program Loss Corridor”). For the purpose of determining whether the loss ratio falls within the Specialty Program Loss Corridor, workers’ compensation business written in our Specialty Program segment from July 1, 2007 through December 31, 2012 is excluded from the loss ratio calculation.

The Maiden Quota Share was renewed through June 30, 2019 and will automatically renew for successive three-year terms unless either AII or Maiden Reinsurance notifies the other of its election not to renew no less than nine months prior to the end of any such three-year term. In addition, either party is entitled to terminate on thirty days’ notice or less upon the occurrence of certain early termination events, which include a default in payment, insolvency, change in control of AII or Maiden Reinsurance, run-off, or a reduction of 50% or more of the shareholders’ equity of Maiden Reinsurance or the combined shareholders’ equity of AII and the AmTrust Ceding Insurers. During 2015, the parties, by mutual agreement, commuted certain business that had been ceded pursuant to the Maiden Quota Share in the aggregate amount of $93.7 million.

European Quota Share

We, through our subsidiaries AEL and AIU, have a reinsurance agreement with Maiden Reinsurance by which we cede to Maiden Reinsurance 40% of our European medical liability business. The quota share has a one year term and automatically renews unless either party terminates the agreement, which requires four months’ prior written notice. The agreement was renewed through March 31, 2017. Maiden Reinsurance pays us a 5% ceding commission, and we will earn a profit commission of 50% of the amount by which the ceded loss ratio is lower than 65%. During the year ended December 31, 2015, we recorded approximately $4.1 million of ceding commission and did not earn any profit commission pursuant to this agreement.

Note Payable to Maiden – Collateral for Proportionate Share of Reinsurance Obligations

In conjunction with the Maiden Quota Share, we entered into a loan agreement with Maiden Reinsurance during the fourth quarter of 2007, whereby Maiden Reinsurance loaned to us the amount equal to AII’s quota share of the obligations of the AmTrust Ceding Insurers that AII was then obligated to secure. The loan agreement provides for interest at a rate of LIBOR plus 90 basis points and is payable on a quarterly basis. Advances under the loan are secured by a promissory note and totaled approximately $168.0 million as of December 31, 2015. We recorded approximately $1.9 million of interest expense during the year ended December 31, 2015. Effective December 1, 2008, AII and Maiden Reinsurance entered into a Reinsurer Trust Assets Collateral agreement whereby Maiden Reinsurance is required to provide AII the assets required to secure Maiden’s proportional share of our obligations to our U.S. subsidiaries. The amount of this collateral as of December 31, 2015 was approximately $2.5 billion. Maiden retains ownership of the collateral in the trust account.

Reinsurance Brokerage Agreement

We, through a subsidiary, have a reinsurance brokerage agreement with Maiden. Pursuant to the brokerage agreement, we provide brokerage services relating to the Maiden Quota Share for a fee equal to 1.25% of reinsured premium. We recorded $24.1 million of brokerage commission during the year ended December 31, 2015. The brokerage commission was recorded as a component of service and fee income.

Asset Management Agreement

We, through a subsidiary, have an asset management agreement with Maiden Reinsurance, pursuant to which the subsidiary provides investment management services to Maiden Reinsurance and certain of its affiliates. As of December 31, 2015, our subsidiary managed approximately $4.4 billion of assets related to this agreement. The asset management services fee is an annual rate of 0.20% for periods in which average invested assets are $1.0 billion or less and an annual rate of 0.15% for periods in which the average invested assets exceed $1.0 billion. As a result of this agreement, we recorded approximately $6.1 million of asset management fees for the year ended December 31, 2015. The asset management fees were recorded as a component of service and fee income.

National General Holdings Corp. Investment and Transactions

We have an ownership interest in NGHC of approximately 12%. NGHC is a publicly-held specialty personal lines insurance holding company (Nasdaq: NGHC) that operates fifteen insurance companies in the United States and provides a variety of insurance products, including personal and commercial automobile, homeowners and umbrella, and supplemental health. NGHC’s two largest stockholders are The Michael Karfunkel Family 2005 Trust (the “Trust”) and Michael Karfunkel individually. Michael Karfunkel is the Chairman of our Board of Directors and the father-in-law of Barry Zyskind, our President and Chief Executive Officer. The ultimate beneficiaries of the Trust include Michael Karfunkel’s children, one of whom is married to Mr. Zyskind. Michael Karfunkel is the chairman, president and chief executive officer of NGHC.

In August 2015, NGHC issued 11.5 million common shares in a follow on public offering, which resulted in us reducing our ownership percentage in NGHC from approximately 13% to approximately 12%. As a result of the stock issuance, we recognized a gain on sale of our equity investment of approximately $9.3 million. In total, we recorded $25.4 million of investment income during the year ended December 31, 2015 related to our equity investment in NGHC.

Master Services Agreement

We provide NGHC and its affiliates information technology services in connection with the development and licensing of a policy management system. We provide the license at a cost that is currently 1.25% of gross premiums written of NGHC and its affiliates plus our costs for development and support services. We provide development services at a price of cost plus 20%. In addition, we provide NGHC and its affiliates printing and mailing services at a per piece cost for policy and policy related materials, such as invoices, quotes, notices and endorsements, associated with the policies we process for NGHC and its affiliates on the policy management system. We recorded approximately $35.9 million of fee income for the year ended December 31, 2015 related to this agreement.

Asset Management Agreement

One of our subsidiaries manages the assets of certain of NGHC’s subsidiaries, including the assets of reciprocal insurers managed by subsidiaries of NGHC, for an annual fee equal to 0.20% of the average aggregate value of the assets under management for the preceding quarter if the average aggregate value for the preceding quarter is $1.0 billion or less and 0.15% of the average aggregate value of the assets under management for the preceding quarter if the average aggregate value for that quarter is more than $1.0 billion. Our subsidiary managed approximately $2.4 billion of assets as of December 31, 2015 related to this agreement. As a result of this agreement, we earned approximately $2.7 million of asset management fees for the year ended December 31, 2015. The asset management fees were recorded as a component of service and fee income.

Investment in Life Settlement Contracts

We currently have a 50% ownership interest in each of four entities (“LSC Entities”) formed for the purpose of acquiring life settlement contracts, with a subsidiary of NGHC owning the other 50%. We provide certain actuarial and finance functions related to the LSC Entities, for which NGHC receives a benefit. As a result of this arrangement, the LSC Entities collectively paid us approximately $611,400 for these services for the year ended December 31, 2015.

800 Superior, LLC

We and NGHC each have a 50% ownership interest in 800 Superior, LLC (“800 Superior”), which owns an office building in Cleveland, Ohio. The cost of the building was approximately $7.5 million. We have been appointed managing member of 800 Superior. Additionally, in conjunction with our approximate 12% ownership percentage of NGHC, we ultimately receive 56% of the profits and losses of 800 Superior.

NGHC has an office lease with 800 Superior. The lease agreement is through 2027. NGHC paid 800 Superior approximately $2.6 million of rent for the year ended December 31, 2015. One of our subsidiaries also leases from 800 Superior space in the same office building for the same term and same base rent per square foot.

In September 2012, 800 Superior, LLC received $19.4 million in net proceeds from a financing transaction we and NGHC entered into with Key Community Development Corporation (“KCDC”) related to a capital improvement project for the office building owned by 800 Superior, LLC. We, NGHC and KCDC collectively made capital contributions (net of allocation fees) and loans to 800 Superior NMTC Investment Fund II and 800 Superior NMTC Investment Fund I LLC (collectively, the “Investment Funds”) under a qualified New Markets Tax Credit (“NMTC”) program. The NMTC program was provided for in the Community Renewal Tax Relief Act of 2000 (the “Act”) and is intended to induce capital investment in qualified lower income communities. The Act permits taxpayers to claim credits against their federal income taxes for up to 39% of qualified investments in the equity of community development entities (“CDEs”). CDEs are privately managed investment institutions that are certified to make qualified low-income community investments (“QLICIs”).

In addition to the capital contributions and loans from us, NGHC and KCDC, as part of the transaction, the Investment Funds received, directly and indirectly, proceeds of approximately $8.0 million through two loans originating from state and local governments of Ohio. These loans are each for a period of 15 years and have an average interest rate of 2.0% per annum. We and NGHC both serve as guarantors under these loans.

The Investment Funds then contributed the loan proceeds and capital contributions of $19.4 million to two CDEs, which, in turn, loaned the funds on similar terms to 800 Superior, LLC. The proceeds of the loans from the CDEs (including loans representing the capital contribution made by KCDC, net of allocation fees) will be used to fund the capital improvement project. As collateral for these loans, we granted a security interest in the assets acquired with the loan proceeds.

We and NGHC are each entitled to receive an equal portion of 49% of the benefits derived from the NMTCs generated by 800 Superior Investment Fund II LLC, while KCDC is entitled to the remaining 51%. The NMTC is subject to 100% recapture for a period of seven years as provided in the Internal Revenue Code. During this seven years compliance period, the entities involved are required to be in compliance with various regulations and contractual provisions that apply to the NMTC arrangement. Non-compliance with applicable requirements could result in the projected tax benefits not being realized and, therefore, could require us to indemnify KCDC for any loss or recapture of NMTCs related to the financing until such time as the obligation to deliver tax benefits is relieved. We entered into an agreement with NGHC whereby they have agreed to indemnify us for serving as guarantor under the NMTC arrangement and contribute their portion of any payments required.

4455 LBJ Freeway, LLC

In 2015, we and NGHC each acquired a 50% ownership interest in 4455 LBJ Freeway, LLC (“4455 LBJ Freeway”), which owns an office building in Dallas, Texas. The cost of the building was approximately $21.1 million. We have been appointed managing member of 4455 LBJ Freeway. Additionally, in conjunction with our approximate 12% ownership percentage of NGHC, we ultimately receive 56% of the profits and losses of 4455 LBJ Freeway. We recorded approximately $583,000 of service and fee income related to rent for the year ended December 31, 2015.

ACP Re, Ltd. Agreements

ACP Re, Ltd.(“ACP Re”) is a privately-held Bermuda reinsurance holding company owned by the Trust. ACP Re operates 10 insurance companies in the United States and Bermuda as a result of its merger (the “Merger”) with Tower Group International, Ltd. (“Tower”) during the third quarter of 2014. The following section describes the agreements in place between us and our subsidiaries and ACP Re and its subsidiaries.

Asset Management Agreement

One of our subsidiaries provides asset management services to ACP Re and certain of its subsidiaries at an annual rate of 0.20% of the average value of the invested assets under management, excluding investments in our stock, for the preceding calendar quarter if the average value of such assets for the quarter was $1 billion or less, or at an annual rate of 0.15% of the average value of invested assets under management, excluding investments in our stock, for the preceding calendar quarter if the average value of such assets for the quarter was greater than $1 billion. Our subsidiary managed approximately $617 million of assets as of December 31, 2015. We recorded approximately $1.6 million for these services for the year ended December 31, 2015.

Commercial Lines Master Agreement

On July 23, 2014, we and ACP Re entered into the Amended and Restated Commercial Lines Master Agreement (the “Master Agreement”), which provides for the implementation of the various transactions associated with the acquisition of Tower by ACP Re pursuant to the Merger, including entering into the agreements described below, all of which became effective on September 15, 2014. In addition, the Master Agreement requires us to pay ACP Re contingent consideration in the form of a three year earn-out (the “Contingent Payments”), payable semi-annually on the last day of January and July, of 3% of gross written premium of the Tower commercial lines business written or assumed by us following the Merger. The Contingent Payments to be made by us are subject to a maximum of $30.0 million, in the aggregate, over the three-year period. NGHC will pay contingent consideration to ACP Re on the same terms. As a result of entering into this agreement, we assigned a value of $25.2 million to the renewal rights, $1.7 million to goodwill, and $26.9 million to the contingent consideration, which is recorded as a component of accrued expense and other liability.

Commercial Lines Reinsurance Agreement

One of our subsidiaries, Technology Insurance Company (“TIC”), entered into the Commercial Lines Quota Share Reinsurance Agreement (the “CL Reinsurance Agreement”) with Tower’s ten statutory insurance companies (the “Tower Companies”) pursuant to which TIC reinsures 100% of all losses under the Tower Companies’ new and renewal commercial lines business written after September 15, 2014. The ceding commission payable by TIC under the CL Reinsurance Agreement is equal to the sum of (i) reimbursement of the Tower Companies’ acquisition costs in respect of the business covered, including commission payable to AmTrust North America, Inc., a subsidiary of ours (“ANA”), pursuant to the CL MGA Agreement described below, and premium taxes and (ii) 2% of gross written premium (net of cancellations and return premiums) collected pursuant to the CL MGA Agreement described below. The CL Reinsurance Agreement will remain in effect until termination of the CL MGA Agreement. As a result of the Master Agreement and CL Reinsurance Agreement, we generated approximately $398.0 million of gross written premium, recorded approximately $376.2 million of earned premium and incurred approximately $244.0 million of loss and loss adjustment expense during the year ended December 31, 2015.

Commercial Lines MGA Agreement

ANA produces and manages all new and renewal commercial lines business written by the Tower Companies pursuant to the Commercial Lines Managing General Agency Agreement (the “CL MGA

Agreement”). As described above, all post-September 15, 2014 commercial lines business written by the Tower Companies will be reinsured by TIC pursuant to the CL Reinsurance Agreement. The Tower Companies pay ANA a 10% commission on all business written pursuant to the CL MGA Agreement and reimburse ANA for commissions payable to agents producing such business. All payments by the Tower Companies to ANA pursuant to the CL MGA Agreement will be netted out of the ceding commission payable by TIC to the Tower Companies pursuant to the CL Reinsurance Agreement. The CL MGA Agreement has a term of ten years. We recorded $3.2 million of commission income under the CL MGA Agreement during the year ended December 31, 2015.

Commercial Lines Administrative Services Agreement

ANA, the Tower Companies and CastlePoint Reinsurance Company, Ltd. (“CP Re”, a subsidiary of ACP Re) entered into the Commercial Lines LPTA Administrative Services Agreement (the “CL Administrative Agreement”) pursuant to which ANA administers the runoff of CP Re’s and the Tower Companies’ commercial lines business written prior to September 15, 2014 at cost. CP Re and the Tower Companies reimburse ANA for its actual costs, including costs incurred in connection with claims operations, out-of-pocket expenses, costs incurred in connection with any required modifications to ANA’s claims systems and an allocated portion of the claims service expenses paid by TIC to the Tower Companies pursuant to the CL Reinsurance Agreement. The CL Administrative Agreement will remain in effect until the first to occur of (i) the completed performance of all obligations and duties arising under the agreement, or (ii) mutual written consent. We charged ACP Re approximately $34.9 million for these services during the year ended December 31, 2015.

Stop-Loss and Retrocession Agreements

AII and National General Re, Ltd., a subsidiary of NGHC (“NG Re Ltd.”), as reinsurers, entered into a $250.0 million Aggregate Stop Loss Reinsurance Agreement (the “Stop-Loss Agreement”) with CP Re. AII and NG Re Ltd. also entered into an Aggregate Stop Loss Retrocession Contract (the “Retrocession Agreement”) with ACP Re pursuant to which ACP Re will reinsure the full amount of any payments that AII and NG Re Ltd. are obligated to make to CP Re under the Stop-Loss Agreement. Pursuant to the Stop-Loss Agreement, each of we and NGHC will provide, severally, $125.0 million of stop loss coverage with respect to the run-off of the Tower business written on or before September 15, 2014. The reinsurers’ obligation to indemnify CP Re under the Stop-Loss Agreement will be triggered only at such time as CP Re’s ultimate net loss related to the run-off of the pre-September 15, 2014 Tower business exceeds a retention equal to the Tower Companies’ loss and loss adjustment reserves and unearned premium reserves as of September 15, 2014, which the parties to the CL Administrative Agreement have agreed will be established upon reevaluation as of December 31, 2015. CP Re will pay AII and NG Re Ltd. total premium of $56.0 million on the five-year anniversary of the Stop-Loss Agreement. The premium payable by AII and NG Re Ltd. to ACP Re pursuant to the Retrocession Agreement will be $56.0 million in the aggregate, less a ceding commission of 5.5% to be retained by AII and NG Re Ltd.

Credit Agreement

We, AII, and NG Re Ltd. entered into a credit agreement (the “ACP Re Credit Agreement”) among us, as Administrative Agent, ACP Re and Tower, now a wholly-owned subsidiary of ACP Re, as the borrowers (collectively, the “Borrowers”), ACP Re Holdings, LLC, as Guarantor, and AII and NG Re Ltd., as Lenders, pursuant to which the Lenders made a $250.0 million loan ($125.0 million made by each Lender) to the Borrowers. ACP Re used the proceeds of such loan to (i) finance the Merger, (ii) repay certain indebtedness of Tower and its related companies in connection with the Merger, and (iii) pay certain transaction costs and expenses incurred by the Borrowers in connection with the Merger.

The loan issued pursuant to the ACP Re Credit Agreement has a maturity date of September 15, 2021. Outstanding borrowings under the ACP Re Credit Agreement will bear interest at a fixed annual rate of 7%, payable semi-annually on the last day of January and July. Fees payable to us for our service as Administrative Agent include an annual fee equal to $30,000, plus reimbursement of costs, expenses and certain other charges.

The obligations of the Borrowers are secured by (i) a first-priority pledge of 100% of the stock of ACP Re and ACP Re’s U.S. subsidiaries and 65% of the stock of certain of ACP Re’s foreign subsidiaries, and (ii) a first-priority lien on all of the assets of the Borrowers and Guarantor and certain of the assets of ACP Re’s subsidiaries (other than the Tower Companies).

The Borrowers have the right to prepay the amounts borrowed, in whole or in part. The Borrowers are required to prepay the amounts borrowed within thirty (30) days from the receipt of net cash proceeds received by ACP Re from (i) certain asset sales, (ii) the disposition of certain equity interests, (iii) the issuance or incurrence of certain debt, (iv) any dividend or distribution from Tower subsidiaries to ACP Re, (v) premiums and other payments received pursuant to the Retrocession Agreement, and (vi) any tax refunds, pension plan reversions, insurance proceeds, indemnity payments, purchase price adjustments (excluding working capital adjustments) under acquisition agreements, litigation proceeds and other similar receipts received by the Borrowers after the effective date of the ACP Re Credit Agreement, unless any of the foregoing proceeds (other than payments received pursuant to the Retrocession Agreement) are required for the ordinary course business operations of the Borrowers. The Borrowers are also required to deposit any excess cash flow (including payments under the Master Agreement) into a reserve account that also secures Borrowers’ obligations under the ACP Re Credit Agreement. Any funds in the reserve account after January 1, 2018 that exceed the amount of interest payable by the Borrowers for the remainder of the term of the ACP Re Credit Agreement must be applied by the Borrowers as a prepayment of principal under the ACP Re Credit Agreement.

The ACP Re Credit Agreement contains certain customary restrictive covenants (subject to negotiated exceptions and baskets), including restrictions on indebtedness, liens, acquisitions and investments, dispositions, creation of subsidiaries and restricted payments. There are also financial covenants that require ACP Re to maintain minimum current assets, a maximum leverage ratio, and a minimum fixed charge coverage ratio. If ACP Re fails to comply with the leverage ratio or fixed charge coverage ratio covenants as of any measurement date, the Borrowers may cure such breach by making a capital contribution to ACP Re sufficient to bring the Borrowers into compliance.

The ACP Re Credit Agreement also provides for customary events of default, with grace periods where appropriate, including failure to pay principal when due, failure to pay interest or fees within three business days after becoming due, failure to comply with covenants, breaches of representations and warranties, default under certain other indebtedness, certain insolvency, receivership or insurance regulatory events affecting the Borrowers, the occurrence of certain material judgments, certain amounts of reportable ERISA or foreign pension plan noncompliance events, a change in control of the Guarantor, any security interest created under the ACP Re Credit Agreement ceases to be in full force and effect, or if ACP Re defaults on its obligations under the Retrocession Agreement. Upon the occurrence and during the continuation of an event of default, we, as Administrative Agent, upon the request of any Lender, will declare the Borrowers’ obligations under the ACP Re Credit Agreement immediately due and payable and/or exercise any and all remedies and other rights under the ACP Re Credit Agreement.

As of December 31, 2015, we recorded $129.4 million of loan and related interest receivable, and total interest income of approximately $8.7 million for the year ended December 31, 2015 under the ACP Re Credit Agreement.

Other Related Party Transactions

Corporate Office Lease Agreements

We lease office space at 59 Maiden Lane in New York, New York from 59 Maiden Lane Associates, LLC, an entity that is wholly-owned by Michael Karfunkel and George Karfunkel. The lease term is through May 2023. We paid approximately $1.9 million for the year ended December 31, 2015 for this leased office space.

We lease office space in Chicago, Illinois from 135 LaSalle Property, LLC, an entity that is wholly-owned by entities controlled by Michael Karfunkel and George Karfunkel. The lease term is through November 30, 2022. We paid approximately $597,000 for the year ended December 31, 2015 for this leased office space.

Equity Investments

In February 2015, we invested approximately $9.7 million in North Dearborn Building Company, L.P. (“North Dearborn”), a limited partnership that owns an office building in Chicago, Illinois. NGHC is also a limited partner in North Dearborn, and the general partner is NA Advisors GP LLC (“NA Advisors”), an entity controlled by Michael Karfunkel and managed by an unrelated third party. We and NGHC each received a 45% limited partnership interest in North Dearborn for our respective $9.7 million investments, while NA Advisors invested approximately $2.2 million and holds a 10% general partnership interest and a 10% profit interest, which NA Advisors pays to the unrelated third party manager. North Dearborn appointed NA Advisors as the general manager to oversee the day-to-day operations of the office building and pays NA Advisors an annual fee for these services. We recorded $755,000 of income from this investment during the year ended December 31, 2015.

In August 2015, certain of our subsidiaries invested approximately $53.7 million in Illinois Center Building Company, L.P. (“Illinois Center”), a limited partnership that owns an office building complex in Chicago, Illinois. NGHC and ACP Re are also limited partners in Illinois Center, and the general partner is NA Advisors. We and NGHC each have a 37.5% limited partnership interest in Illinois Center, while ACP Re has a 15.0% limited partnership interest. NA Advisors holds a 10% general partnership interest and a 10% profit interest, which NA Advisors pays to the unrelated third party manager. Illinois Center appointed NA Advisors as the general manager to oversee the day-to-day operations of the office building and pays NA Advisors an annual fee for these services. We recorded $1.3 million of income from this investment during the year ended December 31, 2015.

Use of Company Aircraft

We and our wholly-owned subsidiary, AmTrust Underwriters, Inc. (“AUI”), are each a party to aircraft time share agreements with each of Maiden and NGHC. The agreements provide for payment to us or AUI for usage of our respective company-owned aircraft and to cover actual expenses incurred and permissible under federal aviation regulations, including travel and lodging expenses of the crew, in-flight catering, flight planning and weather contract services, ground transportation, fuel, landing and hanger fees, and airport taxes, among others. Neither we nor AUI charges Maiden or NGHC for the fixed costs that would be incurred in any event to operate the aircrafts (for example, aircraft purchase costs, insurance and flight crew salaries). During the year ended December 31, 2015, Maiden paid $89,000, and NGHC paid $201,000, for the use of our aircraft under these agreements.

In addition, for personal travel, Barry Zyskind and Michael Karfunkel each entered into an aircraft reimbursement agreement with us and AUI and, since entering into such agreements, have fully reimbursed us and AUI for the incremental cost billed by us and AUI for their respective personal use of our aircraft. Mr. Zyskind reimbursed us and AUI $531,000 for his personal use of the aircraft during the year ended December 31, 2015. Mr. Karfunkel reimbursed us and AUI $223,000 for the year ended December 31, 2015, for his personal use of the aircraft.

Family Relationships

Tristan Caviet, son of Max Caviet, is employed as head of special risks with AEL, one of our subsidiaries. Natalie Caviet, daughter of Max Caviet, is employed as a liability underwriter with AEL. Marita Longo-Stoner, sister of Christopher Longo, is employed as Assistant Vice President of Operations for ANA. None of these employees is one of our executive officers. The compensation, perquisites and benefits we provide to them are substantially comparable to those provided to other employees with similar qualifications, responsibilities and experience. Tristan Caviet’s and Natalie Caviet’s compensation is paid in British pounds, but for this disclosure was converted to U.S. dollars using the spot market currency exchange rate in effect on December 31, 2015 of $1.4736 to £1.00. During the year ended December 31, 2015, Tristan Caviet earned a salary and bonus of £227,959 ($335,920), Natalie Caviet earned a salary and bonus of £145,592 ($214,544) and Marita Longo-Stoner earned a salary and bonus of $141,952. They are also eligible for equity awards on the same basis as other employees.

ADDITIONAL MATTERS

Stockholders’ Proposals for the 2017 Annual Meeting

A proposal by a stockholder intended for inclusion in our proxy materials for the 2017 Annual Meeting of Stockholders pursuant to Rule 14a-8 of the Exchange Act must be received by us at 59 Maiden Lane, 43rd Floor, New York, New York 10038, Attn: Corporate Secretary, on or before December 7, 2016, in order to be considered for such inclusion. Stockholder proposals intended to be submitted at the 2017 Annual Meeting of Stockholders outside the framework of Rule 14a-8 will be considered untimely under Rule 14a-4(c)(1) if not received by us at the above address on or before February 20, 2017. If we do not receive notice of the matter by the applicable date, the proxy holders will vote on the matter, if properly presented at the meeting, in their discretion.

Annual Report and Financial Statements

A copy of our Annual Report, which includes our Annual Report on Form 10-K for the fiscal year ended December 31, 2015, including audited financial statements, is being sent to all our stockholders with this Notice of Annual Meeting of Stockholders and Proxy Statement on or about April 5, 2016.

Householding of Annual Meeting Materials

If you are a stockholder who has chosen “householding” of our proxy statements and annual reports, this means that only one copy of the proxy statement and annual report to stockholders may have been sent to multiple stockholders in your household. We will promptly deliver a separate copy of either document to stockholders who write or call us at the following address or telephone number: AmTrust Financial Services, Inc., 59 Maiden Lane, 43rd Floor, New York, New York 10038, Attn: Corporate Secretary, telephone 646-458-7913. Stockholders wishing to receive separate copies of the proxy statement or annual report to stockholders in the future, or stockholders currently receiving multiple copies of the proxy statement or the annual report at their address who would prefer that a single copy of each be delivered there, should contact their bank, broker or other nominee record holder.

Other Business

The Board does not intend to present, and has no knowledge that others will present, any other business at the Annual Meeting. However, if any other matters are properly brought before the Annual Meeting, it is intended that the holders of proxies will vote thereon in their discretion.

APPENDIX A

AMTRUST FINANCIAL SERVICES, INC.

2010 OMNIBUS INCENTIVE PLAN

(As amended and restated, March 11, 2016)

AMTRUST FINANCIAL SERVICES, INC.

2010 OMNIBUS INCENTIVE PLAN

(As amended and restated, March 11, 2016)

AMTRUST FINANCIAL SERVICES, INC.

2010 OMNIBUS INCENTIVE PLAN (As amended and restated, March 11, 2016)

1. Purpose.

The purpose of this 2010 Omnibus Incentive Plan (the “Plan”) is to aid AmTrust Financial Services, Inc., a Delaware corporation (together with its successors and assigns, the “Company”), in attracting, retaining, motivating and rewarding non-employee directors of the Company and certain employees and consultants of the Company and its subsidiaries or affiliates, to provide for equitable and competitive compensation opportunities, to recognize individual contributions and reward achievement of Company goals, and promote the creation of long-term value for stockholders by closely aligning the interests of Participants with those of stockholders. The Plan authorizes stock and cash-based incentives for Participants.

2. Definitions.

In addition to the terms defined in Section 1 above and elsewhere in the Plan, the following capitalized terms used in the Plan have the respective meanings set forth in this Section:

(a)    “Affiliate” means any entity that, directly or indirectly, controls, is controlled by, or is under common control with, the Company, including its subsidiaries.

(b)    “Annual Limit” shall have the meaning specified in Section 5(b).

(c)    “Award” means a grant of an Option, SAR, Restricted Stock, Restricted Stock Unit, Stock granted as a bonus or in lieu of another award, Dividend Equivalent, Other Stock-Based Award, Performance Award, or cash award, together with any related right or interest, granted to a Participant under the Plan.

(d)    “Award Agreement” means an agreement or notice of Award, either in written or electronic format, in such form and with such terms and conditions as may be approved by the Committee, which evidences the terms and conditions of an Award granted pursuant to this Plan.

(e)    “Beneficiary” means the legal representatives of the Participant’s estate entitled by will or the laws of descent and distribution to receive the benefits under a Participant’s Award upon a Participant’s death, provided that, if and to the extent authorized by the Committee, a Participant may be permitted to designate a Beneficiary, in which case the “Beneficiary” instead will be the person, persons, trust or trusts (if any are then surviving) which have been designated by the Participant in his or her most recent written and duly filed beneficiary designation to receive the benefits specified under the Participant’s Award upon such Participant’s death.

(f)    “Board” means the Company’s Board of Directors.

(g)    “Change in Control” means, with respect to any Award, a change in ownership structure of the Company, as defined in the applicable Award Agreement, consistent with Section 9 of this Plan.

(h)    “Code” means the Internal Revenue Code of 1986, as amended. References to any provision of the Code or regulation thereunder shall include any successor provisions and regulations, and reference to regulations includes any applicable guidance or pronouncement of the Department of the Treasury and Internal Revenue Service.

(i)    “Committee” means the Compensation Committee of the Board, which shall consist of two or more members of the Board who are “outside directors” within the meaning of Section 162 (m) of the Code, “nonemployee directors” within the meaning of the Securities and Exchange Commission Rule 16b-3 promulgated under Section 16 of the Securities Exchange Act of 1934, as amended, and independent directors as defined by any applicable stock exchange rules or any such successor provision thereto.

(j)    “Consultant” shall mean any person engaged by the Company or an Affiliate to render services to such entity as a consultant or advisor.

(k)    “Covered Employee” means an Eligible Person who is a Covered Employee as specified in Section 7(b).

(l)    “Dividend Equivalent” means a right, granted under this Plan, to receive cash, Stock, other Awards or other property equal in value to all or a specified portion of the dividends paid with respect to a specified number of Shares.

(m)    “Effective Date” means the effective date specified in Section 11(q).

(n)    “Eligible Person” has the meaning specified in Section 5.

(o)    “Exchange Act” means the Securities Exchange Act of 1934, as amended. References to any provision of the Exchange Act or rule (including a proposed rule) thereunder shall include any successor provisions and rules.

(p)    “Fair Market Value” means the fair market value of Stock, Awards or other property as determined in good faith (or under procedures established) by the Committee. Unless otherwise determined by the Committee, the Fair Market Value of Stock shall be the officially-quoted closing selling price of the Stock, or if no selling price is quoted the bid price on the principal stock exchange or market on which Stock is traded on the day immediately preceding the day as of which such value is being determined or, if there is no sale on that day, then on the last previous day on which a sale was reported. The Committee is authorized to adopt another fair market value pricing method, provided such method is stated in the applicable Award Agreement, and is in compliance with the fair market value pricing rules set forth in Section 409A of the Code.

(q)    “Grant Date” means the date specified by the Committee upon which a grant of an Award pursuant to the Plan will become effective (which date will not be earlier than the date on which the Committee takes action with respect thereto).

(r)    “Incentive Stock Option” or “ISO” means any Option designated as an incentive stock option within the meaning of Code Section 422 and qualifying thereunder.

(s)    “Option” means a right, granted under the Plan, to purchase Stock.

(t)    “Other Stock-Based Awards” means Awards granted to a Participant under Section 6(i).

(u)    “Participant” means a person who has been granted an Award under the Plan which remains outstanding, including a person who is no longer an Eligible Person.

(v)    “Performance Award” means a conditional right, granted to a Participant under Sections 6(j) and 7, to receive cash, Stock or other Awards or payments subject to achievement of one or more performance goals.

(w)    “Performance Period” means, with respect to any Performance Award, the period of time established by the Committee at the end of which the achievement of one or more measurable performance objectives established for a performance measure relating to such Performance Award are to be evaluated or measured, and which shall have a duration of no less than one year.

(x)    “Performance Share” means a Performance Award made under, and subject to the terms and conditions of, this Plan, denominated in Shares, the value of which at the time it is payable is determined as a function of the extent to which applicable performance criteria have been achieved.

(y)    “Performance Unit” means any Performance Award denominated in units having a value as determined by the Committee, which is earned during the Performance Period.

(z)    “Prior Plan” shall mean the Company’s 2005 Equity Incentive Plan. No further awards shall be made under the Prior Plan after approval of this Plan on May 14, 2010.

(aa)    “Restricted Stock” means Stock granted under the Plan which is subject to certain restrictions and/or to a risk of forfeiture.

(bb)    “Restricted Stock Unit” or “RSU” means a right, granted under the Plan, to receive Stock, cash or other Awards or a combination thereof at the end of a specified restriction period.

(cc)    “Rule 16b-3” means Rule 16b-3, as from time to time in effect and applicable to Participants, promulgated by the Securities and Exchange Commission under Section 16 of the Exchange Act.

(dd)    “Share” means a share of Stock.

(ee)    “Stock” means the Company’s Common Stock, par value $0.01 per share, and any other equity securities of the Company that may be substituted or resubstituted for Stock pursuant to Section 11(c).

(ff)    “Stock Appreciation Right” or “SAR” means the right, granted under the Plan, to receive the difference between the fair market value of a Share on the date of exercise and the applicable exercise price per Share, payable in cash or Shares and subject to such terms and conditions as determined by the Committee.

(gg)    “Substitute Awards” means Awards granted upon assumption of, or in substitution for, outstanding awards previously granted by a company or other entity acquired by the Company or any Affiliate or with which the Company or any Affiliate combines.

(hh)    “10% Shareholder” means an individual who owns more than 10% of the total combined voting power of all classes of outstanding stock of the Company, or any parent corporation or subsidiary corporation (within the meaning of Section 424 of the Code). In determining stock ownership, the attribution rules of Section 424(d) of the Code shall be applied.

3. Administration.

(a)    Authority of the Committee.    Subject to the provisions of this Plan, the Committee shall have authority to administer and interpret the Plan, to select employees for participation, to interpret any Award Agreement, to prescribe, amend, and rescind rules and regulations relating to the Plan and any Award Agreement, and to make all other determinations deemed necessary or advisable for the administration of the Plan. Any determination by the Committee pursuant to any Plan provision or of any Award Agreement will be final and conclusive. No member of the Committee will be liable for any such action or determination made in good faith. In exercising its discretion, the Committee may use such objective or subjective factors as it determines to be appropriate in its sole discretion. To the extent permitted by law, the Committee may from time to time delegate all or any part of its authority under this Plan to a subcommittee. The extent of any such delegation, references in this Plan to the Committee will be deemed to be references to such subcommittee. The

Committee may delegate to one or more of its members or more officers of the Company the authority, subject to the terms and conditions as the Committee shall determine, to (a) designate employees to be recipients of Awards under the Plan and (b) determine the size of any Awards; provided that (x) the Committee shall not delegate such responsibilities for Awards granted to an employee who was an officer, Director, or 10% beneficial owner of any class of the Company’s equity securities that is registered pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the “Act”), as determined by the Board in accordance with Section 16 of the Act; (y) the resolution provided for such authorization sets forth the total number of Shares such officer(s) may grant; and (z) the officer(s) shall report periodically to the Committee regarding the nature and scope of the Awards granted pursuant to the authority delegated.

(b)    Manner of Exercise of Committee Authority.    The express grant of any specific power to, and the taking of any action by, the Committee, shall not be construed as limiting any of its power or authority. The Committee may act through subcommittees, including for purposes of perfecting exemptions under Rule 16b-3 or qualifying Awards under Section 162(m) and the regulations thereunder (“Section 162(m)”) as performance-based compensation, in which case the subcommittee shall be subject to and have authority under the charter applicable to the Committee, and the acts of the subcommittee shall be deemed to be acts of the Committee hereunder. The Committee may delegate the administration of the Plan to one or more officers or employees of the Company, and such administrator(s) may have the authority to execute and distribute Award Agreements or other documents evidencing or relating to Awards granted by the Committee under this Plan, to maintain records relating to Awards, to process or oversee the issuance of Stock under Awards, to interpret and administer the terms of Awards and to take such other actions as may be necessary or appropriate for the administration of the Plan and of Awards under the Plan, provided that in no case shall any such administrator be authorized (i) to grant Awards under the Plan, (ii) to take any action that would result in the loss of an exemption under Rule 16b-3 for Awards granted to or held by Participants who at the time are subject to Section 16 of the Exchange Act in respect of the Company or that would cause Awards intended to qualify as “performance-based compensation” under Section 162(m) to fail to so qualify, (iii) to take any action inconsistent with Section 157 and other applicable provisions of the Delaware General Corporation Law, or (iv) to make any determination required to be made by the Committee under the governance standards of the exchange upon which the Stock is listed. Any action by any such administrator within the scope of its delegation shall be deemed for all purposes to have been taken by the Committee and, except as otherwise specifically provided; references in this Plan to the Committee shall include any such administrator. The Committee (and, to the extent it so provides, any subcommittee) shall have sole authority to determine whether to review any actions and/or interpretations of any such administrator, and if the Committee shall decide to conduct such a review, any such actions and/or interpretations of any such administrator shall be subject to approval, disapproval or modification by the Committee.

(c)    Authority of the Board.    The Board may reserve to itself any or all of the authority or responsibility of the Committee under the Plan or may act as the administrator of the Plan for any and all purposes. To the extent that the Board has reserved any such authority or responsibility or during any time that the Board is acting as administrator of the Plan, it shall have all of the powers of the Committee hereunder, and any reference in this Plan to the Committee (other than in this Section 4(c) shall include the Board. To the extent that any action of the Board under the Plan conflicts with any action taken by the Committee, the action of the Board shall control.

(d)    Limitation of Liability.    The Committee and each member thereof, and any person acting pursuant to authority delegated by the Committee, shall be entitled, in good faith, to rely or act upon any report or other information furnished by any executive officer, other officer or employee of the Company or an Affiliate, the Company’s independent auditors, consultants or any other agents assisting in the Plan’s administration. Committee members, any person acting pursuant to authority delegated by the Committee, and any officer or employee of the Company or an Affiliate acting at the direction or on behalf of the Committee or a delegate shall not be personally liable for any action or determination taken or made in good faith with respect to the Plan, and shall, to the extent permitted by law, be fully indemnified and protected by the Company with respect to any such action or determination.

4. Stock Subject To Plan.

(a)    Overall Number of Shares Available for Delivery.    The total number of Shares reserved for delivery in connection with Awards under this Plan shall be the sum of (i) 10,890,000 Shares, and (ii) Shares previously available for grant under the Prior Plan or which become available due to cancellation, forfeiture, or expiration (or net settlement or settlement other than in Stock) under the Prior Plan. All such Shares may be granted as Incentive Stock Options, but no more than 8,470,000 Shares of the 10,890,000 authorized above, plus all Shares under the Prior Plan may be used for Awards other than Stock Options and SARs. Stock issued or to be issued under the Plan shall be authorized but unissued Shares, or, to the extent permitted by applicable law, issued Shares that have been reacquired by the Company. The total number of Shares available is subject to adjustment as provided in Section 11(c).

(b)    Share Counting Rules.    The Committee may adopt reasonable counting procedures to ensure appropriate counting, avoid double counting and make adjustments in accordance with this Section 4(b). Shares shall be counted against those reserved to the extent such Shares have been delivered and are no longer subject to a risk of forfeiture. To the extent that an Award under the Plan is canceled, expired, forfeited, settled in cash, settled by issuance of fewer Shares than the number underlying the award, or otherwise terminated without delivery of Shares to the Participant, the Shares retained by or returned to the Company will be available under the Plan; and Shares that are withheld from such an award or separately surrendered by the Participant in payment of any exercise price or taxes relating to such an award shall be deemed to constitute Shares not delivered to the Participant and will be available under the Plan. In addition, in the case of any Award granted in assumption of or in substitution for an award of a company or business acquired by the Company or an Affiliate or with which the Company or an Affiliate combines, Shares issued or issuable in connection with such substitute Award shall not be counted against the number of Shares reserved under the Plan.

5. Eligibility; Per-Person Award Limitations.

(a)    Eligibility.    Awards may be granted under the Plan only to Eligible Persons. For purposes of the Plan, an “Eligible Person” means (i) an employee of the Company or any Affiliate, including any person who has been offered employment by the Company or an Affiliate, provided that no prospective employee may receive any payment or exercise any right relating to an Award until such person has commenced employment with the Company or an Affiliate, (ii) any non-employee directors of the Company, or (iii) other individuals who perform services for the Company or any Affiliate as Consultants. An employee on leave of absence may be considered as still in the employ of the Company or an Affiliate for purposes of eligibility for participation in the Plan, if so determined by the Committee. For purposes of the Plan, a joint venture in which the Company or a subsidiary has a substantial direct or indirect equity investment shall be deemed an Affiliate, if so determined by the Committee. Individuals holding of awards granted by a company or business acquired by the Company or an Affiliate, or with which the Company or an Affiliate combines, and who will become Eligible Persons, are eligible for grants of Substitute Awards granted in assumption of or in substitution for such outstanding awards in connection with such acquisition or combination transaction, if so determined by the Committee.

(b)    Limitations on Shares of Stock Subject to Awards and Cash Awards.    During any time when the Company has a class of equity security registered under Section 12 of the Exchange Act:

(i)    Options/SARs.    The maximum number of Shares subject to Options or SARs that can be awarded under the Plan to any Eligible Person (other than a non-employee director) for an Award is 968,000 per calendar year.

(ii)    Performance Awards.    (A) For Share-based Performance Awards, the maximum number of Shares that may be earned by any Eligible Person (other than a non-employee director) shall be 484,000 Shares for each year of duration of such award (by example and not limitation, a two-year Share-based Performance Award shall have a maximum payout of 968,000 Shares); and (B) for cash-based

Performance Awards (or any other Performance Award for which the preceding Share-based limitation would not be effective), the maximum amount that may be earned by any Eligible Person (other than a non-employee director) shall be $4.5 million per year of duration of the Performance Award, provided that the amount of Shares earned pursuant to any Performance Award may not exceed 1,452,000 Shares (excluding Dividend Equivalents, if any), or $9,000,000, as applicable.

(iii)    Certain Other Share-Based Awards.    The maximum number of Shares that can be awarded under the Plan (other than pursuant to any Option, SAR or Performance Share award covered by sections (i) and (ii) above), to any Eligible Person (other than a non-employee director) for an Award under this Plan is 605,000 per calendar year.

(v)    Annual Incentive.    The maximum amount that may be earned as an Annual Incentive Award or other cash Award in any operating period by any Eligible Person (other than a non-employee director) shall be $4 million.

(v)    Grants to Non-Employee Directors.    The maximum aggregate number of Shares subject to Awards (other than Options or SARs) that may be granted to any non-employee director in any calendar year shall not exceed the greater of (A) 10,000 Shares or (B) the aggregate number of Shares subject to such Awards with an aggregate “value” of $350,000 (the value of any such Awards shall be based on the grant date fair value of such Awards for financial reporting purposes). The maximum aggregate number of Shares subject to Awards of Options or SARs that may be granted to any non-employee director in any calendar year shall not exceed the greater of (X) 40,000 Shares or (Y) the aggregate number of shares of Stock subject to such Awards with an aggregate “value” of $200,000 (the value of any such Awards shall be based on the grant date fair value of such Awards for financial reporting purposes). Notwithstanding any provision of the Plan to the contrary, the foregoing limitations shall not apply to cash-based fees that a non-employee director elects to receive in the form of Shares or share equivalents equal in value to such cash-based director fees.

The preceding limitations in this section are subject to adjustment as provided in this Plan, and each applies exclusively of one another, as different types of Awards may be made to the same executive during the applicable compensation period.

6. Specific Terms of Awards.

(a)    General.    Awards may be granted on the terms and conditions set forth in this Section 6. In addition, the Committee may impose on any Award or the exercise thereof, at the Grant Date or thereafter (subject to Sections 11(e) and 11(j)), such additional terms and conditions, not inconsistent with the provisions of the Plan, as the Committee shall determine. The Committee shall retain full power and discretion with respect to any term or condition of an Award that is not mandatory under the Plan, subject to Section 11(j). The Committee shall require the payment of lawful consideration for an Award to the extent necessary to satisfy the requirements of the Delaware General Corporation Law, and may otherwise require payment of consideration for an Award except as limited by the Plan.

(b)    Recapture.    The Company may retain the right in an Award Agreement to cause the forfeiture of any gain realized by a Participant on account of actions taken by the Participant in violation or breach or in conflict with any employment agreement, noncompetition agreement, non-solicitation agreement or any confidentiality obligation with respect to the Company or any Affiliate, or otherwise in competition with the Company or any Affiliate, to the extent specified in such Award Agreement applicable to the Participant. In addition, the Company may terminate and cause the forfeiture of an Award if the Participant is an employee of the Company or an Affiliate and is terminated for Cause as defined in the Award Agreement or the Plan, as applicable.

Furthermore, if the Company is required to prepare an accounting restatement due to the material noncompliance of the Company, as a result of misconduct, with any financial reporting requirement under the securities laws, the individual subject to automatic forfeiture under Section 304 of the Sarbanes-Oxley Act of 2002 and any Participant who knowingly engaged in the misconduct, was grossly negligent engaging in misconduct, knowingly failed to prevent the misconduct or was grossly negligent in failing to prevent misconduct, shall reimburse the Company the amount of any payment and settlement of a Award earned or accrued during the 12 month period following the first public issuance or filing with the United States Securities and Exchange Commission (whichever first occurred) of the financial document that contained such material noncompliance.

(c)    Options.    The Committee is authorized to grant Options to Participants on the following terms and conditions:

(i)    Exercise Price.    The exercise price per Share purchasable under an Option (including both ISOs and non-qualified Options) shall be determined by the Committee, provided that, notwithstanding anything contained herein to the contrary such exercise price shall be (A) fixed as of the Grant Date, and (B) not less than the Fair Market Value of a Share on the Grant Date. Notwithstanding the foregoing, any Substitute Award granted in assumption of or in substitution for an outstanding award granted by a company or business acquired by the Company or an Affiliate, or with which the Company or an Affiliate combines, may be granted with an exercise price per Share other than as required above.

(ii)    No Repricing.    No amendment or modification may be made to an outstanding Option, including by replacing, exchange or cancellation of Options for cash or another award type, that would be treated as a repricing under the rules of the Stock exchange on which the Stock is listed, in each case, without the approval of the Company’s stockholders, provided that, appropriate adjustments may be made to outstanding Options pursuant to this Plan to achieve compliance with applicable law, including Section 409A (a “Repricing”).

(iii)    Option Term; Time and Method of Exercise.    The Committee shall determine the term of each Option, provided that in no event shall the term of any Option exceed a period of ten (10) years from the Grant Date. The Committee shall determine the time or times at which or the circumstances under which an Option may be exercised in whole or in part; provided that Options that become exercisable based in whole or in part on performance conditions and/or the level of achievement versus such performance conditions shall be subject to a performance period of not less than one year, and any Option that becomes exercisable based solely upon continued employment, service or the passage of time shall vest over a period not less than three years from the date the Award is made, provided that such vesting may occur ratably over the three-year (or longer) period. The foregoing minimum vesting conditions need not apply (A) in the case of the death, disability or, if provided for in the applicable Award Agreement, retirement of the Participant or termination in connection with a Change in Control, (B) with respect to up to an aggregate of 5% of the Shares authorized under the Plan, which may be granted (or regranted upon forfeiture) as Restricted Stock, RSUs, Options or SARs without regard to such minimum vesting requirements, and (C) with respect to non-employee director awards. In addition, the Committee shall determine the methods by which the exercise price may be paid or deemed to be paid and the form of such payment (subject to Sections 11(e) and 11(j)), including without limitation, cash, Stock (including by withholding Stock deliverable upon exercise), other awards granted under other plans of the Company or any Affiliate, or other property (including through broker-assisted “cashless exercise” arrangements, to the extent permitted by applicable law), and the methods by or forms in which Stock will be delivered or deemed to be delivered in satisfaction of Options to Participants.

(iv)    ISOs.    An Option shall constitute an Incentive Stock Option only (i) if the recipient of such Option is an employee of the Company or any parent corporation or subsidiary corporation (within the meaning of Section 424 of the Code); (ii) to the extent specifically provided in the related Award Agreement; and (iii) to the extent that the aggregate Fair Market Value (determined at the time the Option is granted) of the Shares with respect to which all Incentive Stock Options held by Participant become exercisable for the first time during any calendar year (under the Plan and all other plans of the Participant’s employer and its Affiliates) does not exceed $100,000. This limitation shall be applied by taking Options into account in the order in which they were granted.

(d)    Stock Appreciation Rights.    The Committee is authorized to grant SARs to Participants on the following terms and conditions:

(i)    Right to Payment. An SAR shall confer on the Participant to whom it is granted a right to receive, upon exercise thereof, Shares having a value equal to the excess of (A) the Fair Market Value of one Share on the date of exercise (or, in the case of a “Limited SAR,” the Fair Market Value determined by reference to the Change in Control price, as defined under the applicable award agreement) over (B) the exercise or settlement price of the SAR as determined by the Committee. Stock Appreciation Rights may be granted to Participants from time to time either in tandem with or as a component of other Awards granted under the Plan (“tandem SARs”) or not in conjunction with other Awards (“freestanding SARs”) and may, but need not, relate to a specific Option granted under Section 6(b). The per Share price for exercise or settlement of SARs (including both tandem SARs and freestanding SARs) shall be determined by the Committee, but in the case of SARs that are granted in tandem to an Option shall not be less than the exercise price of the Option and in the case of freestanding SARs shall be (A) fixed as of the Grant Date, and (B) not less than the Fair Market Value of a Share on the Grant Date.

(ii)    No Repricing.    No amendment or modification may be made to any outstanding SAR, including by replacing, exchange or cancellation of SARs for cash or another award type, that would be treated as a Repricing without the approval of the Company’s stockholders, provided that, appropriate adjustments may be made to outstanding SARs pursuant to this Plan if necessary to achieve compliance with applicable law, including Section 409A.

(iii)    Other Terms.    The Committee shall determine the term of each SAR, provided that in no event shall the term of an SAR exceed a period of ten (10) years from the Grant Date. The Committee shall determine at the Grant Date or thereafter, the time or times at which and the circumstances under which a SAR may be exercised in whole or in part (including based on future service requirements), the method of exercise, method of settlement, method by or forms in which Stock will be delivered or deemed to be delivered to Participants, and whether or not a SAR shall be free-standing or in tandem with any other Award. Any SARs that become exercisable based in whole or in part on performance conditions and/or the level of achievement versus such performance conditions shall be subject to a performance period of not less than one year, and any SAR that becomes exercisable based solely upon continued employment, service or the passage of time shall vest over a period not less than three years from the date the Award is made, provided that such vesting may occur ratably over the three-year (or longer) period. The foregoing minimum vesting conditions need not apply (A) in the case of the death, disability or, if provided for in the applicable Award Agreement, retirement of the Participant or termination in connection with a Change in Control, (B) with respect to up to an aggregate of 5% of the Shares authorized under the Plan, which may be granted (or regranted upon forfeiture) as Restricted Stock, RSUs, Options or SARs without regard to such minimum vesting requirements, (C) with respect to non-employee director awards, and (D) with respect to Limited SARs described below. Limited SARs that may only be exercised in connection with a Change in Control or termination of service following a Change in Control as specified by the Committee may be granted on such terms, not inconsistent with this Section 6(d), as the Committee may determine. The Committee may require that an outstanding Option be exchanged for an SAR exercisable for Stock having vesting, expiration, and other terms substantially the same as the Option, so long as such exchange will not result in additional accounting expense to the Company.

(e)    Restricted Stock.    The Committee is authorized to grant Restricted Stock to Participants on the following terms and conditions:

(i)    Award and Restrictions.    Subject to Section 6(e)(ii), Restricted Stock shall be subject to such restrictions on transferability, risk of forfeiture and other restrictions, if any, as the Committee may impose, which restrictions may lapse separately or in combination at such times, under such circumstances, in such installments or otherwise and under such other circumstances as the Committee may determine at the Grant Date or thereafter. Except to the extent restricted under the terms of the Plan and any Award Agreement relating to the Restricted Stock, a Participant granted Restricted Stock shall have all of the rights of a stockholder, including the right to vote the Restricted Stock and the right to receive dividends thereon (subject to any mandatory reinvestment or other requirement imposed by the Committee).

(ii)    Forfeiture.    Except as otherwise determined by the Committee, upon termination of employment or service during the applicable restriction period, Restricted Stock that is at that time subject to restrictions shall be forfeited and reacquired by the Company; provided that the Committee may provide, by rule or regulation or in any Award Agreement, or may determine in any individual case, that restrictions or forfeiture conditions relating to Restricted Stock will lapse in whole or in part, including in the event of terminations resulting from specified causes.

(iii)    Limitation on Vesting.    The grant, issuance, retention, vesting and/or settlement of Restricted Stock shall occur at such time and in such installments as determined by the Committee or under criteria established by the Committee. Subject to Section 10, the Committee shall have the right to make the timing of the grant and/or the issuance, ability to retain, vesting and/or settlement of Restricted Stock subject to continued employment, passage of time and/or such performance conditions as deemed appropriate by the Committee; provided that the grant, issuance, retention, vesting and/or settlement of a Restricted Stock Award that is based in whole or in part on performance conditions and/or the level of achievement versus such performance conditions shall be subject to a performance period of not less than one year, and any Award based solely upon continued employment, service or the passage of time shall vest over a period not less than three years from the date the Award is made, provided that such vesting may occur ratably over the three-year (or longer) period. The foregoing minimum vesting conditions need not apply (A) in the case of the death, disability or, if provided for in the applicable Award Agreement, retirement of the Participant or termination in connection with a Change in Control, (B) with respect to up to an aggregate of 5% of the Shares authorized under the Plan, which may be granted (or regranted upon forfeiture) as Restricted Stock, RSUs, Options or SARs without regard to such minimum vesting requirements, and (C) with respect to non-employee director awards.

(iv)    Certificates for Stock.    Restricted Stock granted under the Plan may be evidenced in such manner as the Committee shall determine. If certificates representing Restricted Stock are registered in the name of the Participant, the Committee may require that such certificates bear an appropriate legend referring to the terms, conditions and restrictions applicable to such Restricted Stock, that the Company retain physical possession of the certificates, and that the Participant deliver a stock power to the Company, endorsed in blank, relating to the Restricted Stock.

(v)    Dividends and Splits.    As a condition to the grant of an Award of Restricted Stock, the Committee may require that any dividends paid on a Share of Restricted Stock shall be either (A) paid with respect to such Restricted Stock at the dividend payment date in cash, in kind, or in a number of

Shares of unrestricted Stock having a Fair Market Value equal to the amount of such dividends, or (B) automatically reinvested in additional Restricted Stock or held in kind, which shall be subject to the same terms as applied to the original Restricted Stock to which it relates. Unless otherwise determined by the Committee, Stock distributed in connection with a Stock split or Stock dividend, and other property distributed as a dividend, shall be subject to restrictions and a risk of forfeiture to the same extent as the Restricted Stock with respect to which such Stock or other property has been distributed.

(f) Restricted Stock Units.    The Committee is authorized to grant RSUs to Participants, subject to the following terms and conditions:

(i)    Award and Restrictions.    Subject to Section 6(f)(ii), RSUs shall be subject to such restrictions on transferability, risk of forfeiture and other restrictions, if any, as the Committee may impose, which restrictions may lapse separately or in combination at such times, under such circumstances (including based on achievement of performance conditions and/or future service requirements), in such installments or otherwise and under such other circumstances as the Committee may determine at the Grant Date or thereafter. A Participant granted RSUs shall not have any of the rights of a stockholder, including the right to vote, until Stock shall have been issued in the Participant’s name pursuant to the RSUs, except that the Committee may provide for dividend equivalents pursuant to Section 6(f)(iii) below.

(ii)    Limitation on Vesting.    The grant, issuance, retention, vesting and/or settlement of RSUs shall occur at such time and in such installments as determined by the Committee or criteria established by the Committee. Subject to Section 10, the Committee shall have the right to make the timing of the grant and/or the issuance, ability to retain, vesting and/or settlement of RSUs subject to continued employment, passage of time and/or such performance conditions as deemed appropriate by the Committee; provided that the grant, issuance, retention, vesting and/or settlement of an RSU that is based in whole or in part on performance conditions and/or the level of achievement versus such performance conditions shall be subject to a performance period of not less than one year, and any Award based solely upon continued employment or the passage of time shall vest over a period not less than three years from the date the Award is made, provided that such vesting may occur ratably over the three-year (or longer) period. The foregoing minimum vesting conditions need not apply (A) in the case of the death, disability or, if provided for in the applicable Award Agreement, retirement of the Participant or termination in connection with a Change in Control, (B) with respect to up to an aggregate of 5% of the Shares authorized under the Plan, which may be granted (or regranted upon forfeiture) as Restricted Stock, RSUs, Options or SARs without regard to such minimum vesting requirements, and (C) with respect to non-employee director awards.

(iii)    Dividend Equivalents.    At its discretion, the Committee may award dividend equivalents, on the specified number of Shares covered by an Award of RSUs. Such dividend equivalents shall be either (A) paid with respect to such RSUs at the dividend payment date in cash or in Shares of unrestricted Stock having a Fair Market Value equal to the amount of such dividends, or (B) deferred with respect to such RSUs, either as a cash deferral or with the amount or value thereof automatically deemed reinvested in additional RSUs, other Awards or other investment vehicles having a Fair Market Value equal to the amount of such dividends, as the Committee shall determine or permit a Participant to elect.

(g)    Bonus Stock and Awards in Lieu of Obligations.    The Committee is authorized to grant Stock as a bonus, or to grant Stock or other Awards in lieu of obligations of the Company or an Affiliate to pay cash or deliver other property under the Plan or under other plans or compensatory arrangements, subject to such terms as shall be determined by the Committee.

(h)    Dividend Equivalents.    The Committee is authorized to grant Dividend Equivalents to a Participant with respect to any Share-based award (including Performance Awards), and may provide that Dividend Equivalents shall be paid or distributed when accrued or shall be deemed to have been reinvested in additional Stock, Awards, or other investment vehicles, and subject to restrictions on transferability, risks of forfeiture and such other terms as the Committee may specify. If paid as Shares, Dividend Equivalents shall not be counted towards any per-person Award limitation hereunder. Notwithstanding the foregoing, in no event will Dividend Equivalents be granted with respect to any Award of Options or SARs.

(i)    Other Stock-Based Awards.    The Committee is authorized, subject to limitations under applicable law, to grant to Participants such other Awards that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, Stock or factors that may influence the value of Stock, including, without limitation, convertible or exchangeable debt securities, other rights convertible or exchangeable into Stock, purchase rights for Stock, Awards with value and payment contingent upon performance of the Company or business units thereof or any other factors designated by the Committee, and Awards valued by reference to the book value of Stock or the value of securities of or the performance of specified Affiliates or other business units. The Committee shall determine the terms and conditions of such Awards. Stock delivered pursuant to an Award in the nature of a purchase right granted under this Section 6(i) shall be purchased for such consideration, paid for at such times, by such methods, and in such forms, including, without limitation, cash, Stock, other Awards, notes, or other property, as the Committee shall determine. Cash awards, as an element of or supplement to any other Award under the Plan, may also be granted pursuant to this Section 6(i).

(j)    Performance Awards.    Performance Awards, denominated in cash or in Stock or other Awards, may be granted by the Committee in accordance with Section 7.

7. Performance-Based Compensation.

(a)    Performance Awards Generally.    Performance Awards may be denominated as a cash amount, number of Shares, or specified number of other Awards (or a combination) which may be earned upon achievement or satisfaction of performance conditions specified by the Committee. In addition, the Committee may specify that any other Award shall constitute a Performance Award by conditioning the right of a Participant to exercise the Award or have it settled, and the timing thereof, upon achievement or satisfaction of such performance conditions as may be specified by the Committee. The Committee may use such business criteria and other measures of performance as it may deem appropriate in establishing any performance conditions, and may exercise its discretion to reduce or increase the amounts payable under any Award subject to performance conditions, except as limited under Sections 7(b) and 7(c) in the case of a Performance Award intended to qualify as “performance-based compensation” under Section 162(m).

(b)    Performance Awards Granted to Covered Employees.    If the Committee determines that a Performance Award to be granted to an Eligible Person who is designated by the Committee as likely to be a Covered Employee (within the meaning of Section 162(m)) should qualify as “performance-based compensation” for purposes of Section 162(m), the grant, exercise and/or settlement of such Performance Award shall be contingent upon achievement of one or more pre-established performance goals and other terms set forth in this Section 7(b).

(i)    Performance Goals Generally.    The performance goal(s) for such Performance Awards shall consist of one or more business criteria specified in Section 7(b)(ii) hereof and a targeted level or levels of performance with respect to each of such criteria, as specified by the Committee. The performance goal shall be objective and shall otherwise meet the requirements of Section 162(m), including the requirement that the level or levels of performance targeted by the Committee result in the achievement of performance goals being “substantially uncertain.” The Committee may determine that such Performance Awards shall be granted, exercised and/or settled upon achievement of one or more performance goals. Performance goals may differ for Performance Awards granted to any one Participant or to different Participants.

(ii)    Business Criteria.    For purposes of this Plan, a “performance goal” with respect to an Award that is intended to qualify as “performance-based compensation” for purposes of Section 162(m) shall mean any one or more of the following business criteria, in each case as specified by the Committee: (1) gross or net revenue, gross income, premiums collected, premium growth, new annualized premiums, and investment income, (2) any earnings or net income measure, including earnings from operations, earnings before taxes, earnings before interest and/or taxes and/or depreciation, statutory earnings before realized gains (losses), or net income available to common shareholders, (3) earnings per share or operating earnings per common share (either basic or diluted); (4) return on assets, return on investment, return on capital, return on invested capital, return on equity, or return on tangible equity; (5) economic value created, (6) combined ratio, loss ratio or other financial ratios; (7) operating margin or profit margin; (8) expenses, operations and maintenance expenses or capital expenditures, (9) cash flow (10) stock price or total stockholder return (11) book value, and (12) strategic business criteria, consisting of one or more objectives based on meeting specified market penetration, total market capitalization, business retention, new product generation, geographic business expansion goals, cost targets (including cost of capital), customer satisfaction, employee satisfaction, management of employment practices and employee benefits, supervision of litigation and information technology, and goals relating to acquisitions or divestitures of Affiliates or joint ventures. The targeted level or levels of performance with respect to such business criteria may be established at such levels and in such terms as the Committee may determine, in its discretion, including in absolute terms, on a per Share basis (either basic or diluted), as a goal relative to performance in prior periods, or as a goal compared to the performance of one or more comparable companies or an index covering multiple companies.

(iii)    Performance Period; Timing for Establishing Performance Goals.    Achievement of performance goals in respect of such Performance Awards may be measured over a performance period of at least one year, as specified by the Committee. A performance goal shall be established not later than the earlier of (A) 90 days after the beginning of any performance period applicable to such Performance Award or (B) the time 25% of such performance period has elapsed.

(iv)    Performance Award Pool.    The Committee may establish a Performance Award pool, which shall be an unfunded pool, for purposes of measuring the Company’s performance. The amount of such Performance Award pool shall be based upon the achievement of a performance goal or goals based on one or more of the business criteria set forth in Section 7(b)(ii) during the given performance period, as specified by the Committee. The Committee may specify the amount of the Performance Award pool as a percentage of any of such business criteria, a percentage thereof in excess of a threshold amount, or as another amount which need not bear a strictly mathematical relationship to such business criteria.

(v)    Settlement of Performance Awards; Other Terms.    Settlement of Performance Awards shall be in cash, Stock, other Awards or other property, in the discretion of the Committee. The Committee may, in its discretion, increase or reduce the amount of a settlement otherwise to be made in connection with such Performance Awards, but may not exercise discretion to increase any such amount payable to a Covered Employee in respect of a Performance Award. Any settlement which changes the form of payment from that originally specified shall be implemented in a manner such that the Performance Award and other related Awards do not, solely for that reason, fail to qualify as “performance-based compensation” for purposes of Section 162(m). The Committee shall specify the circumstances in which such Performance Awards shall be paid or forfeited in the event of termination of employment by the Participant or other event (including a Change in Control) prior to the end of a performance period or settlement of such Performance Awards.

(vi)    Recapture Rights.    If at any time after the date on which a Participant has been granted or becomes vested in an Award pursuant to the achievement of a performance goal under Section 7, the Committee determines that the earlier determination as to the achievement of the performance goal was based on incorrect data and that in fact the performance goal had not been achieved or had been achieved to a lesser extent than originally determined and a portion of an Award would not have been granted, vested or paid, given the correct data, then (i) such portion of the Award that was granted shall be forfeited and any related Shares (or if such Shares were disposed of the cash equivalent) shall be returned to the Company as provided by the Committee, (ii) such portion of the Award that became vested shall be deemed to be not vested and any related Shares (or if such Shares were disposed of the cash equivalent) shall be returned to the Company as provided by the Committee, and (iii) such portion of the Award paid to the Participant shall be paid by the Participant to the Company upon notice from the Company as provided by the Committee.

(c)    Written Determinations.    Determinations by the Committee as to the establishment of performance goals, the amount potentially payable in respect of Performance Awards, the level of actual achievement of the specified performance goals shall be recorded in writing in the case of Performance Awards intended to qualify under Section 162(m). Specifically, the Committee shall certify in writing, in a manner conforming to applicable regulations under Section 162(m), prior to settlement of each such Award granted to a Covered Employee, that the performance objective relating to the Performance Award and other material terms of the Award upon which settlement of the Award was conditioned have been satisfied.

8. Certain Provisions Applicable To Awards.

(a)    Stand-Alone, Additional, Tandem, and Substitute Awards.    Awards granted under the Plan may, in the Committee’s discretion, be granted either alone or in addition to, in tandem with, or in substitution or exchange for, any other Award or any award granted under another plan of the Company, any Affiliate, or any business entity to be acquired by the Company or an Affiliate, or any other right of a Participant to receive payment from the Company or any Affiliate. Awards granted in addition to or in tandem with other Awards or awards may be granted either as of the same time as or a different time from the grant of such other Awards or awards.

(b)    Term of Awards.    The term of each Award shall be for such period as may be determined by the Committee, subject to the express limitations set forth in the Plan.

(c)    Form and Timing of Payment under Awards; Deferrals.    Subject to the terms of this Plan and any applicable Award document, payments to be made by the Company or an Affiliate upon the exercise of an Option or other Award or settlement of an Award may be made in such forms as the Committee shall determine, including without limitation, cash, Stock, other Awards or other property, and may be made in a single payment or transfer, in installments, or on a deferred basis. The settlement of any Award may be accelerated, and cash paid in lieu of Stock in connection with such settlement, in the Committee’s discretion or upon occurrence of one or more specified events. Installment or deferred payments may be required by the Committee (subject to Section 11(e)) or permitted at the election of the Participant on terms and conditions established by the Committee. Payments may include, without limitation, provisions for the payment or crediting of reasonable interest on installment or deferred payments or the crediting of Dividend Equivalents or other amounts in respect of installment or deferred payments denominated in Stock.

(d)    Cash Settlement of Awards.    Unless otherwise prohibited by the Committee in the Award Agreement, the Company may deliver cash in full or partial satisfaction, payment and/or settlement upon exercise, cancellation, forfeiture or surrender of any Award.

9. Change in Control. The Committee may set forth in any Award Agreement the effect, if any, that a Change in Control or other, similar transaction shall have on any Awards granted under this Plan, and, in the event of a Change in Control, the Committee, in its sole discretion, may take such actions, if any, as it deems necessary or desirable with respect to any Award that is outstanding as of the date of the Change in Control. Such actions may include, without limitation: (a) the acceleration of the vesting, settlement and/or exercisability of an Award; (b) the payment of a cash amount in exchange for the cancellation of an Award; (c) the cancellation of Options and/or SARs without payment therefor if the Fair Market Value of a Share on the date of the Change in Control does not exceed the exercise price per Share of the applicable Award; and/or (d) the issuance of substitute Awards that substantially preserve the value, rights and benefits of any affected Awards.

10. Additional Award Forfeiture Provisions.

(a)    Forfeiture of Options and Other Awards and Gains Realized Upon Prior Option Exercises or Award Settlements.    Unless otherwise determined by the Committee, each Award granted hereunder, other than Awards granted to non-employee directors, shall be subject to the following additional forfeiture conditions, to which the Participant, by accepting an Award hereunder, agrees. If any of the events specified in Section 10(b)(i), (ii), or (iii) occurs (a “Forfeiture Event”), all of the following forfeitures will result:

(i)    The unexercised portion of each Option held by the Participant, whether or not vested, and any other Award not then settled will be immediately forfeited and canceled upon the occurrence of the Forfeiture Event; and

(ii)    The Participant will be obligated to repay to the Company, in cash, within five (5) business days after demand is made therefor by the Company, the total amount of Award Gain (defined below) realized by the Participant upon each exercise of an Option or settlement of an Award that occurred on or after (A) the date that is six months prior to the occurrence of the Forfeiture Event, if the Forfeiture Event occurred while the Participant was employed by the Company or an Affiliate, or (B) the date that is six months prior to the date the Participant’s employment by the Company or an Affiliate terminated, if the Forfeiture Event occurred after the Participant ceased to be so employed.

(iii)    For purposes of this Section, the term “Award Gain” shall mean (i) in respect of a given Option exercise, the product of (X) the Fair Market Value per Share at the date of such exercise (without regard to any subsequent change in the market price of Shares) minus the exercise price times (Y) the number of Shares as to which the Option was exercised at that date, and (ii) in respect of any other settlement of an Award granted to the Participant, the Fair Market Value of the cash or Stock paid or payable to Participant (regardless of any elective deferral) less any cash or the Fair Market Value of any Stock or property (other than an Award or award which would have itself then been forfeitable hereunder and excluding any payment of tax withholding) paid by the Participant to the Company as a condition of or in connection such settlement.

(b)    Events Triggering Forfeiture.    The forfeitures specified in Section 10(a) will be triggered upon the occurrence of any one of the following Forfeiture Events at any time during Participant’s employment by the Company or an Affiliate, or during the one-year period following termination of such employment:

(i)    Non-Competition; Non-solicitation.    Participant, acting alone or with others, directly or indirectly, (A) engages, either as employee, employer, consultant, advisor, or director, or as an owner, investor, partner, or stockholder unless Participant’s interest is insubstantial, in any business in an area or region in which the Company conducts business at the date the event occurs, which is directly in competition with a business then conducted by the Company or an Affiliate; (B) induces any customer or supplier of the Company or an Affiliate, with which the Company or an Affiliate has a business relationship, to curtail, cancel, not renew, or not continue his or her or its business with the Company or any Affiliate; or (C) induces, or attempts to influence, any employee of or service provider to the Company or an Affiliate to terminate such employment or service. The Committee shall, in its discretion, determine which lines of business the Company conducts on any particular date and which third parties may reasonably be deemed to be in competition with the Company. For purposes of this

Section 10(b)(i), a Participant’s interest as a stockholder is insubstantial if it represents beneficial ownership of less than five (5%) percent of the outstanding class of stock, and a Participant’s interest as an owner, investor, or partner is insubstantial if it represents ownership, as determined by the Committee in its discretion, of less than five (5%) percent of the outstanding equity of the entity;

(ii)    Non-Disclosure.    Participant discloses, uses, sells, or otherwise transfers, except in the course of employment with or other service to the Company or any Affiliate, any confidential or proprietary information of the Company or any Affiliate, including without limitation information regarding the Company’s current and potential customers, organization, employees, finances, and methods of operations and investments, so long as such information has not otherwise been disclosed to the public or is not otherwise in the public domain (other than by Participant’s breach of this provision), except as required by law or pursuant to legal process, or Participant makes statements or representations, or otherwise communicates, directly or indirectly, in writing, orally, or otherwise, or takes any other action which may, directly or indirectly, disparage or be damaging to the Company or any of its Affiliates or their respective officers, directors, employees, advisors, businesses or reputations, except as required by law or pursuant to legal process; or

(iii)    Litigation Cooperation.    Participant fails to cooperate with the Company or any Affiliate in any way, including without limitation, by making himself or herself available to testify on behalf of the Company or such Affiliate in any action, suit, or proceeding, whether civil, criminal, administrative, or investigative, or otherwise fails to assist the Company or any Affiliate in any way, including, without limitation, in connection with any such action, suit, or proceeding by providing information and meeting and consulting with members of management of, other representatives of, or counsel to, the Company or such Affiliate, as reasonably requested.

(c)    Agreement Does Not Prohibit Competition or Other Participant Activities.    Although the conditions set forth in this Section 10 shall be deemed to be incorporated into an Award, a Participant is not thereby prohibited from engaging in any activity, including competition with the Company and its Affiliates. Rather, the non-occurrence of the Forfeiture Events set forth in Section 10(b) is a condition to the Participant’s right to realize and retain value from his or her compensatory Options and Awards, and the consequence under the Plan if the Participant engages in an activity giving rise to any such Forfeiture Event are the forfeitures specified herein. The Company and Participant shall not be precluded by this provision or otherwise from entering into other agreements concerning the subject matter of Sections 10(a) and 10(b).

(d)    Committee Discretion.    The Committee may, in its discretion, waive in whole or in part the Company’s right to forfeiture under this Section, but no such waiver shall be effective unless evidenced by a writing signed by a duly authorized officer of the Company. In addition, the Committee may impose additional conditions on Awards, by inclusion of appropriate provisions in the document evidencing or governing any such Award.

11. General Provisions.

(a)    Compliance with Legal and Other Requirements.    The Company may, to the extent deemed necessary or advisable by the Committee and subject to Section 11(k), postpone the issuance or delivery of Stock or payment of other benefits under any Award until completion of such registration or qualification of such Stock or other required action under any federal or state law, rule or regulation, listing or other required action with respect to any stock exchange or automated quotation system upon which the Stock or other Company securities are listed or quoted, or compliance with any other Company obligation, as the Committee may consider appropriate, and may require any Participant to make such representations, furnish such information and comply with such other conditions as it may consider appropriate in connection with the issuance or delivery of Stock or payment of other benefits in compliance with applicable laws, rules, and regulations, listing requirements, or other obligations.

(b)    Limits on Transferability; Beneficiaries.    No Award or other right or interest of a Participant under the Plan shall be pledged, hypothecated or otherwise encumbered or subject to any lien, obligation or liability of such Participant to any party (other than the Company or an Affiliate), or assigned or transferred by such Participant otherwise than by will or the laws of descent and distribution or to a Beneficiary upon Participant’s death, and such Awards or rights that may be exercisable shall be exercised during the Participant’s lifetime only by Participant or his or her guardian or legal representative. A Beneficiary, transferee, or other person claiming any rights under the Plan from or through any Participant shall be subject to all terms and conditions of the Plan and any Award document applicable to such Participant, except as otherwise determined by the Committee, and to any additional terms and conditions deemed necessary or appropriate by the Committee.

(c)    Adjustments.    In the event of any equity restructuring (within the meaning of Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation – Stock Compensation), such as a stock dividend, stock split, reverse stock split, spinoff, rights offering, or recapitalization through a large, nonrecurring cash dividend, the Committee shall cause there to be an equitable adjustment in (i) the number and kind of Shares which are subject to the Plan as provided in Section 4, (ii) the number and kind of Shares by which annual per-person Award limitations are measured under Section 5, (iii) the number and kind of Shares subject to outstanding Awards, and (iv) the exercise price, settlement price or purchase price relating to outstanding Awards, in each case to prevent dilution or enlargement of the rights of Participants. In the event of any other change in corporate capitalization, or in the event of a merger, consolidation, combination, liquidation, dissolution, or similar corporate transaction that affects the Stock, then the Committee may cause there to be an equitable adjustment as described in the foregoing sentence, to prevent dilution or enlargement of rights; provided, however, that, unless otherwise determined by the Committee, the number of Shares subject to any Award shall always be rounded down to a whole number. In addition, the Committee is authorized to make adjustments in the terms and conditions of, and the criteria included in, Awards (including performance-based Awards and performance goals and any hypothetical funding pool relating thereto) in recognition of (i) unusual or infrequently occurring items as defined by generally accepted accounting principles or identified in the Company’s financial statements, notes to the financial statements or management’s discussion and analysis, (ii) events described in the preceding sentences of this Section 11(c), (iii) acquisitions and dispositions of businesses and assets, (iv) changes in applicable laws, regulations, or accounting principles affecting any performance conditions, or (v) other events or conditions as determined by the Committee. The determination of the Committee as to the foregoing adjustments, if any, shall be conclusive and binding on all Participants and any other persons claiming under or through any Participant. Notwithstanding the foregoing, the Committee shall not make any adjustment pursuant to this Section 11(c) that would (i) cause any Award that is intended to qualify as “performance-based compensation” under Section 162(m) to fail to so qualify, (ii) cause any Option intended to qualify as an ISO to fail to so qualify, (iii) cause an Award that is otherwise exempt from Section 409A of the Code to become subject to Section 409A, or (iv) cause an Award that is subject to Section 409A of the Code to fail to satisfy the requirements of Section 409A.

(d) Tax Provisions.

(i)    Withholding.    The Company and any Affiliate is authorized to withhold from any Award granted, any payment relating to an Award under the Plan, including from a distribution of Stock, or any payroll or other payment to a Participant, amounts of withholding and other taxes due or potentially payable in connection with any transaction or event involving an Award, or to require a Participant to remit to the Company an amount in cash or other property (including Stock) to satisfy such withholding before taking any action with respect to an Award, and to take such other action as the Committee may deem advisable to enable the Company and Participants to satisfy obligations for the payment of withholding taxes and other tax obligations relating to any Award. This authority shall include authority to withhold or receive Stock or other property and to make cash payments in respect thereof in satisfaction of a Participant’s withholding obligations, either on a mandatory or elective basis in the discretion of the Committee, or in satisfaction of other tax obligations; provided that the number of Shares (if any) withheld in satisfaction of a tax withholding obligation shall be determined based on the minimum required withholding amount or such other amount as will not cause a negative accounting impact to the Company. The Company can delay the delivery to a Participant of Stock under any Award to the extent necessary to allow the Company to determine the amount of withholding to be collected and to collect and process such withholding.

(ii)    Required Consent to and Notification of Code Section 83(b) Election.    No election under Section 83(b) of the Code (to include in gross income in the year of transfer the amounts specified in Code Section 83(b)) or under a similar provision of the laws of a jurisdiction outside the United States may be made unless expressly permitted by the terms of the Award document or by action of the Committee in writing prior to the making of such election. In any case in which a Participant is permitted to make such an election in connection with an Award, the Participant shall notify the Company of such election within ten days of filing notice of the election with the Internal Revenue Service or other governmental authority, in addition to any filing and notification required pursuant to regulations issued under Code Section 83(b) or other applicable provision.

(iii)    Requirement of Notification Upon Disqualifying Disposition Under Code Section 421(b).    If any Participant shall make any disposition of Shares delivered pursuant to the exercise of an ISO under the circumstances described in Code Section 421(b) (i.e., a disqualifying disposition), such Participant shall notify the Company of such disposition within ten days thereof.

(e)    Changes to the Plan.    The Board may amend, suspend or terminate the Plan or the Committee’s authority to grant Awards under the Plan without the consent of stockholders or Participants; provided that, any amendment to the Plan shall be submitted to the Company’s stockholders for approval not later than the earliest annual meeting for which the record date is at or after the date of such Board action:

(i)    if such stockholder approval is required by any federal or state law or regulation or the rules of Nasdaq or any other stock exchange or automated quotation system on which the Stock may then be listed or quoted; or

(ii)    if such amendment would materially increase the number of Shares reserved for issuance and delivery under the Plan; or

(iii)    if such amendment would alter the provisions of the Plan restricting the Company’s ability to grant Options or SARs with an exercise price that is not less than the Fair Market Value of Stock; or

(iv)    in connection with any action to amend or replace previously granted Options or SARs in a transaction that constitutes a Repricing.

The Board may determine to submit other amendments to the Plan to stockholders for approval; however, without the consent of an affected Participant, no such Board (or Committee) action may materially and adversely affect a Participant’s rights under any outstanding Award. With regard to other terms of Awards, the Committee shall have no authority to waive or modify any Award term after the Award has been granted to the extent the waived or modified term would be mandatory under the Plan for any Award newly granted at the date of the waiver or modification.

(f)    Right of Setoff.    Except as otherwise provided in Section 11(j)(ii) hereof, the Company or any Affiliate may, to the extent permitted by applicable law, deduct from and set off against any amounts the Company or an Affiliate may owe to the Participant from time to time (including amounts payable in connection with any Award), such amounts owed by the Participant to the Company, including amounts owed under Section 10(a). Participant shall remain liable for any part of Participant’s payment obligation not satisfied through such deduction and setoff. By accepting any Award granted hereunder, Participant agrees to any deduction or setoff under this Section 11(f).

(g)    Unfunded Status of Awards; Creation of Trusts.    To the extent that any Award is deferred compensation, the Plan is intended to constitute an “unfunded” plan for deferred compensation with respect to such Award. With respect to any payments not yet made to a Participant or obligation to deliver Stock pursuant to an Award, nothing contained in the Plan or any Award shall give any such Participant any rights that are greater than those of a general creditor of the Company; provided that the Committee may authorize the creation of trusts and deposit therein cash, Stock, other Awards or other property, or make other arrangements to meet the Company’s obligations under the Plan. Such trusts or other arrangements shall be consistent with the “unfunded” status of the Plan.

(h)    Nonexclusivity of the Plan.    Neither the adoption of the Plan by the Board nor its submission to the Company’s stockholders for approval shall be construed as limiting the authority of the Board or its committees to adopt other incentive arrangements, apart from the Plan, as it deems desirable, including incentive arrangements and awards which do not qualify under as “performance-based compensation” for purposes of Section 162(m).

(i)    Payments in the Event of Forfeitures; Fractional Shares.    No fractional shares of Stock shall be issued or delivered pursuant to the Plan or any Award. The Committee shall determine whether cash, other Awards or other property shall be issued or paid in lieu of such fractional Shares.

(j)    Certain Limitations on Awards to Ensure Compliance with Code Section 409A.

(i)    To the extent applicable, it is intended that this Plan and any grants made hereunder comply with the provisions of Section 409A of the Code, so that the income inclusion provisions of Section 409A(a)(1) of the Code do not apply to the Participants. This Plan and any grants made hereunder shall be administered in a manner consistent with this intent. Any reference in this Plan to Section 409A of the Code will also include any regulations or any other formal guidance promulgated with respect to such Section by the U.S. Department of the Treasury or the Internal Revenue Service.

(ii)    Neither a Participant or any of a Participant’s creditors or beneficiaries shall have the right to subject any deferred compensation (within the meaning of Section 409A of the Code) payable under this Plan and granted hereunder to any anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment. Except as permitted under Section 409A of the Code, any deferred compensation (within the meaning of Section 409A of the Code) payable to a Participant or for a Participants benefit under this Plan and granted hereunder may not be reduced by, or offset against, any amount owing by a Participant to the Company its Affiliates.

(iii)    If, at the time of a Participant’s separation from service (within the meaning of Section 409A of the Code), (i) the Participant shall be a specified employee (within the meaning of Section 409A of the Code and using the identification methodology selected by the Company from time to time) and (ii) the Company shall make a good faith determination that an amount payable hereunder constitutes deferred compensation (within the meaning of Section 409A of the Code) the payment of which is required to be delayed pursuant to the six-month delay rule set forth in Section 409A of the Code, to avoid taxes or penalties under Section 409A of the Code, then the Company shall not pay such amount on the otherwise scheduled payment the but shall instead paid, without interest, on the first business day of the seventh month after such six-month period.

(iv)    Participants shall be solely responsible and liable for satisfaction of all taxes and penalties may be imposed on a Participant or for Participant’s account in connection with this Plan and grants hereunder (including any taxes and penalties under Section 409A of the Code), and neither the Company nor any of its Affiliates shall have any obligation to indemnify or otherwise hold the Participant harmless from any or all of such taxes or penalties.

(k)    Governing Law and Venue.    The construction and operation of this Plan are governed by the laws of the State of New York without giving effect to principles of conflicts or choice of law rules or principles that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction, and any litigation arising our of this Plan shall be brought in the State of New York or the US District Court for the Southern District of New York.

(l)    Awards to Participants Outside the United States.    The Committee may modify the terms of any Award under the Plan made to or held by a Participant who is then resident or primarily employed outside of the United States in any manner deemed by the Committee to be necessary or appropriate in order that such Award shall conform to laws, regulations, and customs of the country in which the Participant is then resident or primarily employed, or so that the value and other benefits of the Award to the Participant, as affected by foreign tax laws and other restrictions applicable as a result of the Participant’s residence or employment abroad shall be comparable to the value of such an Award to a Participant who is resident or primarily employed in the United States. An Award may be modified under this Section in a manner that is inconsistent with the express terms of the Plan, so long as such modifications will not contravene any applicable law or regulation or result in actual liability under Section 16(b) for the Participant whose Award is modified.

(m)    Reserved.

(n)    Limitation on Rights Conferred under Plan.    Neither the Plan nor any action taken hereunder shall be construed as (i) giving any Eligible Person or Participant the right to continue as an Eligible Person or Participant or in the employ or service of the Company or an Affiliate, (ii) interfering in any way with the right of the Company or an Affiliate to terminate any Eligible Person’s or Participant’s employment or service at any time (subject to the terms and provisions of any separate written agreements), (iii) giving an Eligible Person or Participant any claim to be granted any Award under the Plan or to be treated uniformly with other Participants and employees, or (iv) conferring on a Participant any of the rights of a stockholder of the Company unless and until the Participant is duly issued or transferred Shares in accordance with the terms of an Award or an Option is duly exercised. Except as expressly provided in the Plan and an Award document, neither the Plan nor any Award document shall confer on any person other than the Company and the Participant any rights or remedies thereunder.

(o)    Severability; Entire Agreement.    If any of the provisions of the Plan or any Award document is finally held to be invalid, illegal or unenforceable (whether in whole or in part), such provision shall be deemed modified to the extent, but only to the extent, of such invalidity, illegality or unenforceability, and the remaining provisions shall not be affected thereby; provided, that, if any of such provisions is finally held to be invalid, illegal, or unenforceable because it exceeds the maximum scope determined to be acceptable to permit such provision to be enforceable, such provision shall be deemed to be modified to the minimum extent necessary to modify such scope in order to make such provision enforceable hereunder. The Plan and any agreements or documents designated by the Committee as setting forth the terms of an Award contain the entire agreement of the parties with respect to the subject matter thereof and supersede all prior agreements, promises, covenants, arrangements, communications, representations and warranties between them, whether written or oral with respect to the subject matter thereof.

(p)    Recapture of Awards.    If the Board of Directors learns of any intentional misconduct by a Participant which directly contributes to the Company having to restate all or portion of its financial statements, the Board may, in its sole discretion, require the Participant to reimburse the Company for the difference between any Awards paid to the Participant based on achievement of financial results or subsequently the subject of restatement and the amount the Participant would have earned as awards under the Plan based on the financial results as restated. Further, Awards granted under the Plan shall be subject to forfeiture or recoupment pursuant to the terms of any applicable compensation recovery policy adopted by the Company, including any such policy that may be adopted to comply with the Dodd-Frank Wall Street Reform and Consumer Protection Act or any rules or regulations issued by the Securities and Exchange or any applicable securities exchange.

(q)    Plan Effective Date and Termination. The Plan became effective on May 14, 2010 upon approval by the stockholders and was previously amended with the approval of stockholders effective on May 23, 2012. Unless earlier terminated by action of the Board of Directors, the authority of the Committee to make grants under the Plan shall terminate on May 14, 2020, and the Plan will remain in effect until such time as no Stock remains available for delivery under the Plan or as set forth above and the Company has no further rights or obligations under the Plan with respect to outstanding Awards under the Plan.

PROXY

AMTRUST FINANCIAL SERVICES, INC.

Annual Meeting of Stockholders to be held May 19, 2016

This proxy is solicited on behalf of the Board of Directors

The undersigned hereby appoints Stephen Ungar and Barry D. Zyskind as proxies of the undersigned, with full power of substitution, to vote all of the shares of Common Stock of AmTrust Financial Services, Inc. (the “Company”) that the undersigned may be entitled to vote at the Annual Meeting of Stockholders of the Company to be held at 59 Maiden Lane, 43rd Floor, New York, New York 10038, on Thursday, May 19, 2016 at 10:00 a.m. (Eastern Time), and at any adjournment, postponement or continuation thereof, as set forth on the reverse side of this proxy card.

You are encouraged to specify your choices by marking the appropriate boxes. SEE REVERSE SIDE, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors’ recommendations.

(Continued and to be signed on the reverse side)

ANNUAL MEETING OF STOCKHOLDERS OF

AMTRUST FINANCIAL SERVICES, INC.

May 19, 2016

GO GREEN:

e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.amstock.com to enjoy online access.

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS:

The Notice of Meeting, proxy statement and annual report

are available at https://www.proxydocs.com/AFSI

Please sign, date and mail your proxy card in the envelope provided as soon as possible.

Please detach along perforated line and mail in the envelope provided.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE NOMINEES LISTED FOR

DIRECTORS IN PROPOSAL 1 AND “FOR” PROPOSALS 2 and 3.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1.	Election of Directors:

NOMINEES:
☐ FOR ALL NOMINEES	O Donald T. DeCarlo
O Susan C. Fisch
O Abraham Gulkowitz
O George Karfunkel
O Michael Karfunkel
O Jay J. Miller
O Barry D. Zyskind

☐ WITHHOLD AUTHORITY FOR ALL NOMINEES
☐ FOR ALL EXCEPT (See instructions below)

INSTRUCTIONS:	To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

	FOR	AGAINST	ABSTAIN
2. Approval of the 2010 Omnibus Incentive Plan, as amended and restated	☐	☐	☐

	FOR	AGAINST	ABSTAIN
3. Approval of an amendment to our Amended and Restated Certificate of Incorporation	☐	☐	☐

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the annual meeting and any adjournment, postponement or continuation thereof.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.   ☐

_____________________________	_______________	_____________________________	______________
Signature of Stockholder	Date	Signature of Stockholder	Date

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.